Exhibit 10.15

FF&E LOAN AGREEMENT

by and among

CBAC BORROWER, LLC,

AS BORROWER,

WELLS FARGO SECURITIES, LLC,

AS ARRANGER,

WELLS FARGO GAMING CAPITAL, LLC,

AS ADMINISTRATIVE AGENT AND

AS COLLATERAL AGENT,

and

THE PERSONS LISTED ON SCHEDULE IA HERETO,

AS LENDERS

dated as of July 2, 2013

Appendices

Appendix I	—	Definitions

Schedules

SCHEDULE IA	—	Lenders’ Commitments
SCHEDULE IB	—	Addresses for Notice and Payment
SCHEDULE 1.1	—	Real Properties
SCHEDULE 3.2	—	Amortization Schedule
SCHEDULE 4.1(n)	—	Material Contracts
SCHEDULE 5.1(e)	—	Governmental Approvals
SCHEDULE 5.1(h)(ii)	—	Possession under Leases
SCHEDULE 5.1(h)(iii)	—	Intellectual Property
SCHEDULE 5.1(i)	—	Equity Interests and Ownership
SCHEDULE 5.1(j)	—	Subscriptions
SCHEDULE 5.1(o)	—	Taxes
SCHEDULE 5.1(r)	—	Environmental Matters
SCHEDULE 5.1(w)	—	Intellectual Property
SCHEDULE 5.1(aa)	—	Insurance
SCHEDULE 6.7	—	List of Equipment
SCHEDULE 7.1	—	Existing Debt
SCHEDULE 7.2(b)	—	Liens
SCHEDULE 7.4	—	Investments
SCHEDULE 7.7	—	Transactions with Affiliates
SCHEDULE X	—	Types of Equipment

Exhibits

EXHIBIT A	—	Form of Note
EXHIBIT B	—	Form of Advance Request
EXHIBIT C	—	Form of Assignment and Assumption Agreement
EXHIBIT D	—	Form of Compliance Certificate
EXHIBIT E	—	Form of Security Agreement
EXHIBIT F	—	Form of Escrow, Security and Disbursement Agreement
EXHIBIT G	—	Form of Solvency Certificate

FF&E LOAN AGREEMENT

This FF&E LOAN AGREEMENT, dated as of July 2, 2013 (this “Loan Agreement”), is by and among CBAC BORROWER, LLC, a Delaware limited liability company, as Borrower, WELLS FARGO SECURITIES, LLC, as Arranger, WELLS FARGO GAMING CAPITAL, LLC, as Administrative Agent and Collateral Agent, and the Persons listed on Schedule IA hereto, as Lenders.

WITNESSETH:

WHEREAS, the Borrower intends to develop, build, own and operate a casino and related amenities in Baltimore, Maryland (the “Development”);

WHEREAS, in connection with the Development and the other Transactions, the Borrower has requested the Lenders to extend credit in the form of term loans.

WHEREAS, the Lenders have agreed, on the terms and subject to the conditions hereinafter set forth, to make term loans to the Borrower during the Commitment Period; and

WHEREAS, the Borrower will use the proceeds of such term loans (i) to purchase and finance the acquisition of the Equipment, (ii) to pay related Soft Costs and (iii) to pay costs and expenses related to the transactions contemplated by this Loan Agreement.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. DEFINITIONS.

Section 1.1 Use of Defined Terms. Unless the context shall otherwise require, capitalized terms used and not defined herein shall have the meanings assigned thereto in Appendix I hereto (whether directly or by reference) for all purposes hereof; and the rules of interpretation set forth in Appendix I hereto shall apply to this Loan Agreement.

Section 2. FUNDINGS; APPLICATION OF PAYMENTS.

Section 2.1 Funding Generally. Subject to the terms and conditions of this Loan Agreement and in reliance on the representations and warranties of each of the parties hereto contained herein or made pursuant hereto, each Lender hereby establishes a credit facility in favor of the Borrower in the maximum principal amount equal to such Lender’s Commitment Percentage of the Aggregate Commitment Amount (each, a “Commitment”, and, collectively, the “Commitments”), and each Lender, upon receipt (or deemed receipt) of an Advance Request, on each Advance Date during the Commitment Period, shall make an Advance to the Borrower for the payment of (A) the Purchase Price of the used or unused Items of Equipment (1) being acquired (or to reimburse the Borrower for the Purchase Price of Items of Equipment previously paid by the Borrower (and not previously funded by an Advance), which Equipment shall not have been purchased more than 18 months prior to the date of such Advance) or (2) with respect to the proceeds of the Final Advance, to be acquired, and (B) subject to the limitations set forth in Section 2.2(a)(ii), related Soft Costs and Transaction Costs, by making its share of such Advance available to the Administrative Agent for deposit into an account designated by the Borrower (or, in the case of the Final Advance, into the Escrow Account) by wire transfer of an amount in immediately available funds on such Advance Date equal to such Lender’s Commitment Percentage of the aggregate amount of the requested Advances. Such funding by the Lenders shall be deemed to constitute (X) the required funding from the Lenders pursuant to this Loan Agreement and (Y) the corresponding Advances to the Borrower.

(a) Notes. If requested by a Lender, such Lender’s Commitment shall be evidenced by a note in the form of Exhibit A (a “Note”) issued by the Borrower to such Lender; provided, that such Lender complies with any filing or application requirements under the Gaming Laws and, prior to the execution and delivery of such Note, such Lender shall have obtained all necessary approvals or waivers from any applicable Gaming Authority, and repayable in accordance with, and with Interest accruing pursuant to, the terms of this Loan Agreement.

(b) Advances; Limitations and Limits. In addition to any other provision hereof, no Lender shall be obligated to provide the proceeds of its respective Advance to the Borrower, if, after giving effect to such Advance, (i) the sum of (A) the Loan Balance and (B) the aggregate remaining payments for the Purchase Price of the Items of Equipment (and, subject to the limitations set forth in Section 2.2(a)(ii), related Soft Costs and Transaction Costs) for which progress payments have been made or will be made from the proceeds of such Advance, would exceed the Aggregate Commitment Amount or (ii) the aggregate principal amount of such Lender’s Loan would exceed the amount of its Commitment. There shall be no more than two (2) Advances made by each Lender during any calendar month. The aggregate principal amount of each Advance made by the Lenders shall not be less than $2,500,000.00, or such lesser amount equal to the Unfunded Amount as of the applicable Advance Date. No Advances shall be made after the last day of the Commitment Period. Once repaid or prepaid, the Loan may not be reborrowed.

Section 2.2 Advance Dates.

(a) Notice and Closing. At least five (5) Business Days prior to an Advance Date, the Borrower shall deliver to the Administrative Agent an irrevocable written notice substantially in the form of Exhibit B (an “Advance Request”) setting forth:

(i) the proposed Advance Date;

(ii) a detailed description (in form and substance reasonably satisfactory to the Administrative Agent) of (A) the Items of Equipment to be acquired or otherwise financed with the proceeds of the requested Advance and the Purchase Price (including a detailed description of the Soft Costs to be funded by the requested Advance) applicable to each such Item of Equipment and (B) the Transaction Costs to be paid with the proceeds of the requested Advance; provided, that the aggregate amount of any Soft Costs and Transaction Costs to be financed with the proceeds of the requested Advance shall not exceed 3.0% of the Purchase Price of such Items of Equipment;

(iii) a statement of the amount of the requested Advance; and

(iv) a certification by the Borrower that (A) such Advance complies with the limitations and conditions set forth in Section 2.1, and (B) all conditions to the funding of such Advance under Section 4.2 or Section 4.3 (as applicable) have been satisfied except to the extent previously waived in accordance with the terms of this Loan Agreement;

provided, however, that (A) the Borrower shall not be required to deliver to the Administrative Agent a written Advance Request with respect to the Final Advance to be made on the last day of the Commitment Period, and (B) the Borrower shall be deemed to have delivered an Advance Request on the date that occurs five (5) Business Days prior to the last day of the Commitment Period requesting an Advance to be made on such last day in an amount equal to the Unfunded Amount (and, for purposes of such deemed Advance Request, the Borrower shall be deemed to have certified that the statements set forth in clause (iv) above are true and correct, or will be true and correct, on such last day), the proceeds of which Advance shall be deposited directly by the Administrative Agent into the Escrow Account and disbursed in accordance with the terms and conditions set forth in the Escrow, Security and Disbursement Agreement.

The Administrative Agent shall deliver a copy of each Advance Request to the Lenders promptly after its receipt thereof from the Borrower. All documents and instruments required to be delivered on any Advance Date pursuant to the Loan Documents shall be delivered to the Administrative Agent at its address set forth in Section 13.6, or at such other location as the Administrative Agent may designate in writing to the Borrower. On the scheduled Advance Date, and subject to the satisfaction of the conditions set forth in this Section 2.2(a) and in Section 4.2 or Section 4.3 (as applicable), each Lender shall fund the amount of its Advance through the Administrative Agent by wire transfer to an account designated by the Borrower as described in Section 2.1.

(b) Notes; Notations. Each Lender is hereby authorized to record the date and amount of each funding made in respect of its respective Advance, each payment or repayment of principal and the length of each Interest Period with respect thereto on the grid annexed to and constituting a part of each Note issued to such Lender, and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided, that the failure to make any such recordation or any errors in such recordation shall not affect the obligation of the Borrower to pay principal and Interest.

Section 2.3 Mutilated, Destroyed, Lost or Stolen Notes.

(a) If any Note shall become mutilated, destroyed, lost or stolen, then upon the written request of the affected Lender, the Borrower shall execute and deliver to the affected Lender a new Note. Such new Note shall be: (i) recorded in the name in which such mutilated, destroyed, lost or stolen Note was recorded; (ii) in the same original face amount as such mutilated, destroyed, lost or stolen Note; and (iii) dated the date of such mutilated, destroyed, lost or stolen Note. If the Note being replaced has become mutilated, it shall be surrendered to the Borrower. If the Note being replaced has been destroyed, lost or stolen, the affected Lender shall furnish to the Borrower such security or indemnity as reasonably may be required by it to save the Borrower harmless from any loss and evidence satisfactory to the Borrower of the destruction, loss or theft of such Note and the ownership thereof

(b) Any duplicate Note issued pursuant to this Section shall constitute complete and indefeasible evidence of ownership of such Note, as if originally issued, whether or not the lost, stolen or destroyed Note shall be found at any time.

Section 2.4 Reduction of Commitments Not Permitted.

(a) The Borrower may not reduce the Aggregate Commitment Amount.

Section 2.5 Fees.

(a) Commitment Fee. The Borrower agrees to pay to each Lender on the Closing Date its respective Pro Rata Share of the Commitment Fee.

(b) Undrawn Commitment Fee. The Company shall pay to each Lender on the first day of each calendar month, commencing with the first such day to occur following the Closing Date, and on the last day of the Commitment Period, in arrears, an undrawn commitment fee equal to 2.25% per annum of such Lender’s Pro Rata Share of the actual daily Unfunded Amount during the preceding calendar month (or, in the case of the undrawn commitment fee payable on the last day of the Commitment Period, the calendar month in which such last day occurs) (the “Undrawn Commitment Fee”).

(c) All fees referred to in this Section 2 shall be paid to the Administrative Agent for the account of the Lenders and, upon receipt thereof, the Administrative Agent shall promptly distribute to each Lender the amount payable to such Lender pursuant to subsection (a) or (b) above, as applicable.

Section 3. OPTIONAL PAYMENTS; INTEREST AND PRINCIPAL PAYMENTS BY THE BORROWER.

Section 3.1 Optional Payments of Principal.

(a) Optional Prepayment. On any Interest Payment Date, the Borrower may, at its option, and upon notice as provided in subsection (c) below, prepay the Loan in whole but not in part at a prepayment price equal to 100% of the aggregate principal amount of the Loan then being prepaid plus interest thereon to the prepayment date plus the LIBOR Breakage Amount, if any, plus the applicable Prepayment Premium, if any, plus all outstanding Fees and other Obligations.

(b) Notice of Optional Prepayment. The Borrower shall give the Administrative Agent irrevocable written notice of each prepayment to be made pursuant to subsection (a) above not less than five (5) Business Days prior to the prepayment date (which date may be postponed by the Borrower if the relevant prepayment is conditioned upon the closing of a refinancing), specifying such prepayment date, the aggregate principal amount of the Loan to be prepaid on such date and that such prepayment is to be made pursuant to Section 3.1(a) of this Loan Agreement. Notice of prepayment having been given as aforesaid, the principal amount of the Loan specified in such notice, together with interest thereon to the prepayment date, the applicable Prepayment Premium, if any, and LIBOR Breakage Amount, if any, herein provided, shall become due and payable on such prepayment date.

(c) Removal of Disqualified Lender. The Borrower shall have the right to remove a Disqualified Lender as a party to this Loan Agreement at any time upon not less than five (5) Business Days prior written notice to the Administrative Agent and such Lender. If the Borrower elects to remove a Disqualified Lender, the Lender being removed shall within five (5) Business Days after notice of removal execute and deliver an Assignment and Assumption Agreement in the form attached hereto as Exhibit C covering its portion of the Loan and Commitments in favor of one or more Eligible Assignees designated by the Borrower and reasonably acceptable to the Administrative Agent, subject to payment of a purchase price by such Eligible Assignees in an amount equal the sum of (i) the lesser of (A) the outstanding principal amount of the Loan owed to such Lender or (B) the purchase price actually paid by such Lender pursuant to an Assignment and Assumption Agreement for its share of the outstanding principal amount of the Loan plus (ii) all interest, fees and other amounts owed to such Lender pursuant to this Loan Agreement and the other Loan Documents (a “Disqualified Lender Assignment Price”); provided that no Lender shall be required to make such an assignment to any such Eligible Assignee to the extent such Lender is not legally permitted to make such an assignment to such Eligible Assignee. The interests of any Disqualified Lender under this Loan Agreement shall be subject to the regulatory jurisdiction of all Gaming Authorities and the Borrower’s obligation to comply with all Gaming Laws. In lieu of the foregoing removal of a Disqualified Lender, so long as no Default or Event of Default has occurred and is continuing, the Borrower may upon not less than five (5) Business Days’ notice to the Administrative Agent and any Disqualified Lender, prepay in full the Advances of such Disqualified Lender and all accrued interest, fees and other amounts owed to such Disqualified Lender under the Loan Documents (at an aggregate price equal to the Disqualified Lender Assignment Price), terminate such Lender’s Commitment and reduce the Aggregate Commitment Amount by the amount of such Lender’s Commitment. Upon the payment by one or more Eligible Assignees or the Borrower (as applicable) to such Disqualified Lender of a purchase price in an amount equal to the Disqualified Lender Assignment Price and any other amounts payable to such Disqualified Lender pursuant to this Section 3.1(c), the Commitment of such Lender shall be terminated and such Lender will have no further rights (A) to exercise any right (voting or otherwise, except for rights and benefits of Section 12 with respect to facts and circumstances occurring prior to the effective date of such assignment) conferred by this Loan Agreement or any other Loan Document, directly or indirectly, through any trustee, nominee or any other Person, or (B) to receive any interest or other distribution or payment with respect to the Loan or any remuneration in any form from the Borrower for services rendered or otherwise. Notwithstanding any provision to the contrary contained herein, no Prepayment Premium shall be paid to any Disqualified Lender in connection with any removal or repayment of such Disqualified Lender pursuant to this Section 3.1(c).

Section 3.2 Scheduled Payments of Principal; Mandatory Prepayments.

(a) On each Payment Date, commencing with the Initial Amortization Date, the Borrower shall pay to the Administrative Agent, for the account of each Lender, such Lender’s respective Pro Rata Share of the Required Prepayments in the amounts set forth on Schedule 3.2 hereto (the “Amortization Schedule”).

(b) The Borrower shall pay the unpaid principal amount of the Loan, in full, together with (i) Interest accrued thereon to the date of payment, and (ii) all other Obligations and other amounts payable by the Borrower hereunder or under the other Loan Documents to the Agents and the Lenders, on the Maturity Date.

(c) Upon the occurrence of a Casualty with respect to any portion of the Collateral that is not replaced pursuant to Section 9.1, the Borrower shall pay, subject to Section 3.8, to the Administrative Agent for the pro rata benefit of the Lenders the Casualty Payment, such payment to be due on the date specified for payment with respect to such Casualty in Section 9.1. No Prepayment Premium shall be paid in connection with any Casualty Payment.

Section 3.3 Interest Rates and Payment Dates.

(a) The Loan shall bear interest at a floating rate per annum equal to the Interest Rate in effect from time to time. The Adjusted LIBO Rate shall be determined by the Administrative Agent, and notice thereof (the “Adjusted LIBO Rate Notice”) shall promptly be given to the Lenders and the Borrower. The Administrative Agent shall provide the Borrower or any Lender such information as it may reasonably request for verification of such rate. In the event that the Required Lenders do not concur with such determination by the Administrative Agent, as evidenced by notice to the Administrative Agent by such Lenders within five (5) Business Days after receipt by such Lenders of the applicable Adjusted LIBO Rate Notice, the determination of the Adjusted LIBO Rate shall be made by the Required Lenders in accordance with the provisions of this Loan Agreement and shall be conclusive and binding absent manifest error. Such notice shall include a facsimile transmission of the relevant screen and calculations and such other information as the Administrative Agent may reasonably request for verification.

(b) If all or a portion of the principal amount of, or accrued Interest on, the Loan, or any other amount payable hereunder, shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall, and during the continuance of an Event of Default, the unpaid principal balance of the Loan, whether by acceleration or otherwise, shall, without limiting the rights of the Agents or the Lenders under any Loan Document, bear interest at the rate per annum (the “Overdue Rate”) which is 2.0% above the applicable Interest Rate then in effect under clause (a) of the definition thereof, in each case from the date due until payment is made. Such interest shall be payable on demand, provided that this Section 3.3(b) shall not apply to an Event of Default that has been waived by the Lenders pursuant to Section 13.2.

(c) Interest on the Loan shall be payable monthly in arrears on the first Business Day of each calendar month (commencing on the first such day to occur after the initial Advance Date), on the Maturity Date and on any other day on which the Loan Balance, or a portion thereof, is to be reduced pursuant to the terms and conditions of this Loan Agreement and the other Loan Documents (each such date being referred to as an ‘“Interest Payment Date”); provided that (i) Interest accruing pursuant to subsection (b) above shall be payable from time to time on demand and (ii) each prepayment of the Loan shall be accompanied by accrued Interest to the date of such prepayment on the amount prepaid, plus any LIBOR Breakage Amount, the applicable Prepayment Premium, if any, and any fees or other amounts then payable by the Borrower under the Loan Documents.

Section 3.4 Pro Rata Treatment and Payment. Subject to Sections 3.1, 3.2, 3.7 and 3.8, each payment (including, without limitation, each optional prepayment and mandatory prepayment of the Loan) by the Borrower on account of principal of and Interest on the Loan shall be made by the Borrower to the Administrative Agent, for the account of each Lender, based on each Lender’s Pro Rata Share of the Loan Balance. Subject to Sections 3.7 and 3.8, all payments (including, without limitation, each optional prepayment and mandatory prepayment of the Loan) to be made by the Borrower hereunder and under the Notes, whether on account of principal, Interest or otherwise, shall be made without setoff or counterclaim and shall be made by the Borrower to the Administrative Agent prior to 1:00 p.m. (New York City time) to the Payment Office (or to such other office as may be designated by the Administrative Agent from time to time in a written notice pursuant to Section 13.6) without the presentation or surrender of such Notes or the making of any notation thereon, in funds consisting of lawful currency of the United States of America which shall be immediately available on the scheduled date when such payment is due. Payments received after 1:00 p.m. (New York City time) on the date due shall be deemed received on the next succeeding Business Day and shall be subject to interest at the Overdue Rate as provided in Section 3.3(b).

Section 3.5 Computations; Interest. All computations of interest, fees and other accrued amounts pursuant to the Loan Documents shall be made on the basis of actual number of days elapsed in a 360-day year with respect to any determination.

Section 3.6 Highest Lawful Rate. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein to the contrary notwithstanding, the obligations of the Borrower to the Lenders under this Loan Agreement and the Notes shall be subject to the limitation that payments of interest or of other amounts constituting interest under any Requirement of Law shall not be required to the extent that receipt thereof would be in excess of the Highest Lawful Rate, or otherwise contrary to provisions of law applicable to the recipient limiting rates of interest which may be charged or collected by the recipient. Accordingly, if the transactions or the amount paid or otherwise agreed to be paid for the use, forbearance or detention of money under this Loan Agreement, the Notes or any other Loan Document would exceed the Highest Lawful Rate or otherwise be usurious under any Requirement of Law (including, without limitation, the federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to the recipient of any such amount, then, in that event, notwithstanding anything to the contrary in this Loan Agreement, the Notes or any other Loan Document, it is agreed as follows as to the recipient of any such amount:

(a) the provisions of this Section shall govern and control over any other provision in this Loan Agreement, the Notes and any other Loan Document, and each provision set forth therein is hereby so limited;

(b) the aggregate of all consideration which constitutes interest under any Requirement of Law that is contracted for, charged or received under this Loan Agreement, the Notes or any other Loan Document shall under no circumstances exceed the maximum amount of interest allowed by such Requirement of Law (such maximum lawful interest rate, if any, with respect to such recipient herein called the “Highest Lawful Rate”), and all amounts owed under this Loan Agreement, the Notes and any other Loan Document shall be held subject to reduction and: (i) the amount of interest which would otherwise be payable to the recipient hereunder and under the Notes and any other Loan Document shall be automatically reduced to the amount allowed under such Requirement of Law, and (ii) any unearned interest paid in excess of the Highest Lawful Rate shall be credited to the payor by the recipient (or, if such consideration shall have been paid in full, refunded to the payor);

(c) all sums paid, or agreed to be paid for the use, forbearance and detention of the money under this Loan Agreement, the Notes or any other Loan Document shall, to the extent permitted by any Requirement of Law, be amortized, prorated, allocated and spread throughout the full term of such indebtedness until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and

(d) if at any time the interest, together with any other fees, late charges and other sums payable pursuant to or in connection with this Loan Agreement, the Notes and any other Loan Document executed in connection herewith or therewith and deemed interest under any Requirement of Law, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest and any such fees, charges and sums to accrue to the recipient of such interest, fees, charges and sums pursuant to the Loan Documents shall be limited, notwithstanding anything to the contrary in the Loan Documents, to that amount which would have accrued at the Highest Lawful Rate for the recipient, but any subsequent reductions, as applicable, shall not reduce the interest to accrue pursuant to the Loan Documents below the recipient’s Highest Lawful Rate until the total amount of interest payable to the recipient (including all consideration which constitutes interest) equals the amount of interest which would have been payable to the recipient (including all consideration which constitutes interest), plus the amount of fees which would have been received but for the effect of this Section 3.6.

Section 3.7 Adjustment. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the portion of the Loan made by it in excess of its ratable share of payments on account of the Loan made by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participation in the Loan owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably, in the proportion that such Lender’s portion of the Loan to which the payment applies bears to the aggregate outstanding principal amount of the Loan, provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount so recovered. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 3.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 3.8 Payments and Distributions.

(a) Subject to subsections (c) and (d) below, following the exercise of remedies by any Lender or by any Agent on its behalf, all payments to be made by the Borrower, all proceeds of Collateral and all related payments due and payable to the Lenders or any Agent pursuant to any Loan Document, shall be distributed by the Collateral Agent.

(b) Any payments to be made by the Borrower relating to the exercise of remedies by any Lender or by any Agent on its behalf, any proceeds of Collateral, any transfer or assignment of claims relating to the Notes in a bankruptcy and all related payments due and payable to the Lenders or any Agent pursuant to any other Loan Document shall, to such extent, be distributed by the Collateral Agent among the Agents and the Lenders according to each Lender’s or Agent’s pro rata share of the outstanding Obligations.

(c) In case moneys are insufficient to pay in full the whole amount due, owing or unpaid to the Lenders and the Agents then application shall be made (i) first, to any costs, expenses or fees owed to the Administrative Agent and the Collateral Agent pursuant to the terms of this Loan Agreement or any other Loan Document, in their respective capacities as such, (ii) second, to any other Supplemental Payments owed to the Secured Parties, ratably among them in proportion to the respective amounts described in this clause (ii), (iii) third, to any unpaid accrued Interest, (iv) fourth, to the Loan Balance, and (v) fifth, to all other outstanding Obligations. Any Supplemental Payments received by any Agent shall be paid by such Agent to the Person to whom such Supplemental Payments are payable under the provisions of the Loan Documents.

(d) In the event that at the time of any payment or distribution of proceeds to which this Section 3.8 applies, a Lender has not funded its full Commitment, each Lender’s Commitment Percentage shall be adjusted to reflect the percentage amount of Credit Exposure of such Lender compared to the Credit Exposure of all Lenders.

Section 4. CONDITIONS PRECEDENT.

Section 4.1 Closing Date Conditions. This Loan Agreement shall be effective as of the Closing Date upon the satisfaction, and/or waiver by each of the Lenders, of each of the conditions precedent set forth in this Section.

All documents and instruments required to be delivered on the Closing Date to any party shall be delivered at the offices of Sheppard, Mullin, Richter & Hampton LLP, 333 South Hope Street, Forty-Third Floor, Los Angeles, CA 90071, or at such other location as the parties may agree. The release by any party of its counterparts to this Loan Agreement shall constitute conclusive evidence of its satisfaction with the form and substance of each of the items so delivered under this Section.

(a) Loan Documents. The Administrative Agent shall have received from each party hereto or thereto, as applicable, executed signature pages to the following documents (which may include telecopy or other electronic transmission of a signed signature page) by such parties:

(i) This Loan Agreement;

(ii) a Note executed by the Borrower in favor of each Lender requesting a Note;

(iii) the Security Agreement;

(iv) the Fee Letter; and

(v) the Intercreditor Agreement.

(b) Opinions of Counsel. The Administrative Agent shall have received (on behalf of itself, the other Agents and each Lender) a legal opinion from Honigman Miller Schwartz and Cohn LLP, counsel for the Loan Parties, dated as of the Closing Date, addressed to each of them covering such matters as each of them may request and in form and substance reasonably satisfactory to the Administrative Agent.

(c) Formation and Authorization Documents and Certificates of Good Standing. The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii) and (iii) below:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, limited liability company or limited partnership, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a general partnership, certified by the Secretary or Assistant Secretary of each such Loan Party;

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:

(A) that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party (or its managing general partner, managing member or equivalent) authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, certificate of limited partnership, articles of incorporation or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party; and

(iii) a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above.

(d) Solvency. The Lenders shall have received a solvency certificate substantially in the form of Exhibit G and signed by a Financial Officer of the Borrower confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions to occur on the Closing Date.

(e) Transaction Costs. The Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced, all other amounts due and payable pursuant to the Loan Documents at least one (1) Business Day prior to the Closing Date, including, to the extent invoiced at least one (1) Business Day (and subject to the limitations set forth in Section 13.1), reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel to the Arranger and, subject to the limitations set forth in Section 13.1, the Lenders) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(f) “Know Your Customer” Requirements. The Administrative Agent shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act, with respect to the Loan Parties, to the extent requested by any Agent or Lender not less than five (5) Business Days prior to the Closing Date.

(g) Other Financing Documents. The Administrative Agent shall have received true, correct and complete copies, certified by a Responsible Officer of the Borrower, of the Bank Credit Agreement and all related agreements (including, without limitation, security documents) delivered in connection therewith, all of which shall be in full force and effect and in form and substance reasonably satisfactory to the Agents and the Lenders. The Borrower or one or more of its Subsidiaries shall have received, on or before the Closing Date, not less than (i) $225,000,000 in gross proceeds from the borrowing of a term loan under the Bank Credit Agreement and (ii) $75,000,000 in additional commitments for delayed draw term loans. In addition, the Borrower shall have received the Closing Date Equity Contribution.

(h) Searches. The Administrative Agent shall have received the results of a recent lien, bankruptcy and judgment search in each relevant jurisdiction with respect to the Loan Parties and such search shall reveal no Liens on any of the Collateral or other assets of the Loan Parties except, in the case of such other assets, for Permitted Liens and except for Liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(i) Insurance. The Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent and its counsel that the insurance required by Section 9.2 has been obtained and is in full force and effect.

(j) Filings and Recordings. All filings, registrations and recordings, if any, required to be made by any Loan Party on or before the Closing Date pursuant to the terms of the Transaction Documents shall have been made in the appropriate places or offices and all fees, Taxes and other charges with respect to any recordings, filings or registrations made pursuant to this Section (including, without limitation, with respect to any and all financing statements) shall have been paid in full, and satisfactory evidence thereof shall have been delivered to the Administrative Agent, or arrangements for such payment shall have been made to the satisfaction of the Administrative Agent.

(k) Government Approval. The Maryland Department of Environment shall have approved the final Response Action Plan with respect to the Development (the “RAP”) pursuant to the currently ongoing public participation and administrative review process.

(1) Gaming Approval. The Borrower shall have obtained all regulatory approvals and consents to the execution and delivery of the Loan Agreement and the other Loan Documents required to be obtained by the Borrower from the State of Maryland Lottery & Gaming Control Agency.

(m) Financing Statements; Consents and Waivers. UCC financing statements covering all Equipment the purchase price of which is to be financed with the proceeds of the Loan and all related Equipment Contracts (including, without limitation, all proceeds of the foregoing, including insurance and warranty proceeds relating thereto), and identifying each Loan Party, as debtor, and the Collateral Agent, as secured party, for the benefit of the Lenders, shall have been filed in each applicable jurisdiction, and the Collateral Agent shall have received such releases of liens, termination statements, consents and easements as may be necessary to ensure a first priority security interest in any such Equipment to be delivered on, or that was delivered prior to, the Closing Date and the related Equipment Contracts.

(n) Material Contracts. The Administrative Agent shall have received a fully executed and complete, conformed copy of each Material Contract with respect to the Development executed on or prior to the Closing Date and listed on Schedule 4.1(n).

(o) Ticking Fee. The Borrower shall have paid to the Administrative Agent, for the account of each Lender that has a Commitment as of the Closing Date, a ticking fee on the aggregate amount of the Commitments as of the Closing Date at a rate per annum equal to (a) 1.00%, for the period from the Allocation Date through, and including, May 25, 2013 and (b) 1.125%, for the period from May 26, 2013 through, and including the Closing Date.

(p) Representations and Warranties True; Absence of Defaults. The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects on and as of the Closing Date, and no Default or Event of Default shall have occurred and be continuing or result from the transactions contemplated by this Loan Agreement or the other Loan Documents. The Administrative Agent shall have received a certificate from a Responsible Officer of each Loan Party certifying the foregoing.

Section 4.2 Conditions Precedent to each Advance (Other than the Final Advance). The obligations of the Lenders to make Advances (including, without limitation, the initial Advances) on an Advance Date (other than the Final Advance) are subject to the satisfaction or waiver on or prior to such Advance Date (except as expressly provided below) of the following conditions precedent:

(a) Notice. The Borrower shall have delivered to the Administrative Agent the Advance Request with respect to the Advances requested on such Advance Date in accordance with Section 2.2.

(b) Security Agreement Supplement. The Borrower shall have (i) delivered to the Collateral Agent a fully executed Security Agreement Supplement listing each Item of Equipment to be purchased or reimbursed with the proceeds of the Advances to be made on such Advance Date with the manufacturer’s identification number, if applicable, and each Equipment Contract relating to such Item of Equipment and (ii) complied with its obligations under Section 5.1(k) of the Security Agreement with respect to each FF&E Collateral Account (as defined in the Security Agreement).

(c) Insurance. On or prior to the initial Advance Date and, with respect to any subsequent Advance Date, upon the request of the Administrative Agent, the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent and its counsel that the insurance required by Section 9.2 has been obtained and is in full force and effect.

(d) Approvals and Consents. All permits, licenses and entitlements required to be obtained from Governmental Authorities on or prior to such Advance Date in respect of the Development shall have been obtained, and there shall be no litigation, governmental, administrative or legislative or judicial action, actual or pending, as of such Advance Date with respect to such permits, licenses and entitlements that would reasonably be expected to have a Material Adverse Effect on the Development taken as a whole.

(e) Financing Statements; Consents and Waivers. UCC financing statements covering all Equipment the purchase price of which is to be financed with the proceeds of such Advances and all related Equipment Contracts (including, without limitation, all proceeds of the foregoing, including insurance and warranty proceeds relating thereto), and identifying each Loan Party, as debtor, and the Collateral Agent, as secured party, for the benefit of the Lenders, shall have been filed in each applicable jurisdiction, and the Collateral Agent shall have received such releases of liens, termination statements, consents and easements as may be necessary to ensure a first priority security interest in such Equipment to be delivered on, or that was delivered prior to, such Advance Date and the related Equipment Contracts. All such filings, registrations and recordings shall have been made in the appropriate places or offices and all fees, Taxes and other charges with respect to any such recordings, filings or registrations shall have been paid in full, and evidence reasonably satisfactory to the Administrative Agent thereof shall have been delivered to the Administrative Agent, or arrangements for such payment shall have been made to the reasonable satisfaction of the Administrative Agent.

(f) No Casualty. No Casualty shall have occurred with respect to any Item of Equipment being delivered on, or that was delivered prior to, such Advance Date, the purchase price of which is to be financed with the proceeds of such Advances.

(g) Representations and Warranties True; Absence of Defaults. The representations and warranties of the Loan Parties set forth in the Loan Documents (i) which are qualified by materiality, shall be true and correct in all respects, and (ii) which are not qualified by materiality, shall be true and correct in all material respects, in each case as of such Advance Date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties (A) which are qualified by materiality, shall be true and correct in all respects, and (B) which are not qualified by materiality, shall be true and correct in all material respects, in each case as of such earlier date). At the time of and immediately after giving effect to such Advance, no Default or Event of Default shall have occurred and be continuing. Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in this clause (g).

(h) Development Status. The Administrative Agent shall have received an In-Balance Test Certificate calculated as of such date that confirms the Development satisfies the In-Balance Test.

(i) Legal Opinions. On the first Advance Date on which an Advance is made with respect to Collateral described in a Security Agreement Supplement executed by a Loan Party other than the Borrower and not previously covered in an opinion from the Borrower pursuant this Section 4.2(i), on and before such date, the Administrative Agent shall have received a legal opinion from the Borrower’s counsel, dated as of such Advance Date, addressed to the Agents and the Lenders covering such matters as the Administrative Agent may reasonably request and in form and substance reasonably satisfactory to the Administrative Agent.

(j) Transaction Costs. Subject to the limitations set forth in Section 13.1, the Borrower shall have paid all Transaction Costs payable under the Loan Documents that have been invoiced at least two (2) Business Days prior to such Advance Date to the parties to whom such Transaction Costs are payable (to the extent that such Transaction Costs were not previously paid). Such payment shall be made by wire transfer of immediately available funds to the Administrative Agent for distribution or, if agreed by the Administrative Agent, directly to the parties to whom such Transaction Costs are payable.

(k) Approval and Assignment of Equipment Contracts. All Equipment Contracts with respect to Equipment the purchase price of which is to be financed with the proceeds of such Advances shall be in form and substance reasonably satisfactory to the Agents and the Lenders. Each Loan Party shall have assigned its right, title and interest in and to such Equipment Contracts to the Collateral Agent, and, in the case of any such Equipment Contract that provides for deposits or progress payments equal to or greater than $2,000,000, each counterparty to any such Equipment Contract shall have consented to such assignment and shall have agreed that upon receipt of notice that an Event of Default has occurred, to return any such refundable deposits and progress payments for Equipment to the Collateral Agent, in each case pursuant to documentation in form and substance reasonably satisfactory to the Agents and the Lenders.

(1) Escrow, Security and Disbursement Agreement; Access Agreements. The Borrower shall have delivered to the Administrative Agent (i) a duly executed copy of the Escrow, Security and Disbursement Agreement, (ii) duly executed copies of all Collateral Access Agreements that are required, or that after the purchase, delivery and/or installation of the Equipment purchased with the requested Advance will be required, pursuant to Section 5.1(b) of the Security Agreement, (iii) with respect to the Ground Lease Agreement, on or prior to the initial Advance Date only, the Borrower shall use commercially reasonable efforts to obtain an acknowledgement duly executed by the Mayor and City Council of Baltimore acting by and through the Department of Housing and Community Development in form and substance reasonably acceptable to the Administrative Agent, acknowledging the Collateral Agent’s right to enter the Ground Lease Property in order to enforce its rights and remedies under the Loan Documents, (iv) evidence reasonably satisfactory to the Administrative Agent demonstrating that the Ground Lease Agreement has been assigned to Borrower, and (v) the Borrower shall have instructed the lessor under the Ground Lease Agreement to deliver copies of any default notices to the Administrative Agent as provided for under Section 13.3.4 of the Ground Lease Agreement.

Section 4.3 Conditions Precedent to Final Advance. The obligations of the Lenders to make the Final Advance on the last day of the Commitment Period (the “Final Advance Date”) are subject to the satisfaction or waiver on or prior to the Final Advance Date (except as expressly provided below) of the following conditions precedent (it being agreed that, notwithstanding any provision to the contrary contained herein, the Lenders shall have the sole and exclusive right, in their sole and absolute discretion, to waive any or all of the following conditions precedent set forth below in connection with the Final Advance):

(a) Notice. The Borrower shall have delivered to the Administrative Agent the Advance Request with respect to the Final Advance requested on such Final Advance Date in accordance with Section 2.2. For the avoidance of doubt, in the event the Borrower does not deliver an Advance Request with respect to the Final Advance, the Borrower shall be deemed to have delivered such Advance Request pursuant to the terms of Section 2.2.

(b) Filings and Recordings. All filings, registrations and recordings, if any, required to be made by any Loan Party on or before the Final Advance Date pursuant to the terms of the Transaction Documents shall have been made in the appropriate places or offices and all fees, Taxes and other charges with respect to any recordings, filings or registrations made pursuant to this Section (including, without limitation, with respect to any and all financing statements) shall have been paid in full, and satisfactory evidence thereof shall have been delivered to the Administrative Agent, or arrangements for such payment shall have been made to the reasonable satisfaction of the Administrative Agent.

(c) Insurance. On or prior to the Final Advance Date, the Administrative Agent shall have received evidence reasonably satisfactory to the Administrative Agent and its counsel that the insurance required by Section 9.2 has been obtained and is in full force and effect.

(d) Approvals and Consents. All regulatory approvals and consents to the Transactions from Governmental Authorities (including the State of Maryland gaming board or authority) and all permits, licenses and entitlements required to be obtained from Governmental Authorities on or prior to such date shall have been obtained, and there shall be no litigation, governmental, administrative or legislative or judicial action, actual or pending, as of such date that would reasonably be expected to have a Material Adverse Effect on the Development taken as a whole.

(e) Representations and Warranties True; Absence of Defaults. The representations and warranties of the Loan Parties set forth in the Loan Documents (i) which are qualified by materiality, shall be true and correct in all respects, and (ii) which are not qualified by materiality, shall be true and correct in all material respects, in each case as of the Final Advance Date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties (A) which are qualified by materiality, shall be true and correct in all respects, and (B) which are not qualified by materiality, shall be true and correct in all material respects, in each case as of such earlier date). At the time of and immediately after giving effect to the Final Advance, no Default or Event of Default shall have occurred and be continuing. The applicable Advance Request shall be deemed to constitute a representation and warranty by Borrower on the Final Advance Date as to the matters specified in this clause (e).

(f) Development Status. The Administrative Agent shall have received an In-Balance Test Certificate calculated as of such date that confirms the Development satisfies the In-Balance Test.

(g) Transaction Costs. Subject to the limitations set forth in Section 13.1, the Borrower shall have paid all Transaction Costs payable under the Loan Documents that have been invoiced at least two (2) Business Days prior to the Final Advance Date to the parties to whom such Transaction Costs are payable (to the extent that such Transaction Costs were not previously paid). Such payment shall be made by wire transfer of immediately available funds to the Administrative Agent for distribution or, if agreed by the Administrative Agent, directly to the parties to whom such Transaction Costs are payable.

(h) Opinions of Counsel. The Administrative Agent shall have received a legal opinion from the Borrower’s counsel, dated as of the Final Advance Date, addressed to the Agents and the Lenders covering such matters regarding the Escrow Account and the Escrow, Security and Disbursement Agreement as the Administrative Agent may reasonably request and in form and substance reasonably satisfactory to the Administrative Agent.

Section 5. REPRESENTATIONS AND WARRANTIES.

Section 5.1 Representations and Warranties of the Loan Parties. Each Loan Party hereby represents and warrants to the Agents and the Lenders as follows:

(a) Organization; Powers. Each Loan Party and each of its Material Subsidiaries (i) is a partnership, limited liability company or corporation duly organized or formed, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization or formation, (ii) has all requisite power and authority, and the legal right, to own its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted, (iii) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (iv) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party, including, in the case of the Borrower, to borrow and otherwise obtain credit hereunder, in the case of each Loan Party, to grant the Liens contemplated to be granted by it under the Security Documents, and in the case of each Loan Party (other than the Borrower), to guaranty the Obligations contemplated by the Guaranty.

(b) Authorization. The execution, delivery and performance by such Loan Party of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Closing Date Transactions, (i) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by such Loan Party, and (ii) will not (A) violate (I) any provision of law, statute, rule or regulation, or of the certificate of formation or other constitutive documents (including any partnership, limited liability company or operating agreements), (II) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (III) any provision of any material indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or any such Loan Party is a party or by which any of them or any of their property is or may be bound, (B) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in Section 5.1(b)(ii)(A) or (B), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (C) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party, other than the Liens created by the Loan Documents and other Permitted Liens, subject to Section 13.7.

(c) Enforceability. This Loan Agreement has been duly executed and delivered by such Loan Party and constitutes, and each other Loan Document when executed and delivered by such Loan Party will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing, subject to Section 13.7.

(d) Authorization of Notes. The Notes have been duly authorized for issuance pursuant to this Loan Agreement and, at the Closing Date, will have been duly executed and delivered by the Borrower and will constitute legal, valid and binding agreements of the Borrower, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(e) Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Closing Date Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) such actions, consents and approvals under Gaming Laws or Liquor Laws or from Gaming Authorities or Liquor Authorities the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect or as described in Section 13.7, including, but not limited to, any approvals of the Gaming Authorities which may be necessary in connection with the enforcement of any remedies hereunder, (d) such as have been made or obtained and are in full force and effect or is reasonably expected to be made or obtained and be in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 5.1(e).

(f) Financial Statements. The (a) audited consolidated balance sheet of Borrower and the related audited consolidated statements of operations, owners’ equity and cash flows delivered pursuant to Section 6.3(a), and (b) unaudited consolidated balance sheet of Borrower and related unaudited consolidated statements of operations and cash flows delivered pursuant to Section 6.3(b), in each case, (i) present fairly in all material respects the consolidated financial position of Borrower as at such date specified therein and the consolidated results of operations of Borrower for such periods covered thereby in accordance with GAAP applied consistently throughout the periods involved (except for the absence of footnotes and year-end adjustments for any financial statements other than those prepared for a Fiscal Year end) and (ii) disclose all material liabilities, direct or contingent, of the applicable Persons as of the date thereof in accordance with GAAP.

(g) No Material Adverse Effect. After the Closing Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

(h) Title to Properties; Possession Under Leases.

(i) Each of such Loan Party and its Subsidiaries has or will have (A) good and marketable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and (B) good title to its personal property and assets, in each case, except for Permitted Liens. The Mortgaged Properties are free from defects that materially adversely affect, or would reasonably be expected to materially adversely affect, the Mortgaged Properties’ suitability, taken as a whole, for the purposes for which they are contemplated to be used under the Loan Documents and the other Project Documents. Each parcel of Real Property and the use thereof (as contemplated under the Loan Documents and the Project Documents) complies in all respects with all applicable laws (including building and zoning ordinances and codes) and with all Insurance Requirements, except for such failures to comply which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) Each Loan Party and each of its Subsidiaries has complied in all material respects with all obligations under all material leases to which it is a party, (B) all leases to which such Loan Party or its Subsidiaries is a party are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms, except where such failure would not reasonably be expected to have a Material Adverse Effect, and (C) neither such Loan Party nor any of its Subsidiaries has defaulted, or with the passage of time would be in default, under any leases to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 5.1(h)(ii), such Loan Party and each of its Subsidiaries enjoys peaceful and undisturbed possession under the leases to which it is party, except for leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim is being asserted or, to the knowledge of any Loan Party, threatened, in writing with respect to any lease payment under any material lease other than any such Lien or claim that would not reasonably be expected to have a Material Adverse Effect.

(iii) Each of such Loan Party and its Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights, all applications for any of the foregoing and all licenses and rights with respect to the foregoing necessary for the present conduct of its business without any conflict (of which such Loan Party has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of such Loan Party, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 5.1(h)(iii).

(iv) Neither such Loan Party nor any of its Subsidiaries has received any written notice of, nor is there to the knowledge of any Loan Party or any of its Subsidiaries, any pending, threatened or contemplated condemnation proceeding affecting any portion of the Mortgaged Properties in any material respect or any sale or disposition thereof in lieu of condemnation.

(v) Neither such Loan Party nor any of its Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 7.2 or 7.5.

(vi) Each parcel of Real Property subject to a Mortgage is (or will be upon completion of the Development) served by installed, operating and adequate water, electric, gas, telephone, sewer, sanity sewer, storm drain facilities and other public utilities necessary for the uses contemplated under the Loan Documents and the Project Documents to the extent required by applicable law, except where such failure to be served would not reasonably be expected to cause a Material Adverse Effect.

(i) Loan Parties and Subsidiaries. Schedule 5.1(i) sets forth as of the Closing Date the legal name and jurisdiction of incorporation, formation or organization of each Loan Party and each of its Subsidiaries and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by such Loan Party or by any such Subsidiary.

(j) Equity Interests and Ownership. As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any of its Subsidiaries, except rights of employees to purchase Equity Interests in connection with the Transactions or as set forth on Schedule 5.1(j).

(k) Litigation; Compliance with Laws.

(i) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of such Loan Party, threatened in writing against or affecting such Loan Party or any of its Subsidiaries or any business, property or rights of any such Person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(ii) Neither such Loan Party nor any of its Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any violations of Environmental Laws, which are subject to Section 5.1(r)) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii) Neither such Loan Party nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its contractual obligations, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except such defaults that would not reasonably be expected to have a Material Adverse Effect.

(iv) Such Loan Party and each of its Subsidiaries are in compliance in all material respects with all Gaming Laws and Liquor Laws that are applicable to them and their businesses, except where a failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(1) Federal Reserve Regulations.

(i) Neither such Loan Party nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(ii) No part of the proceeds of any Advance will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X or to involve any broker or dealer in violation of Regulation T. Following the application of the proceeds of each Advance on each Advance Date, Margin Stock will not constitute more than 25% of the value of the assets of such Loan Party on each such date. None of the transactions contemplated by this Loan Agreement will violate or result in the violation of any of the provisions of the regulations of the Board, including Regulation T, U or X.

(m) Investment Company Act. Neither such Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

(n) Use of Proceeds. The proceeds of the Loan made under this Loan Agreement will be applied solely to finance 100% of the Purchase Price of each Item of Equipment, the associated Soft Costs and related Transaction Costs, in accordance with Section 2.2(a)(ii).

(o) Tax Returns; Taxes. Except as set forth on Schedule 5.1(o):

(i) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of such Loan Party and its Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct in all respects;

(ii) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of such Loan Party and its Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in Section 5.1(o)(i) and all other Taxes or assessments that are due and payable (and made adequate provision (in accordance with GAAP) for the payment of all Taxes not yet due), including in its capacity as a withholding agent (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 6.2 and for which such Loan Party or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP); and

(iii) Other than as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect with respect to each of such Loan Party and its Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

(p) No Material Misstatements.

(i) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning such Loan Party or its Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or any Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects as of the date such Information was furnished to the Lenders or any Agent and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(ii) The Projections and estimates and information of a general economic nature prepared by or on behalf of such Loan Party or any of its representatives and that have been made available to any Lenders or any Agent in connection with the Transactions contemplated hereby (A) have been prepared in good faith based upon assumptions believed by such Loan Party to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (B) as of the Closing Date, have not been modified in any material respect by such Loan Party.

(q) Benefit Plans.

(i) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (A) each Benefit Plan is in compliance with the applicable provisions of ERISA and the Code; (B) no Reportable Event has occurred during the past five years as to which such Loan Party, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (C) as of the most recent valuation date preceding the date of this Loan Agreement, no Benefit Plan has any material Unfunded Pension Liability; (D) no ERISA Event has occurred or is reasonably expected to occur; and (E) none of such Loan Party or its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject such Loan Party or any of its Subsidiaries to tax.

(ii) Each of such Loan Party and its Subsidiaries is in compliance (A) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (B) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(iii) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of such Loan Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Benefit Plan or any Person as fiduciary or sponsor of any Benefit Plan that would reasonably be expected to result in liability to such Loan Party or any of its Subsidiaries.

(r) Environmental Matters. Except as set forth in Schedule 5.1(r) and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice or order has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits, claims or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of any Environmental Laws or any Environmental Liability, in each case relating to the Borrower or any of its Subsidiaries, (ii) each of the Borrower and its Subsidiaries has obtained all environmental permits, licenses and other approvals necessary for its planned development and operations to comply with all Environmental Laws and is in compliance with the terms of such permits, licenses and other approvals and with all Environmental Laws, (iii) no Hazardous Material is located at, on or under any property currently owned, operated or leased, by the Borrower or any of its Subsidiaries, and no Hazardous Material has been used, generated, owned, treated, stored, handled, controlled, transported, disposed of or Released at, under, on, from or to any property currently owned, operated or leased by the Borrower or any of its Subsidiaries, in each case in a manner that would reasonably be expected to give rise to any Environmental Liability of the Borrower or any of its Subsidiaries, (iv) there are no agreements in which the Borrower or any of its Subsidiaries has assumed or undertaken responsibility for any Environmental Liability of any other Person, which in any such case has not been made available to the Administrative Agent prior to the date hereof, (v) to the Borrower’s knowledge, there are no Environmental Liabilities of the Borrower or any Subsidiary, whether accrued, contingent, absolute, determined, determinable or otherwise, including such liabilities relating to off-site disposal, and, to the Borrower’s knowledge, there are no facts, conditions, situations or set of circumstances which would reasonably be expected to result in or be the basis for any such Environmental Liability, and (vi) there are no liens or use restrictions under Environmental Laws on any of the property or other assets owned, operated or leased by the Borrower or any Subsidiary, no governmental actions have been taken or, to the Borrower’s knowledge, are in process which could subject any of such properties or assets to such liens or use restrictions and none of the Borrower or any Subsidiary would be required to place any notice or restriction relating to Hazardous Materials at any property owned by it in any deed to such property.

(s) Security Interest. The Security Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties), a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof and when financing statements in appropriate form are filed in the offices specified in the Security Agreement, the Collateral Agent (for the benefit of the Secured Parties) shall have a first priority perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York UCC, the proceeds thereof, as security for the Obligations to the extent perfection in such Collateral can be obtained by filing Uniform Commercial Code financing statements, prior and superior in right to the Lien of any other Person (except for Permitted Collateral Liens), subject to Section 13.7 in connection with enforceability.

(t) Solvency.

(i) On the Closing Date, immediately after giving effect to the Transactions that occur on the Closing Date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(ii) On the Closing Date, such Loan Party does not intend to, and such Loan Party does not believe that it or any of its Subsidiaries will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by them or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Debt or the Debt of any such Subsidiary.

(u) Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against such Loan Party or any of the Subsidiaries; (b) the hours worked and payments made to employees of such Loan Party and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from such Loan Party or any of its Subsidiaries or for which any claim may be made against such Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which such Loan Party or any of its Subsidiaries (or any predecessor) is a party or by which such Loan Party or any of its Subsidiaries (or any predecessor) is bound.

(v) No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Loan Agreement or any other Loan Document.

(w) Intellectual Property; Licenses, etc. Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in Schedule 5.1(w), (i) such Loan Party and each of its Subsidiaries owns, or possesses the right to use, all of the patents, registered trademarks, registered service marks or trade names, registered copyrights or mask works, domain names, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, (ii) to the best knowledge of such Loan Party, such Loan Party and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any Person, and (iii) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of such Loan Party, threatened.

(x) Senior Debt. The Obligations will constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof, if any) under the documentation governing any subordinated Debt permitted to be incurred hereunder or any Permitted Refinancing Debt in respect thereof constituting subordinated Debt.

(y) Liens. There are no Liens on any of the properties or assets of any of the Borrower or its Subsidiaries (other than Permitted Liens).

(z) Patriot Act, etc.

(i) Each of such Loan Party and its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act. No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(ii) Neither such Loan Party nor any of its Subsidiaries (i) is a Person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such Person in any manner that violates Section 2 of such executive order, or (iii) is a Person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

(aa) Insurance. Schedule 5.1(aa) sets forth a true, complete and correct description in all material respects of all material insurance maintained or required to be maintained by or on behalf of such Loan Party or its Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums (or, if applicable, all installments thereof due on or before the Closing Date) have been duly paid and such insurance is provided in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are in accordance with normal and prudent industry practice. As of the Closing Date, neither such Loan Party nor any of its Subsidiaries has any reason to believe that it will not be able to (i) maintain (or obtain when and as required) the insurance coverage required to be maintained under the Loan Documents or (ii) renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

Section 6. AFFIRMATIVE COVENANTS.

The Borrower covenants and agrees that from the date hereof until all Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in Cash and all Commitments have expired or been terminated, the Borrower will, and will cause each of the Subsidiaries to:

Section 6.1 Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of any Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 7.5, provided that the Borrower may liquidate or dissolve one or more of its Subsidiaries if the assets of such Subsidiaries (to the extent they exceed estimated liabilities) are acquired by the Borrower or a Wholly-Owned Subsidiary of the Borrower in such liquidation or dissolution, except that Subsidiary Guarantors may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as otherwise permitted under Section 7.5(b)).

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Loan Agreement). Such Loan Party, at its expense, shall cause the Equipment to be maintained, managed and monitored substantially in accordance with customary industry standards, and in material compliance with all applicable Requirements of Law, in as good an operating condition as when delivered to such Loan Party (ordinary wear and tear and depreciation excepted).

Section 6.2 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) timely file all Tax returns required to be filed by it and (b) pay and discharge all (i) Taxes (including in its capacity as withholding agent) imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, and (ii) all material lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (i) the validity or amount thereof shall be contested in good faith by appropriate proceedings; (ii) such Loan Party or the affected Subsidiary, as applicable, shall have set aside on its books reserves with respect thereto in accordance with GAAP; and (iii) such contest operates to suspend collection of the contested Tax, assessment, charge, levy or claim and enforcement of a Lien (other than a Permitted Lien).

Section 6.3 Financial Statements, Reports, etc. Furnish to the Administrative Agent for distribution by the Administrative Agent to the Lenders:

(a) No later than ninety (90) days (or in the case of the first Fiscal Year for which annual financial statements are required, one hundred twenty (120) days) following the end of each Fiscal Year (commencing with the Fiscal Year beginning after the Commencement of Operations of the Development), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such Fiscal Year and the consolidated results of its operations during such year and, commencing with the second Fiscal Year beginning after the Commencement of Operations of the Development, setting forth in comparative form the corresponding figures for the prior Fiscal Year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 6.3(a) to the extent such annual reports include the information specified herein);

(b) No later than forty-five (45) days (or, in the case of the first Fiscal Quarter for which quarterly financial statements are required to be delivered hereunder, within seventy-five (75) days), following the end of each of the first three Fiscal Quarters of each Fiscal Year (commencing with the first full Fiscal Quarter after the Commencement of Operations of the Development), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such Fiscal Quarter and the consolidated results of its operations during such Fiscal Quarter and the then-elapsed portion of the Fiscal Year and setting forth (commencing with the second Fiscal Year after the Commencement of Operations of the Development) in comparative form the corresponding figures for the corresponding periods of the prior Fiscal Year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the

Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 6.3(b) to the extent such quarterly reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower, substantially in the form of Exhibit D (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the Fiscal Quarter in which the Financial Covenant are applicable, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Covenant and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this paragraph (d) shall be deemed delivered for purposes of this Loan Agreement when posted to the website of the Borrower;

(e) not later than sixty (60) days after the beginning of each Fiscal Year (commencing with the Fiscal Year beginning after the Commencement of Operations of the Development), a reasonably detailed consolidated annual budget for such Fiscal Year, including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that, the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f) promptly, following receipt thereof by the Borrower or any of its Subsidiaries, copies of all environmental audits, investigations, analyses and reports of any kind or character delivered to the Borrower or any of its Subsidiaries by Governmental Authorities with respect to any environmental matter at the Project Site that would reasonably be expected to have a Material Adverse Effect;

(g) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, or the Development, as in each case the Administrative Agent may reasonably request (for itself or on behalf of the Lenders);

(h) promptly upon request by the Administrative Agent on behalf of the Lenders from time to time, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act;

(i) on the Closing Date and within thirty (30) days of the end of each full fiscal month of the Borrower (or, if earlier, at the time of making a request for any Advance with respect to such fiscal month) thereafter through the Commencement of Operations of the Development, deliver to the Administrative Agent (i) an In-Balance Test Certificate, with such supporting detail for the calculations set forth in such In-Balance Test Certificate as the Administrative Agent or Construction Consultant shall reasonably request and such other information as the Administrative Agent or Construction Consultant shall reasonably request in connection with the calculation of the In-Balance Test and (ii) subject to the Administrative Agent’s execution and delivery of any non-reliance or other similar agreements reasonably requested by the Borrower, a copy of the most recent report prepared by the Construction Consultant as required under the Bank Loan Documents;

(j) promptly, and in any event within fifteen (15) days, after the end of each Fiscal Quarter, a certificate of a Responsible Officer of the Borrower certifying that attached is a true, correct and complete schedule of all Equipment owned by any Loan Party that constitutes Collateral as of the last day of such Fiscal Quarter in form reasonably acceptable to the Collateral Agent (such schedule may reference previously delivered Security Agreement Supplements and filed financing statements with respect thereto to the extent such references clearly identify the Equipment in the reasonable judgment of the Administrative Agent);

(k) promptly, and in any event with five (5) Business Days, after the delivery to the Bank Administrative Agent, pursuant to Section 4.03(c) of the Bank Credit Agreement, of the projected construction schedule showing the anticipated timeline for development of the Development, a copy of such schedule;

(1) promptly, and in any event with five (5) Business Days, after the delivery of the Project Budget to the Bank Agent pursuant to Section 4.03(d) of the Bank Credit Agreement, a copy of the Project Budget; and

(m) promptly, and in event within five (5) Business Days of the occurrence thereof, written notice of the occurrence of the Final Completion Date.

In the event the Borrower elects to report at Holdings’ or a Parent Entity’s level on a consolidated basis such consolidated reporting at Holdings’ or such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 6.3 for the Borrower (together with a reconciliation showing the adjustments necessary to determine compliance by the Borrower and its Subsidiaries with the Financial Covenant) will satisfy the requirements of such paragraphs.

Section 6.4 Litigation and Other Notices. Furnish to the Administrative Agent, for distribution by the Administrative Agent to the Lenders, written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default (including, without limitation, that any Person has given notice to any Loan Party or taken any other action with respect to any event or condition set forth in Section 10.1(g)), specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority (including any action, suit or proceeding by or subject to decision by any Gaming Authority) or in arbitration, against such Loan Party or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any communication regarding any adverse claim with respect to the Collateral or the Lien of the Collateral Agent on the Collateral, and promptly respond fully to any reasonable inquiry of any Agent or Lender made with respect thereto;

(d) any other development specific to the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(e) the development or occurrence of any ERISA Event that, when taken together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect; and

(f) promptly after the same are available, copies of any written communication to Borrower or any of its Subsidiaries from any Gaming Authority advising it of a material violation of, or material non-compliance with, any Gaming Law by the Borrower or any of its Subsidiaries.

Section 6.5 Compliance with Laws; Compliance with Contracts.

(a) Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including any laws related to campaign finance or political contributions and all Gaming Laws and Liquor Laws), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 6.5 shall not apply to Environmental Laws, which are the subject of Section 6.8, or to laws related to Taxes, which are the subject of Section 6.2.

(b) Comply in all respects with its respective obligations and enforce all of its respective rights under all Construction Contracts and Equipment Contracts, except where the failure to so comply or enforce its rights would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, and cause the Collateral to be maintained, managed and monitored substantially in accordance with the terms of all applicable material contracts (including, without limitation, service contracts and insurance contracts).

Section 6.6 Maintaining Records; Access to Properties and Inspections. (a) Maintain all financial records in accordance with GAAP; and (b) permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of any Loan Party or any of its Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of its Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

Section 6.7 Use of Proceeds. Use the proceeds of the Loan solely (a) to finance or refinance 100% of the Purchase Price of Equipment (other than any equipment that constitutes Excluded Collateral), including, without limitation, the Gaming Equipment listed on Schedule 6.7, and (b) to pay associated Soft Costs and related Transaction Costs incurred by the Loan Parties in connection with this Loan Agreement (subject to the limitations contained in Section 2.2(a)(ii)), and in no event shall use any of the Loan proceeds for personal or illegal purposes.

Section 6.8 Compliance with Environmental Laws. Comply, and use commercially reasonable efforts to cause all lessees and other Persons, if any, on or occupying any properties of the Borrower or any of its Subsidiaries to comply, with all Environmental Laws applicable to their respective operations and properties (including without limitation, implementation of the RAP as promptly as practicable, including arranging for expedited sampling turnaround and re-sampling, if necessary, and compliance with any other Remedial Actions required with respect to the Project Site, to the extent required by applicable law); and obtain and renew all authorizations and permits required pursuant to Environmental Laws for their respective operations and properties, except, in each case with respect to this Section 6.8, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

Section 6.9 Further Assurances.

(a) At its expense, execute and deliver or endorse any and all instruments, documents, conveyances, assignments and other agreements and writings, make any records, file any notices, and obtain any consents, all as may be necessary or appropriate in connection herewith, that any Agent or Lender may reasonably request to cure any defects in the creation, execution and delivery of this Loan Agreement or protect, perfect or enforce the Loan Documents or the rights of the Agents and the Lenders under the Loan Documents (but any failure of any Agent or Lender to request such Loan Party to execute, deliver, or endorse any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on any other occasion).

(b) Furnish to the Collateral Agent promptly (and in any event within thirty (30) days after such change) written notice of any change (i) in any Loan Party’s corporate or organization name, (ii) in any Loan Party’s identity or organizational structure, (iii) in any Loan Party’s organizational identification number or (iv) in any Loan Party’s jurisdiction of organization; provided, that such Loan Party shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties with the same priority as prior to such change (it being understood that, subject to the foregoing, any Loan Party may change the name under which it conducts its business or its corporate name, trade name, trademarks, brand name or other public identifiers).

Section 6.10 Collection of Proceeds. Cooperate with the Agents and the Lenders to obtain for the Agents and the Lenders the benefits of any insurance, bonds or other proceeds lawfully or equitably payable to it in connection with the transactions contemplated hereby.

Section 6.11 Equipment. Ensure that, on and as of the Final Disbursement Date, (a) the Loan Parties have used the proceeds of the Loan to finance or refinance substantially all of the equipment (as such term is defined in Article 9 of the UCC) (including, without limitation, Gaming Equipment and FF&E) of the type described in Part A of Schedule X that has been purchased by the Loan Parties and is located at or to be utilized by the Development, and (b) all of such equipment owned by the Loan Parties (excluding, for the avoidance of doubt, progressive slot machines and other equipment leased by the Loan Parties), to the extent financed or refinanced with the proceeds of the Loan, constitutes Collateral.

Section 6.12 Ratings. Exercise commercially reasonable efforts to maintain ratings for the Term B Loans (as defined in the Bank Credit Agreement) from each of S&P and Moody’s.

Section 6.13 Types of Equipment. Ensure that, on and as of (i) the last day of the Commitment Period and (ii) the Final Disbursement Date, (a) not less than 60% of the aggregate amount (based upon Purchase Price) of Equipment financed or refinanced with the proceeds of the Loan constitutes Equipment of the type described in Part A of Schedule X, (b) not less than 30% of the aggregate amount (based upon Purchase Price) of Equipment financed or refinanced with the proceeds of the Loan constitutes Equipment of the type described in Part B of Schedule X, and (c) all other Equipment financed or refinanced with the proceeds of the Loan constitutes Equipment of the type described in Part A or Part B of Schedule X.

Section 6.14 Most Favored Provision. If at any time any contract, document, instrument, indenture or other agreement entered into by such Loan Party contains any financial covenant (including any definition used in or related to such covenants) that is either not provided for in any of the Loan Documents, or is more favorable to the counterparties of such Loan Party or is more onerous to such Loan Party or any of its Subsidiaries (each a “Most Favored Provision” ) as compared to any corresponding provision (including any definition used in or related to such provisions) binding on any Loan Party or any of its Subsidiaries, as applicable, that are provided for in the Loan Documents, then, unless otherwise agreed in writing by the Required Lenders, (a) promptly notify the Administrative Agent in writing of such Most

Favored Provision and provide to the Administrative Agent a true, correct and complete copy thereof, and (b) promptly (and in any event within thirty (30) days) after such Loan Party enters into the contract, document, instrument, indenture or other agreement that contains such Most Favored Provision, enter into such amendments to the Loan Documents as the Required Lenders may reasonably request to incorporate such Most Favored Provision.

Section 7. NEGATIVE COVENANTS.

The Borrower covenants and agrees that from the date hereof until all the Obligations (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) have been paid in full in Cash and all Commitments have expired or been terminated, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Subsidiaries to:

Section 7.1 Debt. Incur, create, assume or permit to exist any Debt, except:

(a) Debt existing on the Closing Date and set forth on Schedule 7.1 and any Permitted Refinancing Debt incurred to Refinance such Debt;

(b) Debt created hereunder and under the other Loan Documents and any Permitted Refinancing Debt incurred to Refinance such Debt;

(c) Debt of the Borrower or any Subsidiary pursuant to Swap Agreements that were entered into in the ordinary course of business and not for speculative purposes;

(d) Debt owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case in the ordinary course of business; provided, that upon the incurrence of Debt with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than thirty (30) days following such incurrence;

(e) Debt of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided, that other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries, (i) Debt of any Subsidiary that is not a Subsidiary Guarantor owing to the Borrower or any Subsidiary Guarantor shall be subject to Section 7.4 and (ii) Debt of the Borrower to any Subsidiary and Debt of the Borrower or any Subsidiary Guarantor to any Subsidiary that is not a Subsidiary Guarantor (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Debt in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the connection with the Development or in the ordinary course of business, including those incurred to secure health, safety and environmental obligations;

(g) Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(h) (i) Debt of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Debt assumed in connection with the acquisition of assets, which Debt in each case exists at the time of such acquisition, merger, consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger, consolidation or amalgamation is permitted by this Loan Agreement and (ii) any Permitted Refinancing Debt incurred to Refinance such Debt; provided, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to such acquisition, merger, consolidation or amalgamation, the assumption and incurrence of any Debt and any related transactions, the Borrower shall be in Pro Forma Compliance;

(i) (i) Capital Lease Obligations, mortgage financings and other purchase money Debt incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any Person owning such property, and including fees and expenses incurred in connection with licenses in respect thereof) permitted under this Loan Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to the issuance, incurrence or assumption of such Debt, the Borrower shall be in Pro Forma Compliance, and (ii) any Permitted Refinancing Debt in respect thereof, provided that the aggregate principal amount of Debt outstanding pursuant to this Section 7.1(i) shall not, at any time prior to the Commencement of Operations of the Development, exceed $25,000,000;

(j) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 7.3, and any Permitted Refinancing Debt in respect thereof;

(k) other Debt in an aggregate principal amount outstanding not to exceed the greater of $25,000,000 and 4.0% of Consolidated Total Assets as of the end of the Fiscal Quarter immediately prior to the date of such incurrence of Debt for which financial statements have been delivered pursuant to Section 6.3; provided, that the aggregate principal amount of Debt outstanding pursuant to this Section 7.1(k) shall not, at any time prior to the Commencement of Operations of the Development, exceed $25,000,000;

(1) to the extent constituting Debt, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and/or in connection with the Development, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided that no such agreements shall give rise to Debt for borrowed money);

(m) after the Commencement of Operations of the Development, Guarantees (i) by the Borrower or any Subsidiary Guarantor of any Debt of the Borrower or any Subsidiary Guarantor permitted to be incurred under this Loan Agreement (subject to the proviso at the end of this Section 7.1(m)), (ii) by the Borrower or any Subsidiary Guarantor of Debt otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Guarantor to the extent such Guarantees are permitted by Section 7.4 (other than Section 7.4(u)), and (iii) by any Subsidiary that is not a Subsidiary Guarantor of Debt of another Subsidiary that is not a Subsidiary Guarantor; provided, that Guarantees by the Borrower or any Subsidiary Guarantor under this Section 7.1(m) shall be permitted prior to the Commencement of Operations of the Development to the extent such Guarantees are of Debt of the Borrower or any Subsidiary Guarantor permitted to be incurred under this Loan Agreement or are subordinated to the Obligations;

(n) Debt arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions and any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Loan Agreement, other than Guarantees of Debt incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Debt in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Debt) in the ordinary course of business or consistent with past practice or industry practice;

(p) Debt supported by a letter of credit issued pursuant to the Bank Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(q) Debt consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) after the Commencement of Operations of the Development, (i) other Debt so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to the issuance, incurrence or assumption of such Debt, the Total Leverage Ratio on a Pro Forma Basis shall not be greater than 6.50 to 1.00 and (ii) Permitted Refinancing Debt in respect thereof; provided, however, that Debt of Subsidiaries that are not Subsidiary Guarantors that is outstanding pursuant to clause (r)(i) shall not at any time exceed $10,000,000 in the aggregate;

(s) Junior Capital in an aggregate principal amount not to exceed $25,000,000 at any one time outstanding;

(t) unsecured Debt in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within ninety (90) days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreement;

(u) Debt representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(v) from and after the Commencement of Operations of the Development, Debt of the Loan Parties that is either unsecured or secured by Liens (other than Liens on the Collateral) ranking junior to the Liens securing the obligations of the Borrower under the Bank Loan Documents and the aggregate principal amount of which does not exceed the Incremental Amount and any Permitted Refinancing Debt incurred to Refinance such Debt; provided that

(A) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower stating that other than in the case of any such Permitted Refinancing Debt, the Borrower has elected to decrease the Incremental Amount as a result of the incurrence of such Debt as contemplated by the definition of Incremental Amount; and

(B) the terms of such Debt do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is ninety-one (91) days following the latest Term B Facility Maturity Date in effect on the date of incurrence (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(w) Debt of the Borrower and the Subsidiaries incurred under lines of credit or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by one or more of the Lenders or their Affiliates and (in each case) established for the Borrower’s and the Subsidiaries’ ordinary course of operations;

(x) Debt incurred on behalf of (or, after the Commencement of Operations of the Development, representing Guarantees of Debt thereof) joint ventures not in excess, at any one time outstanding, of $20,000,000; provided that the Guarantees of such Debt shall be permitted prior to the Commencement of Operations of the Development to the extent such Guarantees are subordinated to the Obligations pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent;

(y) Debt consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(z) Debt created under the Bank Credit Agreement and under the other Bank Loan Documents and any Permitted Refinancing Debt incurred to Refinance such Debt; provided, that such Debt in respect of the Term Loans shall have a maturity date of no earlier than 180 days following the Maturity Date; and

(aa) all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (z) above.

Notwithstanding the foregoing, the aggregate principal amount of Debt of Subsidiaries that are not Subsidiary Guarantors outstanding pursuant to the foregoing clauses (a) and (k) of this Section 7.1 shall not exceed the greater of $25,000,000 and 4.0% of Consolidated Total Assets as of the end of the Fiscal Quarter immediately prior to the date of such incurrence of Debt for which financial statements have been delivered pursuant to Section 6.3.

For purposes of determining compliance with this Section 7.1, the amount of any Debt denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Debt incurred (in respect of term Debt) or committed (in respect of revolving Debt) on or prior to the Closing Date, on the Closing Date and, in the case of such Debt incurred (in respect of term Debt) or committed (in respect of revolving Debt) after the Closing Date, on the date that such Debt was incurred (in respect of term Debt) or committed (in respect of revolving Debt); provided that if such Debt is incurred to refinance other Debt denominated in a currency other than Dollars (or in a different currency from the Debt being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Debt does not exceed (i) the outstanding or committed principal amount, as applicable, of such Debt being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

For purposes of determining compliance with this Section 7.1, (A) Debt need not be permitted solely by reference to one category of permitted Debt described in Sections 7.1(a) through (z) but may be permitted in part under any combination thereof and (B) in the event that an item of Debt (or any portion thereof) meets the criteria of one or more of the categories of permitted Debt described in Sections 7.1(a) through (aa), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Debt (or any portion thereof) in any manner that complies with this Section 7.1 and will only be required to include the amount and type of such item of Debt (or any portion thereof) in one of the above clauses and such item of Debt shall be treated as having been incurred or existing pursuant to only one of such clauses. In addition, with respect to any Debt that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Debt shall also be permitted hereunder after the date of such incurrence.

Section 7.2 Liens.

(a) Liens on Collateral. Directly or indirectly, create, incur, assume or permit to exist any Liens on all or any portion of the Collateral other than (i) Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, created under the Security Documents and (ii) Permitted Collateral Liens.

(b) Liens on other Property. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including any Subsidiary, but excluding the Collateral) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(i) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date and set forth on Schedule 7.2(b), and any modifications, replacements, renewals or extensions thereof; provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Debt in respect of such obligations permitted by Section 7.1(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(ii) any Liens created under the Bank Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(iii) any Liens on any property or asset of the Borrower or any Subsidiary securing Debt or Permitted Refinancing Debt permitted by Section 7.1(i); provided, that such Lien (A) does not apply to any property or assets of the Borrower or any of the Subsidiaries not securing such Debt at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Debt and other obligations incurred prior to such date and which Debt and other obligations are permitted hereunder and require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (B) is not created in contemplation of or in connection with such acquisition;

(iv) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 6.2; provided that the applicable Loan Party has established reserves to the extent required by GAAP in respect thereof, or other adequate provision for the payment thereof shall have been made and maintained at all times during such contest;

(v) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens, securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(vi) (A) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (B) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(vii) deposits and other Liens to secure the performance of bids, trade contracts (other than for Debt), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in connection with the Transactions or in the ordinary course of business, including those incurred to secure health, safety and environmental obligations;

(viii) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in connection with the Transactions (to the extent such encumbrances would not reasonably be expected to materially impair the completion or operation of the Development) or in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary or would not reasonably be expected to materially impair the completion or operation of the Development;

(ix) Liens securing Debt and Permitted Refinancing Debt permitted by Section 7.1(i) (limited to the assets financed with such Debt and any accessions thereto and the proceeds and products thereof and related property; provided that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender and incurred under Section 7.1(i));

(x) Liens arising out of capitalized lease transactions permitted under Section 7.3, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds and products thereof and related property;

(xi) Liens securing judgments that do not constitute an Event of Default under Section 10.1(j);

(xii) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $25,000,000;

(xiii) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(xiv) Liens that are contractual rights of set-off (A) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Debt, (B) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card chargebacks and similar obligations or (C) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;

(xv) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(xvi) Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations permitted under Section 7.1(f) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(xvii) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(xviii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xix) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(xx) Liens with respect to property or assets of any Subsidiary that is not a Subsidiary Guarantor securing Debt of a Subsidiary that is not a Subsidiary Guarantor permitted under Section 7.1, provided that such property and assets do not constitute Collateral;

(xxi) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(xxii) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Loan Agreement;

(xxiii) Liens on Equity Interests in joint ventures securing obligations of such joint ventures;

(xxiv) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(xxv) Permitted Encumbrances; provided that the same do not (A) materially interfere with the development, construction or operation of the Development (taken as a whole), or (B) result in a Material Adverse Effect or a judgment of foreclosure on any part of the Mortgaged Properties;

(xxvi) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 7.1(o);

(xxvii) Liens securing financing arrangements for insurance premiums; provided, that such Liens are limited to the applicable unearned insurance premiums;

(xxviii)Liens in favor of the Borrower or any Subsidiary Guarantor;

(xxix) Liens on deposits securing Swap Agreements that were entered into in the ordinary course of business and not entered into for speculative purposes;

(xxx) any amounts held by a trustee in the funds and accounts under an indenture securing any escrow arrangements or revenue bonds issued for the benefit of the Borrower or any Subsidiary;

(xxxi) the Venue Easements and any other easements, covenants, rights of way or similar instruments which do not materially impact or impair the completion or operation of the Development (taken as a whole), in an adverse manner granted in connection with the leases or instruments contemplated under Sections 7.5(n) or (r) or otherwise entered into in connection with the Transactions;

(xxxii) Second Priority Liens on Bank Collateral;

(xxxiii) the filing of a reversion, subdivision or final map(s), record(s) of survey and/or amendments to any of the foregoing over Real Property held by the Loan Parties designed (A) to merge one or more of the separate parcels thereof together so long as (i) the entirety of each such parcel shall be owned by Loan Parties, (ii) no portion of the Mortgaged Property is merged with any Real Property that is not part of the Mortgaged Property and (iii) the gross acreage and footprint of the Mortgaged Property remains unaffected in any material respect or (B) to separate one or more of the parcels thereof together so long as (i) the entirety of each resulting parcel shall be owned by Loan Parties, (ii) no portion of the Mortgaged Property ceases to be subject to a Mortgage and (iii) the gross acreage and footprint of the Mortgaged Property remains unaffected in any material respect;

(xxxiv) from and after the lease or sublease of any interest pursuant to Section 7.5(n) or (p), any reciprocal easement agreement entered into between a Loan Party and the holder of such interest;

(xxxv) Liens on cash and Permitted Investments on deposit with lenders under the Bank Credit Agreement and Affiliates of such lenders securing obligations owing to such Persons under any treasury, depository, overdraft or other cash management services agreements or arrangements with the Borrower or any of its Subsidiaries; and

(xxxvi) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Debt secured by any Lien permitted by the foregoing clauses; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property), and (y) the Debt secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Debt at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

For purposes of determining compliance with this Section 7.2(b), (A) a Lien securing an item of Debt need not be permitted solely by reference to one category of permitted

Liens described in Sections 7.2(b)(i) through (xxxvi) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Debt (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 7.2(b)(i) through (xxxvi), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Debt (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Debt secured by such Lien in one of the above clauses and such Lien securing such item of Debt will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Debt that was permitted to secure such Debt at the time of the incurrence of such Debt, such Lien shall also be permitted to secure any Increased Amount of such Debt.

Section 7.3 Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that, subject to Section 7.11, a Sale and Lease-Back Transaction shall be permitted (a) with respect to property owned (i) by the Borrower or any Domestic Subsidiary that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property or (ii) by any Foreign Subsidiary regardless of when such property was acquired and (b) with respect to any property owned by the Borrower or any Domestic Subsidiary, (i) if at the time the lease in connection therewith is entered into, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to the entering into of such lease, the Borrower shall be in Pro Forma Compliance and (ii) if such Sale and Lease-Back Transaction is of property owned by the Borrower or any Domestic Subsidiary as of the Closing Date, the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.11(b) of the Bank Credit Agreement; provided, further, that the Borrower or the applicable Domestic Subsidiary shall receive at least fair market value (as determined by the Borrower in good faith) for any property disposed of in any Sale and Lease-Back Transaction pursuant to Section 7.3(a)(i) or (b) (as approved by the Board of Directors of the Borrower in any case of any property with a fair market value in excess of $5,000,000); provided, further that (x) the Net Proceeds of Sale and Lease-Back Transactions permitted by this Section 7.3 in any Fiscal Year shall not, at any time prior to the Commencement of Operations of the Development, exceed $10,000,000 and (y) any such Net Proceeds received prior to the Commencement of Operations of the Development are used to repay the Term B Loans.

Section 7.4 Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Debt or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other Person, except:

(a) the Transactions;

(b) (i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary (provided, that any intercompany loans from the Borrower made with the proceeds of any Advances shall be made only to Subsidiary Guarantors and shall be utilized solely for the purposes set forth in Section 2.1); and (iii) Guarantees by the Borrower or any Subsidiary of Debt otherwise permitted hereunder of the Borrower or any Subsidiary; provided, that the sum of (A) Investments made after the Closing Date by the Borrower or any Subsidiary Guarantor pursuant to clause (i) in Subsidiaries that are not Subsidiary Guarantors, (B) intercompany loans made after the Closing Date by the Borrower or any Subsidiary Guarantor to Subsidiaries that are not Subsidiary Guarantors pursuant to clause (ii) and (C) Guarantees after the Closing Date by the Borrower or any Subsidiary Guarantor of Debt of Subsidiaries that are not Subsidiary Guarantors pursuant to clause (iii) shall not exceed an aggregate net amount outstanding equal to (1) the Available Amount at such time (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (b)) plus (2) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elect to apply to this Section 7.4(b)(2)); and provided further, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations and intercompany sales of the Borrower and the Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 7.5(g);

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary so long as such loans or advances are (i) in the ordinary course of business not to exceed $2,000,000 in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such Person’s purchase of Equity Interests of any Parent Entity solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements that were entered into in the ordinary course of business and not for speculative purposes;

(h) Investments existing on, or contractually committed as of, the Closing Date and as set forth on Schedule 7.4 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this paragraph (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 7.2(b)(vi), (vii), (xi), (xviii), and (xxix);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) the greater of $25,000,000 and, from and after the Commencement of Operations of the Development, 2.5% of Consolidated Total Assets as of the end of the Fiscal Quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 6.3 (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j) plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.4(j)(ii), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that if any Investment pursuant to this paragraph (j) is made in any Person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Subsidiary of the Borrower after such date, such Investment shall, at the election of Borrower, thereafter be deemed to have been made pursuant to paragraph (b) above and shall cease to have been made pursuant to this paragraph (j) for so long as such Person continues to be a Subsidiary of the Borrower;

(k) Investments constituting Permitted Business Acquisitions;

(1) from and after the Commencement of Operations of the Development, Investments in a Similar Business in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the greater of $25,000,000 and 2.5% of Consolidated Total Assets as of the end of the Fiscal Quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 6.3 (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (1)); provided that if any Investment pursuant to this paragraph (1) is made in any Person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such Person becomes a Subsidiary of the Borrower after such date, such Investment shall, at the election of the Borrower, thereafter be deemed to have been made pursuant to paragraph (b) above and shall cease to have been made pursuant to this paragraph (1) for so long as such Person continues to be a Subsidiary of the Borrower;

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) after the Commencement of Operations of the Development, Investments of a Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation was or is permitted under any other paragraph of this Section 7.4 or Section 7.5 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o) acquisitions by the Borrower of obligations of one or more officers or other employees of any Parent Entity, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Debt, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower or any Parent Entity;

(r) Investments in joint ventures established to develop or operate nightclubs, bars, restaurants, recreation, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within the Development, which Investments may be made pursuant to (or in lieu of) dispositions in the manner contemplated under Section 7.5(p) or received in consideration for dispositions under Section 7.5(p);

(s) Investments consisting of Restricted Payments permitted by Section 7.6;

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u) Guarantees permitted under Section 7.1 (except to the extent such Guarantee is expressly subject to Section 7.4);

(v) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or the applicable Subsidiary;

(w) Investments by the Borrower and its Subsidiaries, including loans and advances to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate paragraph of Section 7.6 for all purposes of this Loan Agreement);

(x) [Reserved];

(y) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(z) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(aa) Investments received substantially contemporaneously in exchange for or with the proceeds of Qualified Equity Interests of the Borrower or any Parent Entity; provided that such Investments are not included in any determination of the Cumulative Credit;

(bb) to the extent constituting Investments, any Loan Party may (i) consummate a transaction permitted by Section 7.5 and (ii) take actions permitted pursuant to Section 7.7;

(cc) any Investment made pursuant to an Operations Management Agreement; and

(dd) any Investment (i) deemed to exist as a result of a Subsidiary that is not a Loan Party distributing a note or other intercompany debt to a parent of such Subsidiary that is a Loan Party (to the extent there is no cash consideration or services rendered for such note), (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries and (iii) consisting of intercompany loans, advances or Debt having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business.

(ee) Any Investment in any Person other than the Borrower or a Subsidiary Guarantor that is otherwise permitted by this Section 7.4 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.

Section 7.5 Mergers, Consolidations, Sales of Assets and Acquisitions.

(a) Merge into, or consolidate or amalgamate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other Person, except that, subject to Section 7.11, this Section 7.5 shall not prohibit: (i) the purchase and sale of inventory, or the sale of receivables pursuant to non-recourse factoring arrangements, in each case in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Borrower), (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale or disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into or with the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any Subsidiary Guarantor in a transaction in which the surviving or resulting entity is a Subsidiary Guarantor and, in the case of each of clauses (i) and (ii), no Person other than the Borrower or Subsidiary Guarantor receives any consideration, (iii) the merger, consolidation or amalgamation of any Subsidiary that is not a Subsidiary Guarantor into or with any other Subsidiary that is not a Subsidiary Guarantor, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders (it being understood that in the case of any liquidation or dissolution of a Subsidiary Guarantor, such Subsidiary Guarantor shall transfer its assets to a Loan Party, and in the case of any change in legal form, a Subsidiary that is a Subsidiary Guarantor will remain a Subsidiary Guarantor (unless such Subsidiary Guarantor is otherwise permitted to cease being a Subsidiary Guarantor hereunder) and such transaction shall not have an adverse effect on the perfection or priority of the Liens granted under the Security Documents), or (v) any Subsidiary may merge, consolidate or amalgamate into or with any other Person in order to effect an Investment permitted pursuant to Section 7.4 so long as the continuing or surviving Person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 7.12;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise) (other than sales, transfers, leases or other dispositions by the Borrower or a Subsidiary Guarantor to a Subsidiary that is not a Subsidiary Guarantor);

(d) Sale and Lease-Back Transactions permitted by Section 7.3;

(e) Investments permitted by Section 7.4, Permitted Liens, and Restricted Payments permitted by Section 7.6;

(f) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 7.5 to the extent not constituting (in one transaction or in a series of related transactions) the disposition of all or substantially all of the assets of the

Borrower and its Subsidiaries on a consolidated basis; provided, that (i) no Default or Event of Default exists or would result therefrom, (ii) with respect to any such sale, transfer, lease or other disposition with aggregate gross proceeds (including noncash proceeds) in excess of $10,000,000, immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance, (iii) the Net Proceeds thereof are applied in accordance with Section 2.11(b) of the Bank Credit Agreement, (iv) with respect to any sale, transfer or other disposition in excess of $5,000,000, such disposition is for at least 75% cash consideration; provided, that for purposes of this clause (iv), (1) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary of the Borrower (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets or otherwise cancelled in connection with such transaction, (2) any notes or other obligations or other securities or assets received by the Borrower or a Subsidiary of the Borrower from such transferee that are converted by the Borrower or such Subsidiary of the Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received), (3) any Designated Non-Cash Consideration received by the Borrower or any of the Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed $25,000,000 (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (4) with respect to any lease of assets by the Borrower or a Subsidiary that constitutes a disposition, receipt of lease payments over time on market terms (as determined in good faith by the Borrower) where the payment consideration is at least 75% cash consideration shall, in each case, be deemed to be cash and (v) prior to the Commencement of Operations of the Development, the aggregate gross proceeds (including noncash proceeds) of dispositions pursuant to this Section 7.5(g) shall not exceed $10,000,000 in any Fiscal Year of the Borrower;

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving corporation;

(i) leases, licenses, easements, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) sales, leases or other dispositions of inventory of the Borrower and its Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or its Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of the definition of “Net Proceeds”;

(1) any exchange of Gaming Equipment and related assets for Gaming Equipment and related assets of comparable or greater value; provided, that (i) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $10,000,000, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value and (ii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $25,000,000, such exchange shall have been approved by at least a majority of the Board of Directors of the Borrower or a Parent Entity; provided further that (A) no Default or Event of Default shall exist or would result therefrom, (B) with respect to any such exchange with aggregate consideration in excess of $25,000,000, immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance, (C) to the extent that such Gaming Equipment constitutes Collateral, such exchange is permitted pursuant to Section 6(b) of the Security Agreement and such replacement Gaming Equipment and related assets shall constitute Collateral, and (D) the Net Proceeds, if any, thereof (other than any Net Proceeds in respect of Collateral) are applied in accordance with Section 2.11(b) of the Bank Credit Agreement;

(m) subject to the last paragraph of this Section 7.5, the Borrower and the Subsidiary Guarantors may enter into any leases, subleases, easements or licenses with respect to any of its Real Property;

(n) any disposition made pursuant to an Operations Management Agreement;

(o) the (i) lease, sublease or license of any portion of the Development to Persons who, either directly or through Affiliates of such Persons, intend to operate or manage nightclubs, bars, restaurants, recreation, spa, pool, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within the Development and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such lease and subleases generally and/or entered into connection with the Development (collectively, the “Venue Easements”, and together with any such leases or subleases, collectively the “Venue Documents”); provided that (A) no Event of Default shall exist and be continuing at the time any such Venue Document is entered into or would occur as a result of entering into such Venue Document, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased, subleased or licensed space and (C) no Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Development (taken as a whole);

(p) the dedication of space or other dispositions of property in connection with and in furtherance of the development, construction and operation of the Development (taken as a whole); provided, that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the use or operations (or intended use or operations) of, the Development (taken as a whole);

(q) the granting of easements, rights of way, rights of access and/or similar rights to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to the Development, the Real Property held by the Loan Parties or the public at large that would not reasonably be expected to interfere in any material respect with the construction, development or operation of the Development (taken as a whole); and

(r) any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Borrower and its Subsidiaries) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition.

Notwithstanding the foregoing provisions of this Section 7.5, (i) in addition to the provisions of this Section 7.5 and the other provisions contained in this Agreement, the disposition of Collateral is subject to the additional requirements of the Security Documents and (ii) subsections (m) and (q) above shall be subject to the additional provisos that: (A) no Event of Default shall exist and be continuing at the time such transaction, lease, sublease, easement or license is entered into, (B) such transaction, lease, sublease, easement or license would not reasonably be expected to materially interfere with, or materially impair or detract from, the value or operation of the Development (taken as a whole), (C) the Loan Parties shall have complied with Section 5.1(b) of the Security Agreement at or before the time such transaction, lease, sublease, easement or license is entered into, and (D) no lease, sublease, easement nor license may provide that a Loan Party subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee.

Section 7.6 Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the Person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Borrower) (the “foregoing “Restricted Payments”), provided, however, that the following shall be permitted:

(a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower (or, in the case of non-Wholly-Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);

(b) Restricted Payments may be made in respect of (i) overhead, legal, accounting and other professional fees and expenses of any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of any Parent Entity whether or not consummated, (iii) franchise and similar taxes, and other fees and expenses, required to maintain any Parent Entity’s corporate existence, (iv) payments permitted by Section 7.7(b) (other than clauses (vii) and (xxiii) thereof), and (v) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of any Parent Entity, in each case in order to permit any Parent Entity to make such payments; provided that in the case of clauses (i), (ii) and (iii), the amount of such Restricted

Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower and its Subsidiaries, (y) with respect to any taxable period ending after the Closing Date for which the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes, distributions to any person that held an Equity Interest for such taxable period in an amount necessary to permit such person to make a pro rata distribution to its direct or indirect equity holders such that each such equity holder receives an amount from such pro rata distribution sufficient to enable such equity holder to pay its U.S. federal, state and/or local income taxes (as applicable) attributable to its direct or indirect ownership of the Borrower and its Subsidiaries with respect to such taxable period (assuming that each such equity holder is subject to tax at the highest combined marginal federal, state, and/or local income tax rate applicable to any such equity holder for such taxable period (which, for the avoidance of doubt, shall include the higher of the federal income tax rate applicable to individuals and the federal income tax rate applicable to corporations if such equity holders include individuals and corporations) and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and, if the federal income tax rate applicable to individuals is used pursuant to the immediately preceding parenthetical, any limitations thereon)), and (z) with respect to any taxable period for which the Borrower and/or any of its Subsidiaries are members of an affiliated, consolidated, combined or unitary tax group for U.S. federal and/or applicable state, local or foreign tax purposes of which a Parent Entity is the common parent, distributions to such Parent Entity in amount not to exceed the amount of any U.S. federal, state, local or foreign Taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group (less any portion of such amounts directly payable by the Borrower and/or its Subsidiaries);

(c) Restricted Payments may be made to any Parent Entity the proceeds of which are used to purchase or redeem the Equity Interests of any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of any Parent Entity, the Borrower or any of the Subsidiaries or by any Benefit Plan or any shareholders’ agreement then in effect upon such Person’s death, disability, retirement or termination of employment or under the terms of any such Benefit Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any Fiscal Year (1) $2,000,000, plus (2) (x) the amount of net proceeds contributed to the Borrower that were received by any Parent Entity during such calendar year from sales of Equity Interests of any Parent Entity to directors, consultants, officers or employees of any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) the amount of net proceeds received by the Borrower or any Subsidiary or that were received by any Parent Entity and contributed to the Borrower during such calendar year from any key-man life insurance policies received during such calendar year, subject, with respect to unused amounts from clause (1) of this proviso that are carried forward, to an overall limit in any Fiscal Year of $4,000,000;

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options shall be permitted;

(e) from and after the Commencement of Operations of the Development, Restricted Payments may be made in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this Section 7.6(e), such election to be specified in a written notice of a Responsible Officer of the Borrower delivered to the Administrative Agent calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that no Default has occurred and is continuing or will result therefrom and, after giving effect to such Restricted Payment, the Borrower and its Subsidiaries shall be in Pro Forma Compliance;

(f) the Borrower may make Restricted Payments in connection with the consummation of the Transactions;

(g) from and after the date that is five (5) years after the Closing Date, Restricted Payments may be made to fund, directly or indirectly, the purchase or redemption of the Equity Interests of CBAC Gaming, LLC (or its successors and assigns) held by the Partners (or their successors and assigns) on the Closing Date in accordance with the terms of the operating agreement of CBAC Gaming, LLC as in effect on the Closing Date;

(h) [Reserved];

(i) to the extent constituting Restricted Payments, the Loan Parties may pay Project Costs as permitted pursuant to the Disbursement Agreement;

(j) any Restricted Payment made under any Operations Management Agreement;

(k) Restricted Payments may be made to any Parent Entity to finance any Investment permitted to be made pursuant to Section 7.4 (other than an Investment consisting of the purchase of the Equity Interests of any Parent Entity); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such Parent Entity shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary Guarantor or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 7.5) of the Person formed or acquired into the Borrower or a Subsidiary Guarantor in order to consummate such Permitted Business Acquisition or Investment; and

(1) (i) Restricted Payments may be made up to an amount contributed as capital contributions to the Borrower or received through issuances of Equity Interests to be used, in each case, to fund Project Costs at any time that the conditions to funding disbursements for Project Costs under the Disbursement Agreement were not satisfied; provided that (x) the In-Balance Test in respect of the last day of the most recently ended month is satisfied after giving pro forma effect to any such Restricted Payment, and (y) each of the conditions to an Advance set forth in Section 4.2 shall be satisfied (other than delivery of an Advance Request) at the time of making such Restricted Payment and (ii) Restricted Payments consisting of a Guarantor Refund (as defined in any Completion Guarantee) as and when permitted pursuant to the terms of such Completion Guarantee may be made.

Section 7.7 Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of the Borrower in a transaction involving aggregate consideration in excess of $5,000,000, unless such transaction is (i) otherwise required under the Loan Documents or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Loan Agreement:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of a Parent Entity or of the Borrower;

(ii) loans or advances to employees or consultants of any Parent Entity, the Borrower or any of the Subsidiaries in accordance with Section 7.4(e);

(iii) transactions among the Borrower or any Wholly-Owned Subsidiary or Subsidiary Guarantor or any entity that becomes a Wholly-Owned Subsidiary or Subsidiary Guarantor as a result of such transaction (including via merger, consolidation or amalgamation in which a Wholly-Owned Subsidiary or Subsidiary Guarantor is the surviving entity);

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and its Subsidiaries);

(v) transactions pursuant to the Transactions and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $5,000,000, set forth on Schedule 7.7 or any amendment thereto to the extent such amendment is not adverse to the Lenders when taken as a whole in any material respect (as determined in good faith by the Borrower) and other transactions, agreements and arrangements described on Schedule 7.7, and any amendment thereto or similar transactions, agreements or arrangements entered into by the Borrower or any of the Subsidiaries to the extent such amendment is not adverse to the Lenders when taken as a whole in any material respect (as determined in good faith by the Borrower);

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii) Restricted Payments permitted under Section 7.6, including payments to any Parent Entity;

(viii) any purchase by a Parent Entity of the Equity Interests of the Borrower;

(ix) any one or more agreements to pay, and the direct or indirect payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to the Investors (A) in the case of CEC and its Affiliates, in an aggregate amount in any Fiscal Year not to exceed the sum of (1) 2.0% of Net Operating Revenues (for purposes of this clause (A), as defined in the Management Agreement) and 5.0% of EBITDA (for purposes of this clause (A), as defined in the Management Agreement) for such Fiscal Year, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A)(1) above originally), (B) in the case of the other Investors and their Affiliates, in an aggregate amount in any Fiscal Year not to exceed the sum of (1) the amount contemplated by the agreements set forth on Schedule 7.7, plus reasonable out-of-pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (B)(1) above originally), plus, in each case, (C) so long as no Event of Default has occurred and is continuing, the present value of all future amounts payable pursuant to any agreement referred to in clause (A)(1) or (B)(1) above in connection with the termination of any such agreement with any Sponsor or the amounts otherwise payable in connection therewith; provided, that if any such payment pursuant to clause (C) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom;

(x) transactions with Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business;

(xi) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that (i) such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate and (ii) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view;

(xii) the payment of all fees, expenses, bonuses and awards related to the Transactions;

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xiv) incurrence of Junior Capital in compliance with Section 7.6 and the repayment, prepayment, repurchase, redemption or other acquisition or retirement for value of any such Junior Capital;

(xv) any transactions made pursuant to any Operations Management Agreement;

(xvi) the issuance, sale, transfer of Equity Interests of the Borrower to any Parent Entity in connection with capital contributions by such Parent Entity to the Borrower;

(xvii) the issuance of Equity Interests to the management of any Parent Entity, the Borrower or any Subsidiary in connection with the Transactions;

(xviii) (A) payments permitted under Section 7.6(b) and (B) transactions pursuant to any tax sharing agreement otherwise consistent with clause (A);

(xix) payments or loans (or cancellation of loans) to employees or consultants that are (i) approved by a majority of the Board of Directors of the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Loan Agreement;

(xx) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Loan Agreement that are fair to the Borrower or the Subsidiaries;

(xxi) transactions between the Borrower or any of its Subsidiaries and any Person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower, provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other Person and (B) such Person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(xxii) transactions permitted by, and complying with, the provisions of Section 7.4(b), 7.4(h), 7.4(o), 7.4(w), 7.5(b) or 7.6;

(xxiii) transactions undertaken in good faith (in the reasonable opinion of the Borrower) for the purpose of improving the consolidated tax efficiency of CBAC Gaming, LLC and its Subsidiaries (provided that such transactions, taken as a whole, are not materially adverse to the Borrower and the Subsidiaries);

(xxiv) investments by the Sponsors in securities of the Borrower or any of the Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the outstanding issue amount of such class of securities; or

(xxv) the payment of Project Costs as permitted pursuant to the Disbursement Agreement and the reimbursement of Affiliates of the Loan Parties permitted under Section 4.5 of the Disbursement Agreement.

Notwithstanding the foregoing, for purposes of the restrictions set forth in this Section 7.7, the Investors and their respective Affiliates (other than the Borrower and its Subsidiaries) shall not be considered Affiliates of the Borrower or its Subsidiaries with respect to any transaction, so long as such transaction is in the ordinary course of business, or pursuant to the agreements listed in Schedule 7.7, a management agreement or shared services agreement entered into with Borrower and/or its Subsidiaries or, in each case, amendments, modifications or supplements thereto, or replacements thereof, that are not materially adverse to Borrower or its Subsidiaries (including management/shared services agreements between the Borrower and Affiliates and/or Subsidiaries of the Borrower with respect to properties or projects other than the Development).

Section 7.8 Business of the Borrower and its Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted or anticipated to be conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, or any business or activity pursuant to any Operations Management Agreement.

Section 7.9 Limitation on Payments and Modifications of Subordinated Debt; Modifications of Certain Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders taken as a whole (as determined in good faith by such Loan Party), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrower), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of such Loan Party.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under any Debt of such Loan Party or any Subsidiary that is expressly subordinate to the Obligations (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing (other than, in each case, Junior Capital) except for (A) Refinancings with Permitted Refinancing Debt permitted by Section 7.1, (B) payments of regularly scheduled interest and fees due thereunder, other non-accelerated and non-principal payments thereunder, scheduled payments thereon necessary to avoid the Junior Financing to constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, and payment within 365 days of the scheduled maturity date of any Junior Financing, (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by any Parent Entity from the issuance, sale or exchange by any Parent Entity of Qualified Equity Interests made within eighteen months prior thereto, (D) the conversion of any Junior Financing to Equity Interests of the Borrower, or any Parent Entity, and (E) after the Commencement of Operations of the Development, so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution the Borrower would be in Pro Forma Compliance, payments or distributions in respect of Junior Financings prior to their scheduled maturity made, in an aggregate amount, not to exceed the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.9(b)(i)(E), such election to be specified in a written notice of a Responsible Officer of the Borrower delivered to the Administrative Agent calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be applied; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing that constitutes Material Debt or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not materially adverse to Lenders taken as a whole (as determined in good faith by the Borrower) and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders taken as a whole (as determined in good faith by the Borrower), or (B) otherwise comply with the definition of “Permitted Refinancing Debt” or constitute Junior Capital.

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrower or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(i) restrictions imposed by applicable law;

(ii) contractual encumbrances or restrictions in effect on the Closing Date under Debt existing on the Closing Date and set forth on Schedule 7.1, the Bank Loan Documents, or any agreements related to any Permitted Refinancing Debt in respect of any such Debt that does not materially expand the scope of any such encumbrance or restriction;

(iii) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary;

(iv) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(v) any restrictions imposed by any agreement relating to secured Debt permitted by this Loan Agreement to the extent that such restrictions apply only to the property or assets securing such Debt;

(vi) any restrictions imposed by any agreement relating to Debt incurred pursuant to Section 7.1 or Permitted Refinancing Debt in respect thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Loan Documents;

(vii) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(viii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(ix) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(x) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 7.5 pending the consummation of such sale, transfer, lease or other disposition;

(xi) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.9;

(xii) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(xiii) any agreement in effect at the time such Person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Subsidiary;

(xiv) restrictions in agreements representing Debt permitted under Section 7.1 of a Subsidiary of the Borrower that is not a Subsidiary Guarantor;

(xv) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(xvi) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(xvii) any encumbrances or restrictions of the type referred to in Sections 7.9(c)(i) and 7.9(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in Sections 7.9(b)(A) through (E); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 7.10 Fiscal Year. Change the Fiscal Year-end of the Borrower to a date other than December 31; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its Fiscal Year to end on any other day reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Loan Agreement that are necessary to reflect such change in Fiscal Year end.

Section 7.11 Limitation on Disposition of Collateral. Sell, transfer, lease, assign, replace or otherwise dispose of any of the Collateral, except as permitted pursuant to the terms of the Security Documents.

Section 7.12 Limitation on Subsidiaries. Permit any of its Subsidiaries or other Affiliates to Guarantee any obligations of the Borrower or any other Loan Party under the Bank Loan Documents, unless such Subsidiary or other Affiliate (as the case may be) also Guarantees the Obligations and becomes a party to (a) this Loan Agreement and, (b) to the extent a Subsidiary will become a Loan Party that will own Collateral, the Security Agreement, in either case pursuant to a joinder agreement in form and substance reasonably satisfactory to the Administrative Agent.

Section 7.13 Senior Secured Leverage Ratio. Permit the Senior Secured Leverage Ratio on the last day of any Fiscal Quarter (commencing with the first Fiscal Quarter ending during the Initial Period) to exceed the ratio specified for such period below for such fiscal quarter:

Fiscal Quarter	Senior Secured Leverage Ratio
First Fiscal Quarter ending during the Initial Period (the “First Test Date”) through third Fiscal Quarter ending after the First Test Date	7.50:1:00
Fourth Fiscal Quarter through seventh Fiscal Quarter ending after the First Test Date	6.00:1:00
Eighth Fiscal Quarter ending after the First Test Date and thereafter	4.75:1:00

Section 8. GUARANTY.

Section 8.1 Guaranty of the Obligations. Subject to the provisions of Section 8.2, the Guarantors hereby jointly and severally irrevocably and unconditionally guaranty to the Administrative Agent for the benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

Section 8.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors (which right shall be subordinated to any Beneficiary’s right to remaining unpaid amounts guaranteed by such Contributing Guarantors) in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the Fair Share Contribution Amount with respect to any Contributing Guarantor for purposes of this Section 8.2, each of (A) any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder and under any guaranty of other Debt (which guaranty contains a limitation as to maximum amount similar to that set forth in this Section 8.2, pursuant to which the liability of such Guarantor hereunder is included in the liabilities taken into account in determining such maximum amount) and after giving effect as assets to the value (as determined under the applicable provisions of the fraudulent transfer or conveyance laws) of any rights to subrogation, reimbursement, indemnification or contribution of such Guarantor pursuant to applicable law or pursuant to the terms of any agreement (including any such right of contribution under this Section 8.2), and (B) any liabilities of such Guarantor in respect of intercompany Debt to the Borrower or other Affiliates of the Borrower to the extent that such Debt would be discharged in an amount equal to the amount paid by such Guarantor hereunder, shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including in respect of this Section 8.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 8.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 8.2. In no event shall any Guarantor be required to contribute more than its Fair Share Contribution Amount toward the payment of Obligations under its Guaranty.

Section 8.3 Payment by Guarantors. Subject to Section 8.2, the Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), the Guarantors will upon demand pay, or cause to be paid, in Cash, to the Administrative Agent for the ratable benefit of the Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to the Beneficiaries as aforesaid.

Section 8.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) the Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if the Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and

(f) this Guaranty and the obligations of the Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full in Cash of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for Debt other than the Guaranteed Obligations) to the payment of Debt other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of the Borrower or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

Section 8.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of the Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Account or credit on the books of any Beneficiary in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full in Cash of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence or willful misconduct; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 8.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

Section 8.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full in Cash, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full in Cash, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including any such right of contribution as contemplated by Section 8.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against the Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full in Cash, such amount shall be held in trust for the Administrative Agent on behalf of the Beneficiaries and shall forthwith be paid over to the Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

Section 8.7 Subordination of Other Obligations.

(a) Any Debt of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) (such Debt being referred to herein as “Intercompany Indebtedness”) is hereby subordinated in right of payment to the Guaranteed Obligations. Upon the occurrence and during the continuance of an Event of Default, the Borrower and the Guarantors shall not make any payments in respect of Intercompany Indebtedness to any Obligee Guarantor, and any such Intercompany Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be immediately paid over to the Administrative Agent or whomever is then legally entitled to receive such payment but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision of this Guaranty. Without limitation of subsection (a) above, each Guarantor agrees that any and all claims of such Guarantor against the Borrower with respect to any Debt of the Borrower to such Guarantor (“Borrower Debt”), or against any of the Borrower’s properties as a result of a claim respecting such Borrower Debt, shall be subordinate and subject in right of payment to the Guaranteed Obligations owed to the Beneficiaries until the Guaranteed Obligations shall have been indefeasibly paid in full in Cash; provided, that the Borrower may make payments to the applicable Guarantor in respect of such Borrower Debt until an Event of Default shall have occurred and be continuing (and upon the occurrence and during the continuance of any Event of Default, the Borrower shall not make any payments in respect of such Borrower Debt); provided, further, that all loans and advances made by a Guarantor to the Borrower shall be received by the Borrower subject to the provisions of this Loan Agreement and the other Loan Documents. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from the Borrower, all rights, Liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of the Borrower (whether constituting part of the security or collateral given to the Collateral Agent or otherwise) shall be and hereby are subordinated to the rights (if any) of the Collateral Agent and the other Beneficiaries in such assets. Except as expressly permitted by this Loan Agreement and the other Loan Documents, the Guarantors shall have no right to possession of any such asset or to foreclose upon, or exercise any other remedy in respect of, any such asset, whether by judicial action or otherwise, until the Guaranteed Obligations shall have been indefeasibly paid in full in Cash.

(b) Each Loan Party agrees that upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of such Loan Party or the Development, the Agents and the Lenders shall be entitled to receive payment in full with respect to all principal, premium, interest, if any, and other amounts owing in respect of the Notes and other Obligations before any payment or any distribution to any other Loan Party or any Affiliate thereof. Notwithstanding the foregoing, the Agents and Lenders recognize that each Loan Party shall at all times retain the sole and unfettered ability to pay its operating costs, including upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of such Loan Party or the Development.

Section 8.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations (other than contingent indemnification obligations for which no claim has yet been made) shall have been indefeasibly paid in full in Cash. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

Section 8.9 Authority of Guarantors or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

Section 8.10 Financial Condition of Borrower. Any Advance may be made to the Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Beneficiary.

Section 8.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of the Administrative Agent acting pursuant to the instructions of the Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor. The obligations of the Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any other Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in subsection (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of the Guarantors and the Beneficiaries that the Guaranteed Obligations which are guaranteed by the Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. The Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay the Administrative Agent, or allow the claim of the Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of the Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

Section 9. RISK OF LOSS; INSURANCE.

Section 9.1 Casualty.

(a) Upon the occurrence of a Casualty or a series of Casualties with respect to an Item or Items of Equipment that constitutes Collateral with a Purchase Price aggregating in excess of $2,000,000, the Borrower shall give the Administrative Agent prompt notice thereof (a “Casualty Notice”). The Casualty Notice shall specify whether the Borrower will:

(i) pay to the Administrative Agent, for the account of the Lenders, the sum (the “Casualty Payment”) of (x) the Casualty Amount of the Item or Items of Equipment suffering such Casualty or series of Casualties, together with (y) all Interest then due and owing and (z) any other amounts then due and owing, including, without limitation, the LIBOR Breakage Amount, if applicable; or

(ii) replace, or cause to be replaced, the Item or Items of Equipment, with respect to which the Casualty or series of Casualties has occurred pursuant to the following provisions of this Section, provided that upon the occurrence and during the continuance of a Default or an Event of Default or in the event such Casualty is pursuant to the last sentence of the definition thereof, the Borrower shall be obligated to make the payments referred to in clause (i) above and shall not be entitled to exercise any right or election of replacement pursuant to this clause (ii).

(b) If the Borrower has elected, or is required, to pay the Casualty Amount pursuant to clause (a)(i) above, the Borrower shall continue to make all payments of Interest and Required Prepayments due under this Loan Agreement until and including the Casualty Settlement Date. After any Casualty Payment is made, the remaining scheduled Required Prepayments and Interest under this Loan Agreement shall be proportionately reduced so that the remaining Required Prepayments shall fully amortize the Loan Balance by the Maturity Date.

(c) If the Borrower has given notice that it intends to replace the Item or Items of Equipment suffering such Casualty or series of Casualties, and such replacement is permitted under the foregoing clause (a)(ii), the Borrower may make subject to this Loan

Agreement, not later than the Casualty Settlement Date with respect to such Item or Items of Equipment, a replacement for such Item or Items of Equipment meeting the suitability standards hereinafter set forth (a “Replacement Item”). To be suitable as a Replacement Item of Equipment, an Item (or Items) must (i) be of the same general type, (ii) have the same or better remaining economic useful life, state of repair and operating condition (immediately preceding the Casualty or series of Casualties assuming that such Item or Items of Equipment had been maintained in accordance with the terms of Section 5.1(d) and (e) of the Security Agreement) as the Item or Items of Equipment, taken as a whole, suffering the Casualty or series of Casualties, (iii) have a Fair Equipment Value of not less than the Fair Equipment Value (immediately preceding the Casualty or series of Casualties assuming that such Item or Items of Equipment had been maintained in accordance with the terms of Section 5.1(d) and (e) of the Security Agreement) of the Item or Items of Equipment, taken as a whole, suffering the Casualty or series of Casualties and (iv) be free and clear of any Liens and not financed with any proceeds of the Loan. In the event any Replacement Item of Equipment is of an earlier year of construction than the replaced Item or Items of Equipment, the Borrower shall deliver an appraisal in form and substance reasonably satisfactory to the Required Lenders from the Appraiser confirming that such Replacement Item or Items of Equipment meet the standards set forth in clause (ii) and (iii) of the immediately preceding sentence. The Borrower shall cause a Security Agreement Supplement to be executed and delivered to the Collateral Agent and the Lenders with respect to such Replacement Item or Items, and shall deliver (or cause to be delivered) to the Collateral Agent and the Lenders evidence reasonably satisfactory to them of the Loan Parties’ compliance with the insurance provisions of Section 9.2 with respect to such Replacement Item or Items, it being acknowledged and agreed by the Loan Parties that such Replacement Item or Items shall be deemed Collateral for all purposes hereof and of the Security Documents.

(d) If (i) the Administrative Agent and the Lenders have received the Casualty Payment with respect to the Casualty or series of Casualties and all other amounts due hereunder, or (ii) the Item or Items of Equipment have been substituted in accordance herewith, and the applicable Loan Party has executed and delivered to the Collateral Agent a Security Agreement Supplement, and, in each case, no Default or Event of Default has occurred and is continuing, the Borrower shall be entitled to receive from the Collateral Agent the proceeds of any recovery in respect of the Item or Items of Equipment from insurance or otherwise, to the extent recovered by the Collateral Agent (“Casualty Recoveries”), and the Collateral Agent, subject to the rights of any insurer insuring the Items of Equipment, as provided herein, shall execute and deliver to the Borrower, or to its assignee or nominee, a release for the Item or Items of Equipment, which have been substituted in accordance with clause (ii) above and such other documents as may be required to release the Item or Items of Equipment, from the terms of the Security Agreement, in such form as may reasonably be requested by the Borrower. All fees, costs and expenses relating to a substitution as described herein shall be borne by the Borrower. Except as otherwise provided in this Section, the Borrower shall not be released from its obligations hereunder in the event of, and shall bear the risk of, any Casualty to any Item of Equipment, prior to or during the term of this Loan Agreement and thereafter until all of the Borrower’s obligations hereunder are fully performed.

(e) The Loan Parties hereby assumes all risk of loss, damage, theft, taking, destruction, confiscation, requisition, commandeering, taking by eminent domain or condemnation, partial or complete, of or to each Item of Equipment however caused or occasioned, such risk to be borne by the Loan Parties with respect to each Item of Equipment. The Loan Parties agree that no occurrence specified in the preceding sentence shall impair, in whole or in part, any obligation of the Loan Parties under this Loan Agreement, including, without limitation, the obligation to pay Interest.

Section 9.2 Insurance Coverage.

(a) Insurance Requirements. Each Loan Party, at its expense, shall maintain with financially sound and reputable insurance companies, and shall deliver to the Administrative Agent certificates of insurance evidencing insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar businesses as the Loan Parties) as are customarily carried under similar circumstances by such other Persons , including the following:

(1) commercial general liability insurance with limits of not less than $1,000,000 per occurrence combined single limit and $2,000,000 in the aggregate where applicable for the policy period extended to cover: (i) contractual liability assumed by such Loan Party, (ii) independent contractors liability, (iii) broad form property damage liability, (iv) products & completed operations coverage on an “if any” basis, (v) waiver of subrogation against the Collateral Agent, (vi) severability of interest provision, and (vii) personal & advertising injury liability;

(2) automobile liability insurance including coverage on owned, hired and non-owned automobiles with bodily injury and property damage limits of not less than $1,000,000 per occurrence combined single limit, with a waiver of subrogation against the Collateral Agent; provided that coverage as to owned vehicles may occur on or promptly after the first date the Borrower or any of the Subsidiaries have vehicles;

(3) umbrella/excess liability in excess of commercial general liability, automobile liability and employers’ liability coverages with a limit of liability of not less than $50,000,000 per occurrence;

(4) all-risk property (special cause of loss) insurance on the improvements and betterments in an amount not less than the full insurable value on a replacement cost basis of the insured improvements and personal property related thereto. During the construction period, if the general property insurance coverage does not apply, property insurance shall be written in a so-called Builder’s Risk completed non-reporting form including coverage for all furniture, fixtures and equipment and provide that the Collateral Agent shall be included under a Lenders Loss Payable endorsement. This policy will have no coinsurance requirement and shall contain a provision granting the insured permission to occupy prior to completion to the extent commercially available;

(5) terrorism insurance for certified acts of terrorism on the improvements and betterments in an amount not less than the full insurable value on a replacement cost basis of the insured improvements and personal property related thereto to the extent that such coverage is commercially available at a commercially reasonable price. During the construction period, terrorism insurance shall be written in a so-called Builder’s Risk completed non-reporting form. It is further understood that such coverage may be provided by a captive insurance company (a “Captive Insurance Company”) except with respect to losses which are not reinsured by the federal government under the Terrorism Risk Insurance Act (TRIA) which shall be reinsured by an insurance company having an A.M. Best rating of not less than A- VII. Such reinsurance agreements between such Captive Insurance Company and all such reinsurance companies providing the referenced reinsurance shall provide for direct access to such reinsurers through a direct access cut-through endorsement for all named insureds, loss payees and mortgagees. The Agents and Lenders hereby acknowledge and agree that Romulus Risk and Insurance Company, Inc. is an acceptable Captive Insurance Company for providing such certified terrorism coverage for the Borrower;

(6) workers’ compensation and employers’ liability insurance in accordance with the applicable laws of the state of Maryland. The policy limit under the employers’ liability insurance section shall not be less than $1,000,000 for any one accident which may occur on or after the first date the Borrower or any of the Subsidiaries have employees; and

(7) If any building structures or improvements included in Mortgaged Property lie, within a “special flood hazard area” as designated on maps prepared by the Federal Emergency Management Agency (or any successor agency) flood insurance shall be carried for the duration of the Loans in compliance with applicable law and the National Flood Insurance Program as set forth in the flood laws, including the required deductibles.

(b) Policy Requirements. All insurance policies shall (i) be issued by financially sound and reputable insurance companies, (ii) include “Wells Fargo Gaming Capital, LLC, as Collateral Agent, its successors and/or assigns as their interest may appear” as additional insureds on all liability insurance and as mortgagee and loss payee on property and flood insurance (as applicable), (iii) be endorsed to show that the Borrower’s insurance shall be primary and all insurance, if any, carried by the Collateral Agent or Lenders is strictly excess and secondary, (iv) provide that it shall not be canceled (x) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (y) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Collateral Agent, or insurance certificate with respect thereto) (v) be evidenced by a certificate of insurance to be provided to the Collateral Agent, and (vi) include either policy or binder numbers on the ACORD form (which form Collateral Agent may rely on). It is agreed and understood that all policies required by the Loan Documents including this Section 9.2, shall be subject to commercially reasonable deductibles and/or retentions for businesses of similar size and quality. It is further agreed and understood that all insurance coverage required by the Loan Documents including this Section 9.2, other than required flood insurance, may be effected under blanket policies covering the Collateral and other property and assets of the Loan Parties not part of the Collateral.

(c) Evidence of Insurance; Payment of Premiums. Each Loan Party shall deliver to the Administrative Agent, as soon as practicable with the endeavor to be at least fourteen (14) days before the expiration of an existing policy, evidence acceptable to the Administrative Agent of the continuation of the coverage of the expiring policy. If the Administrative Agent has not received satisfactory evidence of such continuation of coverage in the time frame herein specified, the Administrative Agent shall have the right, but not the obligation, to purchase such insurance for the Administrative Agent’s interest only. Any amounts so disbursed by the Administrative Agent pursuant to this Section shall be repaid by the Borrower within 10 days after written demand therefor. Nothing contained in this Section shall require the Agents or the Lenders to incur any expense or take any action hereunder, and inaction by the Agents or the Lenders shall never be considered a waiver of any right accruing to the Agents or the Lenders on account on this Section. The payment by the Administrative Agent of any insurance premium for insurance which the Loan Parties are obligated to provide hereunder but which the Administrative Agent believes has not been paid, shall be conclusive between the parties as to the legality and amounts so paid. The Borrower agrees to pay all premiums on such insurance as they become due, and will not permit any condition to exist on or with respect to the Mortgaged Property which would wholly or partially invalidate any insurance thereon.

(d) No Liability. The Administrative Agent shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurers, or payment of losses, and each Loan Party hereby expressly assumes full responsibility therefor and all liability, if any, thereunder.

(e) Insurance Proceeds. If (i) no Event of Default has occurred and is continuing, (ii) the Borrower has not elected to apply loss proceeds according to Section 9.1(a)(i), and (iii) replacement, restoration or repair of the Collateral is commenced and can be completed within six months and the insurance proceeds, together with demonstrated other funds of the Loan Parties satisfactory to the Lenders, are sufficient to complete such replacement, restoration or repair, then proceeds of insurance with respect to a Casualty shall be returned to the Borrower to be directed towards the restoration or repair of the Collateral, without affecting the obligations of the Loan Parties hereunder. If (i) an Event of Default has occurred and is continuing, (ii) the Borrower has elected to apply loss proceeds according to Section 9.1(a)(i), or (iii) replacement, restoration or repair cannot be completed within six months, the Borrower shall cause the insurers, reinsurers, counterparties, Governmental Authorities or other payors of such loss proceeds to pay all such loss proceeds directly to the Collateral Agent, for the benefit of the Lenders, for deposit in a separate account maintained by the Collateral Agent, and such proceeds shall be applied to the payment of all amounts due or to become due (or to make provision for such payment) with respect to all Obligations in accordance with this Loan Agreement, with the remainder, if any, being applied at the Borrower’s option.

(f) No Responsibility of Agents or Lenders. In no event shall any Agent or Lender be held responsible for failure to pay for any insurance required hereby or for any loss or damage growing out of a defect in any policy thereof or growing out of any failure of any insurance company to pay for any loss or damage insured against or for failure by the Lender to obtain such insurance or to collect the proceeds thereof.

Section 10. EVENTS OF DEFAULT AND REMEDIES.

Section 10.1 Events of Default. If any of the following events shall occur and be continuing:

(a) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made; or

(b) default shall be made in the payment of any principal of the Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on the Loan or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five (5) Business Days;

(d) default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Sections 6.1(a) (with respect to the Borrower), 6.5(a), 6.6(b), 6.7, or 6.11, Section 7 (subject to this Section 10.1 and Section 10.3) or Section 9.2;

(e) default shall be made in the due observance or performance by the Borrower or any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days (or sixty (60) days if such default results solely from a Foreign Subsidiary’s failure to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower;

(f) (i) any event or condition occurs that (A) results in any Material Debt becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Debt or any trustee or agent on its or their behalf to cause any Material Debt to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) the Borrower or any of the Material Subsidiaries shall fail to pay the principal of any Material Debt at the stated final maturity thereof; provided that this Section 10.1(f) shall not apply to secured Debt that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Debt if such sale or transfer is permitted hereunder and under the documents providing for such Debt;

(g) a Change in Control shall have occurred;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or any Material Subsidiary, under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary (other than as permitted hereunder); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Borrower or any Material Subsidiary to pay any one or more final judgments aggregating in excess of $25,000,000 (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of thirty (30) consecutive days or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment;

(k) a trustee shall be appointed by a United States district court to administer any Benefit Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Benefit Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Benefit Plan or Benefit Plans, (iv) the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA or (v) the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Benefit Plan that would subject the Borrower or any Subsidiary to tax; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(1) (i) any material provision of any Loan Document shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document shall be asserted in writing by such Loan Party not to be, or with respect to any material portion of the Collateral shall cease to be, a valid and perfected security interest (perfected as or having the priority required by this Loan Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to file Uniform Commercial Code continuation statements or take the actions described on Schedule 5.1(e), or (iii) the Guaranty pursuant to Section 8 of this Loan Agreement or the pledges pursuant to the Security Documents by the Loan Parties securing any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the any Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided that no Event of Default shall occur under this Section 10.1(1) if the Loan Parties cooperate with the Secured Parties to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

(m) the occurrence of a License Revocation with respect to a license issued to the Borrower or any Subsidiary by any Gaming Authority with respect to gaming operations at any gaming facility of the Borrower or any Subsidiary that results in the cessation or suspension of gaming operations at the Development for ten (10) consecutive calendar days to the extent that such License Revocation, together with all prior License Revocations that are still in effect, would reasonably be expected to have a Material Adverse Effect;

(n) the Commencement of Operations of the Development shall not have occurred on or prior to the later of (i) March 31, 2016 and (ii) the date that is twenty-four (24) months (or thirty (30) months, if extended in accordance with Section 5.4 of the Ground Lease Agreement) after the License Award Date (as defined in the Ground Lease Agreement) (the later of such dates, the “Final Date”);

(o) the occurrence of an Event of Default (as defined therein) under the Ground Lease Agreement;

(p) except in connection with a Force Majeure Event (as defined in the Disbursement Agreement), after the first Advance and prior to the Commencement of Operations of the Development, the Borrower shall abandon pursuit of the Development for a period in excess of 180 days; or

(q) an “Event of Default” under and as defined in the Bank Credit Agreement shall have occurred and be continuing;

then, and in any such event, (i) if such event is an Event of Default specified in subsection (h) or (i) above with respect to any Loan Party, automatically the Commitments shall immediately terminate and the Loan hereunder (with accrued interest thereon) and all other amounts owing under this Loan Agreement and the other Loan Documents shall immediately become due and payable, and (ii) with respect to any event constituting an Event of Default other than an Event of Default specified in subsection (h) or (i) above with respect to any Loan Party, the Administrative Agent may (with the consent of the Required Lenders) or shall (upon the instruction of the Required Lenders) during the continuance of such Event of Default, by notice to the Borrower, (A) declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (B) declare the Loan hereunder (with accrued interest thereon, including interest at the Overdue Rate, if any) and all other amounts owing under this Loan Agreement and the other Loan Documents, including, without limitation, LIBOR Breakage Amount, if any, to be due and payable forthwith, whereupon the same shall immediately become due and payable without presentment, demand, protest or any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuation of an Event of Default, the Agents and the Lenders shall be entitled to exercise any and all remedies available under the Loan Documents, including, without limitation, the Security Documents, or otherwise available under applicable law, in equity, or otherwise, including, without limitation, the right, subject to any applicable Gaming Laws, to enter into possession of the Collateral and all sums expended by the Collateral Agent or any other Secured Party in so doing, together with interest on such total amount at the highest default rate provided hereunder, shall be Obligations hereunder, shall be repaid by the Borrower to the Collateral Agent or such Secured Party upon demand and shall be secured by the Loan Documents, notwithstanding that such expenditures may, together with amounts advanced under this Loan Agreement, exceed the total amount of the Commitments. Notwithstanding anything to the contrary contained in this Loan Agreement, in the event the consent of the Lenders is required in connection with the exercise of remedies pursuant to this Section 10, for purposes of determining the required lender consent pursuant to the applicable definitions thereto, the Commitments of the Lenders shall be deemed terminated.

Notwithstanding anything to the contrary contained in this Section 10.1, if, prior to the initial Advance Date, (1) an Event of Default has occurred and is continuing that also constitutes an “Event of Default” under the Bank Credit Agreement (other than an Excluded Event of Default) and (2) such “Event of Default” under the Bank Credit Agreement has been effectively waived in writing pursuant to the terms thereof (and a certified copy of such waiver has been provided to the Administrative Agent), such Event of Default shall be deemed to not constitute an Event of Default hereunder until the earliest to occur of (A) the date that occurs sixty (60) days after the occurrence of such Event of Default, (B) the Business Day immediately preceding the initial Advance Date and (C) the date of expiration or termination of such waiver, it being understood and agreed that if such Event of Default has not been waived in writing pursuant to Section 13.5 on or before such earliest date, such Event of Default shall automatically constitute an Event of Default hereunder on and as of such earliest date.

Section 10.2 Remedies on Default. In case any one or more Events of Default shall occur and be continuing, the Administrative Agent and the Collateral Agent, on behalf of the Lenders as directed by the Required Lenders, may exercise any rights or remedies in their respective capacities under the Loan Documents by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Loan Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise, and any other rights or remedies available at law or in equity in accordance with the provisions of the Loan Documents, subject to Section 13.7. No course of dealing and no delay on the part of any Agent or Lender in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Agents or Lender’s rights, powers or remedies. No right, power or remedy conferred by this Loan Agreement or by any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Any right, remedy, privilege or power of any Secured Party shall be exercised by the Collateral Agent and not by any Secured Party individually.

Section 10.3 Right to Cure. Notwithstanding anything to the contrary contained in Section 10.1, in the event that the Borrower fails (or, but for the operation of this Section 10.3, would fail) to comply with the Financial Covenant, until the expiration of the 10th Business Day subsequent to the date the Compliance Certificate calculating the Financial Covenant is required to be delivered pursuant to Section 6.3(c), any Parent Entity and/or the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of any Parent Entity and/or the Borrower (and, with respect to any Parent Entity, in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by any Parent Entity and/or the Borrower of such Cure Right such Financial Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable Fiscal Quarter and any Test Period that contains such Fiscal Quarter, solely for the purpose of measuring the Financial Covenant and not for any other purpose under this Loan Agreement, (including, for the avoidance of doubt, pricing, financial ratio based conditions or any baskets with respect to the covenants contained herein), by an amount equal to the Cure Amount; provided that, (i) in each four-fiscal-quarter period there shall be at least one Fiscal Quarter in which a Cure Right is not exercised, (ii) in each eight-fiscal-quarter period there shall be no more than six Fiscal Quarters in which the Cure Right is exercised, (iii) for purposes of this Section 10.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Covenant, (iv) there shall be no pro forma reduction in Debt with the proceeds of any Cure Right for determining compliance with the Financial Covenant as of the end of such applicable quarter and (v) for the avoidance of doubt, in connection with the recalculation of the Senior Secured Leverage Ratio as of the end of such applicable quarter, the cash received in connection with the exercise of the Cure Right after the end of such Fiscal Quarter shall not be included in the determination of the Total First Lien Senior Secured Net Debt used in such recalculation. If, after giving effect to the adjustments in this paragraph, the Borrower shall then be in compliance with the requirements of the Financial Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Covenant that had occurred shall be deemed cured for this purposes of this Loan Agreement.

Section 11. AGENTS.

Section 11.1 Appointment of Agents. Wells Fargo Gaming Capital is hereby appointed Administrative Agent hereunder. Wells Fargo Gaming Capital is hereby appointed Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Wells Fargo Gaming Capital to act as Administrative Agent and Wells Fargo Gaming Capital to act as Collateral Agent in accordance with the terms hereof and the other Loan Documents. Wells Fargo Securities is hereby appointed Arranger hereunder, and each Lender hereby authorizes Wells Fargo Securities to act as Arranger in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Section 11 are solely for the benefit of the Agents and the Lenders and no Loan Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower, the Guarantors or any of their respective Subsidiaries.

Section 11.2 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein. Without limiting the foregoing, no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing. The Administrative Agent hereby agrees that it shall furnish to each Lender, promptly after the Administrative Agent’s receipt thereof, a copy of any written notice, written communication or other document required to be delivered by any Loan Party pursuant to the Loan Documents and received by the Administrative Agent from any Loan Party pursuant to the terms of this Loan Agreement or any other Loan Document. Except as expressly set forth in this Loan Agreement or in the other Loan Documents (including, without limitation, pursuant to the immediately preceding sentence), neither the Administrative Agent nor the Collateral Agent shall have any duty to disclose, and neither of them shall be liable for the failure to disclose, any information relating to any Loan Party or any of its Affiliates that is communicated to or obtained by the Administrative Agent, the Collateral Agent or any of their Affiliates in any capacity.

Section 11.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party in connection with the Loan Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loan or as to the existence or possible existence of any Event of Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the outstanding amount of the Loan.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other number or percentage of Lenders as may be required to give such instructions hereunder) and, upon receipt of such instructions from the Required Lenders (or such other number or percentage of Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions, provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower and/or other Loan Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of the Required Lenders (or such other Lenders as may be required to give such instructions hereunder). Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by a Lender, the Borrower or any other Loan Party.

(c) Delegation of Duties. Any Agent may perform any and all of its duties and exercise its rights and powers under this Loan Agreement or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 11.3 and of Section 11.6 shall apply to any the Affiliates of each Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as such Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 11.3 and of Section 11.6 shall apply to any such sub-agent and to the Affiliates of any such subagent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, such sub-agent shall be a third party beneficiary under this Loan Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders.

Section 11.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loan, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with any Loan Party or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

Section 11.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrower and the Guarantors in connection with the Loan hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower and the Guarantors. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loan or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to the Lenders.

(b) Each Lender, by delivering its signature page to this Loan Agreement or any Assignment and Assumption Agreement and funding its Advances on an Advance Date shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, the Required Lenders or the Lenders, as applicable, on such Advance Date.

Section 11.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share at the time any claim therefor is made, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Loan Party (but without limiting any Loan Party’s reimbursement obligations), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Loan Agreement or the other Loan Documents; provided, that (i) no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction and (ii) the Commitments of the Lenders are several and no Lender shall be required to reimburse or indemnify any Agent for any amount any other Lender fails to advance under its respective Commitment. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 11.7 Successor Administrative Agent and Collateral Agent. The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Lenders and the Borrower, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrower and the Administrative Agent and signed by the Required Lenders. Upon any such notice of resignation or any such removal, the Required Lenders, in consultation with the Borrower, shall have the right, upon five (5) Business Days’ notice to the Borrower, to appoint a successor Administrative Agent. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation or within ten (10) days of being removed, then the retiring or removed Administrative Agent may on behalf of the Lenders appoint a successor Administrative Agent; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation or removal shall nonetheless become effective in accordance with such notice and (a) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents (except, in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring (or retired) or removed Administrative Agent shall promptly, at the sole cost and expense of the Borrower, (i) transfer to such successor Administrative Agent all sums and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Loan Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Security Documents, whereupon such retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article XI shall continue in effect for the benefit of such retiring or removed Administrative Agent, it sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent. Each of the preceding provisions and procedures in this Section 11.7 shall also be applicable to the resignation and appointment of a replacement Collateral Agent hereunder.

Section 11.8 Security Documents and Guaranty.

(a) Agents under Security Documents and Guaranty. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Guaranty, the Collateral and the Security Documents. Subject to Section 13.5, without further written consent or authorization from any Secured Party, the Collateral Agent may execute any documents or instruments necessary or reasonably requested by the Borrower, in connection with a sale or disposition of assets permitted by this Loan Agreement, to release any Lien encumbering any item of Collateral that is the subject of such sale or other disposition of assets or to which the Required Lenders (or such number or percentage of other Lenders as may be required to give such consent hereunder) have otherwise consented. In connection with any disposition or release of any Collateral pursuant to the terms of any Loan Document, at the Borrower’s request and expense, the Collateral Agent shall (without recourse and without any representation or warranty) execute and deliver or cause to be executed and delivered to the Borrower such documents (including UCC-3 termination statements) as the Borrower may reasonably request to evidence or effect such release. Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s authority to release its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 11.8.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Administrative Agent, the Collateral Agent and the Lenders hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the other Loan Documents may be exercised solely by the Collateral Agent, on behalf of the Secured Parties in accordance with the terms thereof, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing), shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

Section 11.9 Withholding Taxes. To the extent required by any applicable law, each of the Administrative Agent and the Collateral Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent or the Collateral Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent or the Collateral Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent and the Collateral Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent or the Collateral Agent as tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

Section 11.10 Intercreditor Agreements. Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of the Lenders, and the Collateral Agent, on behalf of and for the benefit of the Secured Parties, to enter into the Intercreditor Agreement and such other documents as may be consented to by the Lenders in accordance with Section 13.5, and each Lender agrees to be bound by the terms of the Intercreditor Agreement and each other such document. For the avoidance of doubt, subject to the terms of Section 13.5, any amendment, modification or waiver of any provision of the Intercreditor Agreement that requires the consent or approval of any Agent shall require the prior written consent of the Required Lenders.

Section 12. INDEMNITY.

Section 12.1 General Indemnification. Whether or not the transactions contemplated hereby are consummated, to the fullest extent permitted by any Requirements of Law, the Borrower hereby:

(x) waives and releases any Claims now or hereafter existing against any Indemnitee on account of, and

(y) assumes liability for and agrees to indemnify, protect, defend, save and keep harmless each Indemnitee on an after-tax basis (in accordance with Section 12.3) from and against, any and all Claims of every kind and nature whatsoever that may be imposed on, incurred by, or asserted against any Indemnitee, to the extent not caused by bad faith, gross negligence or willful misconduct of the Indemnitee as determined by the final non-appealable judgment of a court of competent jurisdiction (provided that the indemnification provided under this Section 12.1 shall specifically include matters based on or arising from the negligence of any Indemnitee), whether or not such Indemnitee shall also be indemnified as to any such Claim by any other Person and whether or not such Claim arises or accrues prior to the Closing Date or after the Maturity Date, and which relates in any way to or arises in any way out of:

(a) any of the Loan Documents or any of the transactions contemplated thereby, or any investigation, litigation or proceeding in connection therewith, and any amendment, modification or waiver in respect thereof;

(b) the Collateral or any Part thereof or interest therein;

(c) with respect to the Collateral or Part thereof, the acquisition, mortgaging, design, manufacture, re-manufacture, construction, preparation, installation, inspection, delivery, non-delivery, acceptance, rejection, purchase, ownership, possession, rental, lease, sublease, repossession, maintenance, repair, alteration, modification, addition or substitution, storage, titling or retitling, transfer of title, registration or re-registration, redelivery, use, operation, condition, financing, refinancing, sale, return or other application or disposition or the imposition of any Lien (or incurring of any liability to refund or pay over any amount as a result of any Lien) on any of the Collateral including, without limitation, (i) Claims or penalties arising from any violation of any Requirements of Law or in tort (strict liability or otherwise), (ii) latent or other defects, whether or not discoverable, and (iii) any Claim for patent, trademark or copyright infringement;

(d) the sale or other disposition of the Collateral in compliance with applicable law including, without limitation, any disposition as a result of the exercise of remedies;

(e) the offer, issuance, sale or delivery of the Notes in accordance with the Loan Documents;

(f) the breach by any Loan Party of any representation or warranty made by it or deemed made by it in any Loan Document;

(g) the transactions contemplated hereby or by any other Loan Document in respect of the application of Parts 4 and 5 of Subtitle B of Title I of ERISA (to the extent ERISA applies) and any Prohibited Transaction described in Section 4975(c) of the Code;

(h) any failure on the part of any Loan Party to perform or comply with any of the terms of any Loan Document to which it is a party; or

(i) any other agreement entered into or assumed by any Loan Party in connection with the Collateral.

It is expressly understood and agreed that this Section 12.1 shall not apply to Claims in respect of:

(A) Taxes (such Claims being subject to Section 12.2), except with respect to (1) taxes or penalties included in Claims described in clause (g) above, and (2) any payment necessary to make payments under this Section 12.1 in accordance with Section 12.3; and

(B) the bad faith, gross negligence or willful misconduct of such Indemnitee or any Affiliate, agents, officers directors, servants or employees thereof, as determined by the final non-appealable judgment of a court of competent jurisdiction.

Section 12.2 General Tax Indemnity.

(a) All payments to be made by or on the behalf of any Loan Party under this Loan Agreement or any Loan Document to or for the account of any Indemnitee shall be made without any set-off or counterclaim whatsoever and free and clear of any deduction or withholding on account of any Taxes unless such Loan Party is required by law or any competent authority to make any such deduction or withholding. If any Loan Party is required to make any deduction or withholding for or on account of any Taxes from any payment to be made by the such Loan Party or the Administrative Agent to any Indemnitee under this Loan Agreement or any Loan Document, then such Loan Party shall indemnify such Person on an after-tax basis and (i) ensure or procure that the deduction or withholding is made and that it does not exceed the minimum legal requirement therefor, (ii) pay, or procure the payment of, the full amount deducted or withheld to the relevant taxation or other authority in accordance with the applicable law, and (iii) increase the payment in respect of which the deduction or withholding is required so that the net amount received by the Indemnitee or the Administrative Agent after the deduction or withholding shall be equal to the amount which the Indemnitee would have been entitled to receive in the absence of any requirement to make a deduction or withholding. No Loan Party shall have any obligation to pay any such additional amount or indemnify the Indemnitee for such Taxes the extent that the deduction, withholding or imposition of Tax giving rise to such requirement arises as a result of a failure of such Lender (A) to be eligible for a complete exemption from withholding on the date such Lender became a Lender hereunder (except, in the case of a successor Lender, to the extent that the predecessor Lender would have been entitled to an additional amount or indemnity hereunder) or (B) to furnish such Loan Party such forms and other information as may be required under Section 12.2(c).

Payments to any Indemnitee under this Section 12.2(a) shall be made directly to the taxing authority or within ten (10) Business Days from the date such Indemnitee makes written demand therefor, which demand shall set forth in reasonable detail the basis and calculations of the amounts demanded. Any Indemnitee claiming any indemnity payment or additional amounts payable pursuant to this Section 12.2(a) shall use reasonable efforts to file any certificate or document reasonably requested in writing by any Loan Party or the Administrative Agent if the making of such a filing would avoid the need for or reduce the amount of any such indemnity payment or the withholding amount that may thereafter accrue.

All of the indemnities contained in this Section 12.2 shall continue in full force and effect notwithstanding the expiration or earlier termination of this Loan Agreement in whole or in part, including the termination of this Loan Agreement with respect to the Collateral, and are expressly made for the benefit of, and shall be enforceable by, each Indemnitee.

(b) Each Loan Party will, promptly upon learning thereof, notify the Administrative Agent and the Indemnitees of all reports or returns required to be made with respect to any Tax with respect to which such Loan Party is required to indemnify hereunder, and will, if permitted by any Requirement of Law, file the same. If such Loan Party is not permitted to so file, such Loan Party shall prepare such reports or returns for signature by the Administrative Agent or the applicable Indemnitee and shall forward the same, together with immediately available funds for payment of any Tax due, to the Administrative Agent or such Indemnitee, no later than later of ten (10) Business Days in advance of the date such payment is to be made or five (5) Business Days upon learning of such filing requirement. Each Loan Party shall furnish the Administrative Agent or such Indemnitee with certified copies of all official receipts or other appropriate evidence of payment for all Taxes paid by such Loan Party pursuant to this Section 12.2.

(c) Each Non-U.S. Indemnitee shall deliver to the Loan Parties and the Administrative Agent two original copies of IRS Form W-8BEN, W-8IMV or W-8ECI or successor applicable form or forms, properly and duly executed, establishing in either case that such Non-U.S. Indemnitee is entitled to receive payments pursuant to this Loan Agreement without deduction or withholding of any U. S. federal income taxes (or at a reduced rate, if applicable) and is a foreign person or a corporation thereby entitled to an exemption from United States backup withholding taxes. Each such Non-U.S. Indemnitee covenants that (i) it will provide to the Loan Parties and the Administrative Agent a new IRS Form W-8BEN, W-8IMV or W-8ECI and any such additional forms (or any successor form or forms) in accordance with applicable United States laws and regulations and amendments, duly executed and completed by such Non-U.S. Indemnitee on the expiration or obsolescence of any previously delivered forms or after the occurrence of any event requiring a change in the most recent forms delivered by it, in either case within ten (10) Business Days of receipt from any Loan Party or the Administrative Agent of (A) written notice that the existing forms are to expire or become obsolete, and (B) the appropriate new forms, unless an event (including any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Non-U.S. Indemnitee from duly completing and delivering any such form with respect to it and such Non-U.S. Indemnitee advises the Administrative Agent and the Loan Parties that it is not capable of receiving payments without any withholding of United States Federal income tax.

(d) If any Indemnitee receives a refund of any Tax for which a payment has been made by any Loan Party or the Administrative Agent pursuant to this Section, which refund in the good faith judgment of such Indemnitee is attributable to such payment made by such Loan Party or the Administrative Agent, then such Indemnitee shall reimburse such Loan Party or the Administrative Agent for such amount as such Indemnitee determines in good faith to be the proportion of the refund as will leave it, after such reimbursement, in the same position it would have been in if the payment of such Tax and any payment by such Loan Party or the Administrative Agent under this Section had not been made. Such Loan Party agrees to indemnify the Indemnitee on an after-tax basis in accordance with the principles of Section 12.3 for any Taxes imposed on such Indemnitee in the event refund is subsequently lost or disallowed in whole or in part.

(e) If any Taxes that are imposed on the Indemnitee and excluded from the indemnification provided for under Section 12.2(a) are required by any Governmental Authority to be paid (other than through withholding from payments made to the affected Indemnitee) by any Loan Party, then such Loan Party shall provide notice to the affected Indemnitee within a reasonable time after paying such amounts, together with an explanation in reasonable detail explaining the nature and circumstances of such payment. Within a reasonable time after receipt thereof, the affected Indemnitee shall reimburse such Loan Party for any payment of such Taxes, on an after-tax basis in accordance with principles set forth in Section 12.3 taking into account any Tax Benefits available to such Loan Party on its payment of the Taxes.

Section 12.3 Gross Up. If any payment or Tax which any Loan Party is required to pay or reimburse under any other provision of this Section (each such payment or reimbursement under this Section, an “Original Payment”) constitutes income to such Indemnitee, then such Loan Party shall pay to such Indemnitee on demand the amount of such Original Payment on a grossed-up basis such that, after subtracting all Taxes imposed on such Indemnitee with respect to such Original Payment (including any Taxes otherwise excluded from the indemnification provided under Section 12.2 and assuming for this purpose that such Indemnitee were subject to taxation at the highest Federal, state or local marginal rates applicable to widely held corporations for the year in which such income is taxable), such payments shall be equal to the Original Payment to be received (net of any current credits, deductions or other Tax benefits (‘Tax Benefits’”) realized (as determined in such Indemnitee’s sole discretion) as a result of the payment by such Loan Party of such Tax or other amount). Each Loan Party agrees to indemnify the Indemnitee on an after-tax basis in accordance with the principles of Section 12.3 for any Taxes imposed on such Indemnitee in the event such Tax Benefits are subsequently lost or disallowed in whole or in part.

Section 12.4 Capital Adequacy. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase-in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any court, central bank regulator or other Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Lender directly or by its parent company (including, without limitation, any reserve requirements specified under regulations issued from time to time by the Board and then applicable to assets or liabilities consisting of and including “Eurocurrency Liabilities” as defined in Regulation D of such Board) as determined by such Lender (in its sole and absolute discretion), then, in any such case, upon written notification from time to time by such Lender to the Borrower (with a copy thereof to the Administrative Agent), the Borrower shall, within five (5) Business Days following receipt of the statement referred to in the next sentence, pay directly to such Lender, as a Supplemental Payment, additional amounts sufficient to compensate such Lender or its parent for such increased cost to such Lender (subject to Section 12.3). A statement of a Lender as to any such additional amount or amounts (including calculations thereof in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower. In determining such amount, each Lender shall use any method of averaging or attribution that it (in its reasonable discretion) shall deem applicable. Notwithstanding any provision of this Section 12.4 to the contrary, no amount shall be payable by the Borrower with respect to any such increased costs incurred more than one hundred and eighty (180) days before the date such Lender first notifies the Borrower of its intention to demand compensation under this Section.

Section 12.5 Increased Costs. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation after the date hereof, or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) issued or made after the date hereof, there shall be reasonably incurred any increase in the cost to any Lender of agreeing to make or making, funding or maintaining the Loan, then the Borrower shall from time to time, promptly after receipt of written demand by such Lender (with a copy of such demand to the Administrative Agent), pay directly to such Lender, as a Supplemental Payment, additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost and giving a reasonable explanation and calculation thereof shall be submitted to the Borrower and the Administrative Agent by such Lender, shall constitute such demand and shall be conclusive and binding for all purposes, absent manifest error.

Section 12.6 Funding Losses. The Borrower agrees to reimburse any Lender for any fees, costs and expenses incurred as a result of (a) the failure of the transaction contemplated hereby to occur on the Closing Date or (b) any payment of all or any portion of the Loan Balance for any reason on a date other than a Payment Date. Any affected Lender shall promptly notify the Borrower in writing of the amount of any claim under this Section, the reason or reasons therefor and the additional amount required fully to compensate such Lender for such fees, costs and expenses. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding on the Borrower.

Section 12.7 Actions of Lenders. Each Lender shall use reasonable efforts (including reasonable efforts to change the booking office for this transaction) to avoid or minimize any amounts which might otherwise be payable pursuant to Sections 12.3, 12.4, 12.5 and 12.6; provided, however, that such efforts shall not be deemed by such Lender, in its sole discretion, to be disadvantageous to it.

Section 13. GENERAL CONDITIONS.

Section 13.1 Payment of Transaction Costs and Other Costs. If the transactions contemplated hereby are consummated, the Borrower shall pay all Transaction Costs and all fees in accordance with Sections 2.4, 2.5, 4.1(d), 4.2 and 4.3 (or upon such later date as agreed to by the Arranger, the Agents and the Lenders). In the event the transactions contemplated hereby do not close, the Borrower shall pay all Transaction Costs (limited to reasonable and documented third-party costs and expenses of the Arranger) promptly upon receipt of invoices therefor. In addition, the Borrower shall pay or reimburse the Arranger, the Agents and the Lenders for all other Transaction Costs and fees and all other out-of-pocket costs and expenses (including the reasonable fees and expenses of Sheppard Mullin Richter & Hampton LLP, as counsel for the Agents, and the reasonable fees, charges and disbursements of one local counsel per jurisdiction and, in the event of a conflict of interest from and after an Event of Default, one additional counsel of each type to similarly situated parties) reasonably incurred in connection with: (a) entering into, or the giving or withholding of, any future amendments, supplements, waivers or consents with respect to the Loan Documents; (b) any Casualty or termination of this Loan Agreement or any other Loan Document; (c) the negotiation and documentation of any restructuring or “workout”, whether or not consummated, of any Loan Document; (d) the enforcement of the rights or remedies under the Loan Documents; (e) further assurances requested pursuant to any Loan Documents; (f) any transfer by the Administrative Agent, the Collateral Agent or a Lender of any interest in the Loan Documents during the continuance of a Default; (g) any appraisals of the Collateral; and (h) the ongoing fees and expenses of the Agents and the Lenders.

Section 13.2 Effect of Waiver. No delay or omission to exercise any right, power or remedy accruing to any Agent or any Lender upon any breach or default of any Loan Party hereunder shall impair any such right, power or remedy nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein or of or in any similar breach or default thereafter occurring, nor shall any single or partial exercise of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of the Lenders or any Agent of any breach or default under this Loan Agreement must be specifically set forth in writing and must satisfy the requirements set forth in Section 13.5 with respect to approval by the Lenders and the Agents.

Section 13.3 Survival of Covenant. All representations, warranties and covenants of the Loan Parties shall survive the expiration or termination of this Loan Agreement to the extent arising prior to any such expiration or termination.

Section 13.4 Applicable Law. THIS LOAN AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW), EXCEPT WITH RESPECT TO GAMING LAWS, IN WHICH CASE MARYLAND LAW SHALL APPLY. THE LOAN PARTIES, THE AGENTS AND THE LENDERS AGREE THAT THE TRANSACTIONS UNDER THIS LOAN AGREEMENT, INCLUDING THE EXECUTION OF THIS LOAN AGREEMENT AND THE LENDING OF MONEY, OCCURRED IN THE STATE OF NEW YORK.

Section 13.5 Waivers; Amendments.

(a) This Loan Agreement and the other Loan Documents exclusively and completely state the rights of the Lenders, the Agents and the Borrower with respect to the Loan and the Collateral and supersedes all prior agreements, oral or written, with respect thereto. The rights and remedies of the Agents and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Loan Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 13.5(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such Person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Loan Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 7.10, (y) in the case of this Loan Agreement, pursuant to an agreement or agreements in writing entered into by the Loan Parties and the Administrative Agent (and consented to by the Required Lenders), and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document), the Escrow Agent (in the case of the Escrow, Security and Disbursement Agreement), and the Loan Party or Loan Parties that are party thereto (and, to the extent required thereby, consented to by the Required Lenders); provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, the Loan or Loan Balance, or reduce the Interest Rate, in each case without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of each such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(ii) (x) increase or extend the Commitment of any Lender or (y) decrease or waive any Fees, the Prepayment Premium or any other amounts payable to any Lender hereunder or under any other Loan Document, in each case without the prior written consent of such Lender (which, notwithstanding the foregoing, in the case of clause (y), such consent of such Lender shall be the only consent required hereunder to make such modification) (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitment of any Lender);

(iii) extend or waive any Payment Date or Interest Payment Date, or reduce the amount due on any Payment Date or Interest Payment Date, or extend any other date on which payment of principal or Interest on the Loan or any Fees or other amount payable hereunder is due, or reduce or waive any indemnities in favor of any Lender (including, without limitation, amounts payable pursuant to Section 12), in each case without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of each such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(iv) (A) amend or modify the provisions of Section 3.4 in a manner that would by its terms alter the pro rata sharing of payments required thereby, or (B) any analogous provision of any other Loan Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, in each case of clause (A) and (B) without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of each such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);

(v) reduce the voting rights of any Lender under this Section 13.5, without the prior written consent of such Lender;

(vi) release all or any material portion of the Collateral or release all or any material portion of the value of the guarantees by the Guarantors under the Guaranty, unless, in each case, to the extent sold or otherwise disposed of in a transaction permitted by this Loan Agreement or the other Loan Documents, without the prior written consent of each Lender; or

(vii) modify or waive any of the provisions of this Section 13.5, modify the definition of “Required Lenders”, modify or waive any provision of a Loan Document requiring action by each Lender, or modify or waive any other provision in this Loan Agreement or any other Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder, in each case without the prior written consent of each Lender;

provided, further, that no such amendment shall amend, modify or otherwise affect the rights or duties of any Agent hereunder or under any other Loan Document without the prior written consent of such Agent acting as such at the effective date of such amendment, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 13.5 and any consent by any Lender pursuant to this Section 13.5 shall bind any successor or assignee of such Lender.

(c) Without the consent of any Lender, the Loan Parties and the Administrative Agent or the Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to or protect any security interest for the benefit of the Secured Parties in any property, or so that the security interests therein comply with applicable law or this Loan Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

Section 13.6 Notices. All demands, notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or one (1) Business Day after being sent by overnight delivery service or three days after being deposited in the mail, certified mail postage prepaid, or when sent by facsimile transmission, if confirmed by mechanical confirmation and if a copy thereof is promptly thereafter personally delivered, sent by overnight delivery service or so deposited in the mail, addressed to: (a) the Borrower or any Guarantor, at the address set forth below, or at such other address as may hereafter be furnished in accordance with this Section by any party to the others and (b) each Agent or each Lender at its address set forth in Schedule IB:

(i) if to the Borrower or any Guarantor:

CBAC Borrower LLC

One Caesars Palace Drive

Las Vegas, NV 89109

Attention: Corporate Counsel

Facsimile: (702) 407-6284

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Mark Wlazlo, Esq.

Facsimile: (212)492-0427

With a copy to:

Honigman Miller Schwartz and Cohn LLP

39400 Woodward Avenue, Suite 101

Bloomfield Hills, Michigan 48304-5051

Attn: Howard N. Luckoff, Esq.

Facsimile: (248) 566-8466

(ii) if to the Arranger:

Wells Fargo Securities, LLC

375 Park Avenue

New York, NY 10152

Attention: Aviv Laurence, Managing Director

Facsimile:

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street, 43rd Floor

Los Angeles, CA 90071

Attention: Brent Horstman, Esq.

Facsimile: (213)620-1398

(iii) if to the Administrative Agent:

Wells Fargo Gaming Capital, LLC

5340 Kietzke Lane

Reno, NV 89511

Attention: Suzanne B. Fuller

Re: CBAC Borrower FF&E Facility

Facsimile: (775) 689-6026

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street, 43rd Floor

Los Angeles, CA 90071

Attention: Brent Horstman, Esq.

Facsimile: (213)620-1398

(iv) if to the Collateral Agent:

Wells Fargo Gaming Capital, LLC

5340 Kietzke Lane

Reno, NV 89511

Attention: Suzanne B. Fuller

Re: CBAC Borrower FF&E Facility

Facsimile: (775) 689-6026

with a copy to:

Sheppard, Mullin, Richter & Hampton LLP

333 South Hope Street, 43rd Floor

Los Angeles, CA 90071

Attention: Brent Horstman, Esq.

Facsimile: (213)620-1398

Section 13.7 Application of Gaming Laws.

(a) This Loan Agreement and the other Loan Documents are subject to Gaming Laws.

(b) Without limiting the foregoing, the Secured Parties acknowledge that (i) they are subject to the jurisdiction of the Gaming Authorities and Liquor Authorities, in their discretion, for licensing or findings of qualification or to file or provide other information, (ii) all rights, remedies and powers in or under this Loan Agreement and the other Loan Documents, including with respect to the Collateral, the Mortgaged Properties and the ownership and operation of facilities are subject to the jurisdiction of the Gaming Authorities and Liquor Authorities, and may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Authorities and Liquor Authorities, and (iii) the rights of the Lenders to make assignments and grant participations in the Loan and the Commitments shall be subject to applicable Gaming Laws.

(c) The Secured Parties agree to cooperate with all Gaming Authorities and Liquor Authorities in connection with the provision in a timely manner of such documents or other information as may be requested by such Gaming Authorities and Liquor Authorities relating to the Loan or Loan Documents.

(d) If during the existence of an Event of Default hereunder or any of the other Loan Documents it shall become necessary or, in the opinion of any Agent, advisable for an agent, supervisor, receiver or other representative of the Lenders to become licensed or found suitable under any Gaming Law as a condition to receiving the benefit of any Collateral encumbered by the Loan Documents or to otherwise enforce the rights of the Secured Parties under the Loan Documents, the Borrower and the other Loan Parties hereby agree to consent to the application for such license or finding of suitability and to execute such further documents as may be required in connection with the evidencing of such consent.

Section 13.8 Severability. Whenever possible, each provision of this Loan Agreement shall be interpreted in such manner as to be effective and valid under any Requirements of Law; but if any provision of this Loan Agreement shall be prohibited by or invalid under any Requirements of Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Loan Agreement.

Section 13.9 Successors and Assigns. This Loan Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no Loan Party shall be permitted to assign any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and the Lenders, and any assignment without such consent shall be null and void ab initio.

Section 13.10 No Third-Party Beneficiaries. Nothing in this Loan Agreement or the other Loan Documents shall be deemed to create any right in any Person not a party hereto or thereto (other than the permitted successors and assigns of the Agents, the Lenders and the Loan Parties), and such agreements shall not be construed in any respect to be a contract in whole or in part for the benefit of any third party except as aforesaid.

Section 13.11 Brokers. None of the parties has engaged or authorized any broker, finder, investment banker or other third party to act on its behalf, directly or indirectly, as a broker, finder, investment banker, agent or any other like capacity in connection with this Loan Agreement or the transactions contemplated hereby.

Section 13.12 Captions; Table of Contents. Section captions and the table of contents used in this Loan Agreement (including the Schedules, Exhibits and Annexes hereto) are for convenience of reference only and shall not affect the construction of this Loan Agreement.

Section 13.13 Schedules and Exhibits. The Schedules, Annexes and Exhibits hereto, along with all attachments referenced in any of such items are incorporated herein by reference and made a part hereof.

Section 13.14 Consent to Jurisdiction.

(a) Each Loan Party agrees to irrevocably and unconditionally submit, for itself and its property, to the exclusive jurisdiction of the United States District Court, Southern District of New York, and any appellate court to which any appeals therefrom are available (collectively, “Federal Courts”), or if those courts lack or decline jurisdiction over the action, then the courts of the State of New York sitting in the City of New York, County of New York, and any appellate court to which any appeals therefrom are available (collectively, “New York State Courts’”), in any action or proceeding arising out of or relating to this Loan Agreement or the transactions contemplated hereunder, or for recognition or enforcement of any judgment, and each Loan Party irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties to this Loan Agreement agrees that a final judgment in any such action or proceeding may be enforced by any court of competent jurisdiction and that any government or other governmental authorities who have the right and duty under applicable law may take any and all action authorized or ordered by any court of competent jurisdiction, including without limitation, entering the real property of any Loan Party in giving effect to any judgment entered.

(b) The consents described in this Section shall inure to the benefit of the creditors and each other Person who is entitled to the benefits of the Loan Documents (including the indemnified Persons referred to in Section 12). The consents to jurisdiction contained in this Section are irrevocable. Nothing in this Loan Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Loan Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (i) it will not bring any such action or proceeding in any court other than New York State Courts and Federal Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (ii) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York State Courts and Federal Courts.

(c) Each party hereto agrees to irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Loan Agreement or the transactions contemplated thereunder in any court set forth in Section 13.14(a). Each of the parties to this Loan Agreement agrees to irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto agrees to irrevocably consent to service of process in the manner provided for notices in this Loan Agreement. Nothing in this Loan Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

(e) For the purposes of this Loan Agreement, each of the parties hereto agrees that a final judgment in any such dispute, controversy, suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(f) Each of the parties hereto agrees that any dispute arising under any Loan Document shall be resolved pursuant to the law specified in the section “Governing Law” of such applicable Loan Document.

Section 13.15 JURY TRIAL. EACH OF THE LOAN PARTIES, THE LENDERS AND THE AGENTS WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT OR UNDER ANY AMENDMENT,

INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS LOAN AGREEMENT OR ANY OTHER LOAN DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 13.16 Accounting Changes. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 13.17 Assignments.

(a) Any Lender may at any time, with the consent of the Borrower (which consent shall not to be unreasonably withheld or delayed, and shall not be required during the continuance of any Event of Default or for any assignment to a Lender, an Affiliate of a Lender or an Approved Fund), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Loan Agreement, the other Loan Documents, the Collateral or the Notes; provided that (i) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Loan Agreement and the other Loan Documents; and (ii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement in the form attached hereto as Exhibit C, together with any Notes subject to such assignment and a processing and recordation fee in the amount of $3,500 (other than for an assignment by a Lender to an Affiliate of such Lender). Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (b) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee Lender thereunder shall be a party to this Loan Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Loan Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Loan Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Loan Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 12 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Loan Agreement that does not comply with this paragraph shall be treated for purposes of this Loan Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.18. New and/or replacement Notes payable to the assignee Lender and the assigning Lender (if the assigning Lender assigned less than all of its rights and obligations hereunder) shall be issued by the Borrower promptly upon the request of the Administrative Agent, and shall be dated the effective date of such Assignment and Assumption.

(b) The Administrative Agent shall maintain at its office listed in Schedule IB a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the principal amounts of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Collateral Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Loan Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) Notwithstanding anything to the contrary herein, no assignment may be made other than to an Eligible Assignee.

Section 13.18 Participations.

(a) Any Lender may at any time, without the consent of, or notice to, any Loan Party or the Administrative Agent, sell participations to any Person (other than a natural person or any Loan Party or any Affiliates of a Loan Party) (each, a “Participant’”) in all or a portion of such Lender’s rights and/or obligations under this Loan Agreement, the other Loan Documents, the Collateral or the Notes (including all or a portion of the Loan owing to it); provided that (A) such Lender’s obligations under this Loan Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agents, and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Loan Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Loan Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Loan Agreement and the other Loan Documents, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification that (1) requires the consent of each Lender, or each Lender directly affected thereby, pursuant to Section 13.5(b)(i), (ii), (iii) or (iv) and (2) directly affects such Participant. Subject to subsection (b) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Section 12 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.17.

(b) A Participant that would be a foreign Lender if it were a Lender shall not be entitled to the benefits of Section 12.2 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower to comply with Section 12.2 as though it were a Lender.

Section 13.19 Lender Pledges. Notwithstanding any contrary provision contained in Section 13.17, any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Loan Agreement or the other Loan Documents to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 13.20 Transaction References. The Loan Parties agree that the Arranger, the Administrative Agent and the Collateral Agent may (a) refer to their respective roles in establishing the Loan, as well as the identity of the Loan Parties and the aggregate principal amount and issue date of the Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display any Loan Party’s logo in conjunction with any such reference.

Section 13.21 Patriot Act Notice. Each Lender and Agent (for itself and not on behalf of any other party) hereby notifies the Loan Parties that, pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or Agent, as applicable, to identify such Loan Party in accordance with the USA PATRIOT Act.

[Signature Pages Begin on Next Page]

Executed and delivered as of the date first written above.

CBAC BORROWER, LLC, as Borrower

By:

/s/ John Payne

Name:	John Payne
Title:	Senior Vice President

FF&E Loan Agreement

WELLS FARGO PRINCIPAL LENDING, LLC, as a Lender

By:	/s/ R. Michael Bohannon
Name:	R. Michael Bohannon
Title:	Senior Vice President

WELLS FARGO GAMING CAPITAL, LLC, as a Lender

By:	/s/ Sue Fuller
Name:	Sue Fuller
Title:	Managing Director

FF&E Loan Agreement

WELLS FARGO GAMING CAPITAL, LLC, as Administrative Agent and Collateral Agent

By:	/s/ Sue Fuller
Name:	Sue Fuller
Title:	Managing Director

FF&E Loan Agreement

WELLS FARGO SECURITIES LLC, as Arranger

By:	/s/ Aviv Laurence
Name:	Aviv Laurence
Title:	Managing Director

FF&E Loan Agreement

APPENDIX I

TO

LOAN AGREEMENT

(CBAC BORROWER, LLC, AS BORROWER)

In the Loan Agreement and each other Loan Document, unless the context otherwise requires:

(a) any term defined below by reference to another instrument or document shall continue to have the meaning ascribed thereto whether or not such other instrument or document remains in effect;

(b) words importing the singular include the plural and vice versa;

(c) a reference to a part, clause, section, article, exhibit or schedule is a reference to a part, clause, section and article of, and exhibit and schedule to, such Loan Document;

(d) a reference to any statute, regulation, proclamation, ordinance or law includes all statutes, regulations, proclamations, ordinances or laws amending, supplementing, supplanting, varying, consolidating or replacing them, and a reference to a statute includes all regulations, proclamations and ordinances issued or otherwise applicable under that statute;

(e) a reference to a document includes any amendment, modification or supplement to, or replacement or novation of, that document unless expressly stated to the contrary, and except as amended, modified, supplemented or replaced in violation of the Loan Agreement or any other Loan Document;

(f) a reference to a party to a document includes that party’s successors and permitted assigns; and

(g) references to “including” means including without limiting the generality of any description preceding such term and for purposes hereof the rule of ejusdem generis shall not be applicable to limit a general statement followed by or referable to an enumeration of specific matters to matters similar to those specifically mentioned.

“Accountant” means the Borrower’s current auditing firm, or other independent certified public accountants selected by the Borrower with recognized experience in auditing gaming operations.

“Account” means, except for Fiduciary Accounts and Government Accounts, any deposit account or securities account with a deposit bank or securities intermediary (within the meaning of the Uniform Commercial Code of the State) that is properly accounted for as an asset of any Loan Party or any of its Subsidiaries.

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“Adjusted LIBO Rate” means, for each day during any Interest Period, an interest rate per annum equal to the greater of (i) the LIBO Rate in effect for such Interest Period multiplied by Statutory Reserves and (ii) 1.25%.

“Administrative Agent’ means Wells Fargo Gaming Capital, in its capacity as administrative agent for the Lenders, and any successor or replacement Administrative Agent expressly permitted under the Loan Agreement.

“Advance” means an advance of funds by the Lenders pursuant to Section 2.1 of the Loan Agreement.

“Advance Date” means each of the actual dates on which Advances occur.

“Advance Request” has the meaning assigned to such term in Section 2.2(a) of the Loan Agreement.

“Affiliate” of any specified Person means any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agent” means, individually, each of the Administrative Agent, the Collateral Agent, and the Arranger, and “Agents” means the Administrative Agent, the Collateral Agent, and the Arranger, collectively.

“Aggregate Commitment Amount” means $30,000,000.00, as such amount may be reduced pursuant to Section 2.4.

“Aggregate Payments” has the meaning assigned to such term in Section 8.2 of the Loan Agreement.

“Allocation Date” shall mean April 26, 2013.

“Amortization Schedule” has the meaning assigned to such term in Section 3.2(a) of the Loan Agreement.

“Applicable Permits” means, with respect to the Project, all Permits (including, without limitation, all Gaming Licenses) that are required for the performance of the design, development, site preparation, construction (including off-site work), repair, equipping (including fixtures), leasing, opening and operation of the Development.

“Applicable Premium” means, as of any date upon which a prepayment is made or payable pursuant to Section 3.1(a), the present value at such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, of all interest that would accrue on the applicable repaid Loan from such date to the date which is thirty (30) months following the Closing Date, computed using the Interest Rate in effect on such date for the Loan without regard for any Overdue Rate and (2) 3.00% of the principal amount of the Loans being prepaid.

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“Appraiser” means a certified appraiser or inspector selected by the Required Lenders.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Appurtenant Interests” means, with respect to any parcel of real property or interest therein, any and all air rights, easements, tenements, hereditaments, and appurtenances pertaining thereto, and all licenses, permits, contractual rights and franchises relating to the use, maintenance or operation of such real property.

“Arranger” means Wells Fargo Securities.

“Asset Sale” means any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any Person of any asset or assets of the Borrower or any Subsidiary.

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement, substantially in the form of Exhibit C to the Loan Agreement or otherwise acceptable to the Administrative Agent, entered into pursuant to Section 13.17 of the Loan Agreement.

“Available Amount” means, at any time, (a) the greater of $25,000,000 and 2.5% of Consolidated Total Assets as of the end of the Fiscal Quarter immediately prior to the date of such investment or acquisition for which financial statements have been delivered pursuant to Section 6.3, minus (b) the aggregate amount of (i) all Investments outstanding at such time pursuant to Section 7.4(b)(1) and (ii) all Permitted Business Acquisitions made prior to such time that constitute an acquisition of or an investment in assets that are not owned by the Borrower or in Equity Interests in Persons that are not Subsidiary Guarantors or that do not become Subsidiary Guarantors following the consummation of such investment or acquisition.

“Bank Administrative Agent” means Deutsche Bank AG New York Branch, in its capacity as administrative agent under the Bank Credit Agreement and any of its successors or assigns.

“Bank Agent” means the Bank Administrative Agent and/or the Bank Collateral Agent.

“Bank Collateral” means the “Collateral” as defined in the Bank Credit Agreement.

“Bank Collateral Agent” means Deutsche Bank Trust Company Americas, in its capacity as collateral agent under the Bank Credit Agreement and any of its successors or assigns.

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“Bank Credit Agreement” means that certain Credit Agreement, dated as of July 2, 2013, among the Borrower, the lenders party thereto, Deutsche Bank AG New York Branch, as administrative agent and collateral agent, Credit Suisse Securities (USA) LLC and Goldman Sachs Bank USA, as co-syndication agents, Deutsche Bank Securities Inc. and MD Global Partners LLC, as co-documentation agents, and Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Goldman Sachs Bank USA, as co-lead arrangers and joint bookrunners providing for term loans in the aggregate principal amount of $300,000,000 and a revolving credit facility in the aggregate principal amount of $10,000,000, as amended, supplemented, restated, refinanced (pursuant to Permitted Refinancing Debt) or otherwise modified in whole or in part from time to time unless the reference to the “Bank Credit Agreement” in the Loan Agreement or any other Loan Document is expressly limited to the form of such agreement as in effect on the date hereof.

“Bank Lenders” means the “Lenders” under, and as such term is defined in, the Bank Credit Agreement.

“Bank Loan Documents” means the “Loan Documents” as defined in the Bank Credit Agreement, as each may be amended, modified or supplemented from time to time unless the reference to such “Bank Loan Document” in the Loan Agreement or any other Loan Document is expressly limited to the form of such agreement as in effect on the date hereof.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bank Obligations” means “Obligations” as defined in the Bank Credit Agreement.

“Benefit Plan” means any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by any Loan Party or any ERISA Affiliate, and (iii) in respect of which any Loan Party, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Beneficiary” means each Agent and each Lender.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” means:

(h) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(i) with respect to a partnership, the Board of Directors of the general partner of the partnership;

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(j) with respect to a limited liability company, the board of directors of the limited liability company, the managing member or members thereof or any controlling committee of managing members thereof, as applicable; and

(k) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrower” means CBAC Borrower, LLC, a Delaware limited liability company.

“Budget” has the meaning assigned to such term in Section 6.3(e).

“Business Day” means any day other than Saturday, a Sunday or a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to remain closed. If a Payment Date is not a Business Day at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and such extension of time shall in such case be included in the computation of payment of interest and fees hereunder; provided, however, that if such extension would cause payment of interest on or principal of the Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

“Caesars Baltimore Completion Guarantee” means the Completion Guarantee dated as of the date hereof from Caesars Baltimore Investment Company, LLC to the Administrative Agent in favor of the Lenders guaranteeing on a several, and not joint with any other guarantor, basis the obligations of the Borrower through the Commencement of Operations of the Development, in an aggregate amount not to exceed $9,072,000, with respect to the completion of the construction of the Development and availability of initial working capital contemplated in the Project Budget.

“Capital Expenditures” means, for any Person in respect of any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Lease Obligations) incurred by such Person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such Person.

“Capital Lease Obligation” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that (i) any obligations that would not be accounted for as Capital Lease Obligations under GAAP as of the Closing Date shall not be included in Capital Lease Obligations after the Closing Date due to any changes in GAAP or interpretations thereunder or otherwise and (ii) for the avoidance of doubt, the obligations under the Ground Lease Agreement shall not be deemed to be Capital Lease Obligations.

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“Capitalized Software Expenditures’’’ means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such Person and its subsidiaries.

“Captive Insurance Company” shall have the meaning assigned to such term in Section 9.2(a)(5).

“Cash” means money, currency or a credit balance in any demand deposit account, in each case in Dollars.

“Casualty” or “Casualties” means any of the following events in respect of any Item of Equipment constituting Collateral: (a) the total loss of such Item of Equipment, the total loss of use thereof due to theft, disappearance, destruction, damage beyond repair or the rendering of such Item of Equipment permanently unfit for normal use for any reason whatsoever (other than obsolescence); (b) any damage to such Item of Equipment which results in an insurance settlement with respect to such Item of Equipment on the basis of a total loss or a constructive total loss; (c) the permanent condemnation, confiscation or seizure of, or the requisition of title to or use of, such Item of Equipment; or (d) as a result of any Requirement of Law or other action by any Governmental Authority, the use of such Item of Equipment in the normal course of any Loan Party’s or any of its Affiliate’s business shall have been prohibited, directly or indirectly, for a period equal to the lesser of one hundred and eighty (180) consecutive days and the remaining Loan Term. Additionally in the event the transactions contemplated by the Loan Agreement are rescinded pursuant to any Gaming Laws, a Casualty with respect to all of the Equipment shall be deemed to occur on the date of such rescission.

“Casualty Amount” means, with respect to any Item of Equipment that constitutes Collateral as of any date specified for payment thereof, the portion of the Loan Balance relating to such Item of Equipment.

“Casualty Notice” has the meaning assigned to such term in Section 9.1 of the Loan Agreement.

“Casualty Payment” has the meaning assigned to such term in Section 9.1 of the Loan Agreement.

“Casualty Recoveries” has the meaning assigned to such term in Section 9.1 of the Loan Agreement.

“Casualty Settlement Date” means the date the Casualty Payment is paid by the Borrower to the Lenders.

“CEC” means Caesars Entertainment Corporation, together with its successors and assigns.

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A “Change in Control” shall be deemed to occur if any combination of Permitted Holders in the aggregate shall fail to have the power, directly or indirectly, to vote or direct the voting of Equity Interests representing at least a majority of the ordinary voting power for the election of directors of the Borrower; provided that the occurrence of the foregoing event shall not be deemed a Change in Control if (A) no Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders, shall have acquired beneficial ownership of more than the greater of (x) 35% on a fully diluted basis of the voting Equity Interests of the Borrower and (y) the percentage owned, directly or indirectly, in the aggregate by the Permitted Holders on a fully diluted basis of the voting Equity Interests of the Borrower and (B) during each period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall be occupied by Persons who were either (1) nominated by the Board of Directors of the Borrower, or a Permitted Holder, (2) appointed by directors so nominated or (3) appointed by a Permitted Holder.

“Claims” means liabilities, obligations, damages, losses, demands, penalties, fines, claims, actions, suits, judgments, settlements, utility charges, costs, fees, expenses and disbursements (including, without limitation, legal fees and expenses and costs of investigation which, in the case of counsel or investigators retained by an Indemnitee, shall be reasonable) of any kind and nature whatsoever.

“Closing Date” means the date of the Loan Agreement.

“Closing Date Equity Contribution” means the sale or issuance of common equity by Holdings for cash, or the contribution of cash to the common equity of Holdings (which in each case shall be contributed to the common equity of the Borrower) on or prior to the Closing Date (or with respect to periods prior to the Closing Date and prior to the formation of Holdings, contributions to the common equity of CBAC Gaming, LLC) in an aggregate amount of at least $107,500,000.

“Closing Date Transactions” means those Transactions that have been consummated on or prior to the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” has the meaning assigned to such term in each Security Document and shall include, without limitation, all FF&E of the Loan Parties, now owned or hereafter acquired, which has been purchased or refinanced in whole or in part with the proceeds of the Loan and upon which a Lien is purported to be created by any Security Document.

“Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.

“Collateral Agent” means Wells Fargo Gaming Capital, in its capacity as collateral agent for the Secured Parties, and any successor or replacement Collateral Agent expressly permitted under the Loan Agreement.

“Commencement of Operations of the Development” means mean the occurrence of the Opening Date with respect to the Development.

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“Commitment’” has the meaning assigned to such term in Section 2.1 of the Loan Agreement.

“Commitment Fee” means a non-refundable fee in an amount equal to 1.50% of the Aggregate Commitment Amount.

“Commitment Percentage” means, as to any Lender, the percentage calculated by dividing the amount set forth opposite such Lender’s name under the heading “Commitment” on Schedule IA to the Loan Agreement by the Aggregate Commitment Amount.

“Commitment Period” means the period commencing on the Closing Date and ending on the earlier to occur of (i) 18 months from the Closing Date or (ii) the date on which the Commitments have been utilized in full or terminated in accordance with the terms of this Loan Agreement.

“Company Account” has the meaning assigned to such term in the Disbursement Agreement.

“Competitor” means a Person or Affiliate of any Person (other than, subject to the other limitations set forth in this definition, an Affiliate of any Loan Party) that owns or controls, directly or indirectly, any Equity Interests in, or operates, or has entered into any agreement to own or control, directly or indirectly, any Equity Interests in, or to operate, a hotel, casino or other gaming facility, horseracing track, convention, trade show or exhibition facility in the Washington Metropolitan Statistical Area (provided that the foregoing shall not cause a Person that holds a passive investment constituting, directly or indirectly, less than 15% of the Equity Interests of any entity owning or operating such hotel, casino or other gaming facility, horseracing track, convention, trade show or exhibition facility in the Washington Metropolitan Statistical Area to be a Competitor).

“Completion Guarantees” means, as the context may require, (i) the Caesars Baltimore Completion Guarantee, (ii) the Rock Gaming Completion Guarantee, (iii) the CVPR Completion Guarantee, (iv) the PRT Two Completion Guarantee and (v) the STRON-MD Completion Guarantee.

“Completion Guarantors” means, as the context may require, each Partner, Rock and Caesars Baltimore Investment Company, LLC, in each case, in its capacity as a guarantor pursuant to the applicable Completion Guarantee.

“Compliance Certificate” means the certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit D.

“Consolidated Debt” at any date means the sum of (without duplication) all Debt (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Debt for borrowed money and Disqualified Stock of the Borrower and the Subsidiaries determined on a consolidated basis on such date.

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“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(1) any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facilities closing costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, and expenses or charges related to any offering of Equity Interests or debt securities of the Borrower or any Parent Entity, any Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Debt (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded,

(m) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(n) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrower) shall be excluded,

(o) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments shall be excluded,

(p) (i) the Net Income for such period of any Person that is not a Subsidiary of such Person (or is an Unrestricted Subsidiary) or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Subsidiary thereof in respect of such period and (ii) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any Person in excess of the amounts included in clause (i),

(q) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(r) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

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(s) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded,

(t) any non-cash compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(u) accruals and reserves that are established or adjusted within twelve months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(v) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded,

(w) any currency translation gains and losses related to currency remeasurements of Debt, and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded,

(x) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included,

(y) (A) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (B) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings related to liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period),

(z) without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with Section 7.6(b)(y) shall be included as though such amounts had been paid as income taxes directly by such Person for such period, and

(aa) non-cash charges for deferred tax asset valuation allowances shall be excluded.

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“Consolidated Total Assets’” means, as of any date, the total assets of the Borrower and its consolidated Subsidiaries without giving effect to any amortization of the amount of intangible assets since the Closing Date, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date, and calculated on a pro forma basis for any asset acquisition or disposition by the Borrower or a Subsidiary.

“Construction Consultant” means Inspection & Valuation International, Inc. and any other Person designated from time to time by the Bank Agent, acting at the direction of the Required Lenders (as defined in the Bank Credit Agreement) under the Bank Credit Agreement to serve as the Construction Consultant under the Bank Loan Documents, with the consent of the Borrower.

“Construction Contracts” means all contracts, agreements, warranties and representations relating to or governing the construction of any component of the Development, as amended, modified or supplemented from time to time including, without limitation, the General Contract (as defined in the Disbursement Agreement).

“Contributing Guarantors” has the meaning assigned to such term in Section 8.2 of the Loan Agreement.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Exposure” means, with respect to any Lender, the aggregate outstanding amount of the Loan made by such Lender.

“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication (and without duplication of amounts that otherwise increased the amount available for Investments pursuant to Section 7.4):

(bb) from and after the Commencement of Operations of the Development, $15,000,000, plus

(cc) after the first full Fiscal Quarter ending after the Commencement of Operations of the Development, an amount (which amount shall not be less than zero) equal to EBITDA for the period (taken as one accounting period) from the first full Fiscal Quarter ending after the Commencement of Operations of the Development to the end of the Borrower’s most recently ended Fiscal Quarter for which internal financial statements are available at such date (such period, the “reference period”) minus an amount equal to 1.4 multiplied by the Interest Expense of the Borrower and its Subsidiaries for the reference period plus

(dd) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by the Borrower) of property other than cash) from the sale of Equity Interests of any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and common Equity Interests of the Borrower (other than Disqualified Stock) issued upon conversion of Debt of the Borrower or any

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Subsidiary owed to a Person other than the Borrower or a Subsidiary not previously applied for a purpose other than to increase the Cumulative Credit; provided, however, that this clause (c) shall not include (i) Permitted Cure Securities and the proceeds thereof, (ii) proceeds from the sales of Equity Interests financed as contemplated by Section 7.4(e), (iii) proceeds of Equity Interests used to make Investments pursuant to Section 7.4(aa), (iv) proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the proviso to Section 7.6(c), and (v) any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 7.9(b)(i)(C), plus

(ee) 100% of the aggregate amount of contributions to the common capital of the Borrower received in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (c) above), plus

(ff) 100% of the aggregate principal amount of any Debt (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Borrower or any Subsidiary thereof issued after the Closing Date (other than Debt issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in the Borrower or any Parent Entity, plus

(gg) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 7.4(j), plus

(hh) to the extent not applied, or required to be applied, to the prepayment of the loans pursuant to the Bank Credit Agreement, 100% of the aggregate amount received by the Borrower or any Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Subsidiary) after the Closing Date from:

(A) the sale (other than to the Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(B) any dividend or other distribution by an Unrestricted Subsidiary, plus

(ii) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Subsidiary, the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), minus

(jj) any amounts thereof used to make Investments pursuant to Section 7.4(b)(2) and Section 7.4(j)(ii) after the Closing Date prior to such time, minus

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(kk) any amounts thereof used to make Restricted Payments pursuant to Section 7.6(e) after the Closing Date prior to such time, minus

(11) any amounts thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 7.9(b)(i)(E).

“Cure Amount” has the meaning assigned to such term in Section 10.3.

“Cure Right” has the meaning assigned to such term in Section 10.3.

“CVPR Completion Guarantee” means the Completion Guarantee dated as of the date hereof from CVPR Gaming Holdings, LLC to the Administrative Agent in favor of the Lenders guaranteeing on a several, and not joint with any other guarantor, basis the obligations of the Borrower through the Commencement of Operations of the Development, in an aggregate amount not to exceed $700,000, with respect to the completion of the construction of the Development and availability of initial working capital contemplated in the Project Budget.

“Debt” of any Person means, if and to the extent (other than with respect to clause (h) below) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (d) all Capital Lease Obligations of such Person, (e) all net payments that such Person would have to make in the event of an early termination, on the date Debt of such Person is being determined, in respect of outstanding Swap Agreements, (f) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (g) the principal component of all obligations of such Person in respect of bankers’ acceptances, (h) all Guarantees by such Person of Debt described in clauses (a) to (g) above and (i) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any mandatorily redeemable preferred stock and Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Debt shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such Person in accordance with GAAP. The Debt of any Person shall include the Debt of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Debt expressly limits the liability of such Person in respect thereof.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

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“Defaulting Lender” means, at any time, any Lender with respect to which a Lender Default is in effect.

“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Development” has the meaning assigned to such term in the recitals.

“Disbursement Accounts” shall have the meaning assigned to such term in the Disbursement Agreement.

“Disbursement Agent” means Deutsche Bank Trust Company Americas and each of its successors and assignees.

“Disbursement Agreement” means that certain Master Disbursement Agreement, dated as of the date hereof, among the Borrower, Bank Administrative Agent, Bank Collateral Agent, the Construction Consultant and the Disbursement Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Disbursement Agreement Event of Default” has the meaning assigned to such term in the Bank Credit Agreement.

“Disbursement Termination Date” has the meaning assigned to such term in the Escrow, Security and Disbursement Agreement.

“Disposition” means, with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, grant of restriction, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Lender” means any Person that:

(mm) has failed to timely file pursuant to applicable Gaming Laws:

(i) any application requested of that Person by any Gaming Authority in connection with any licensing required of that Person as a lender to the Borrower; or

(ii) any required application or other papers in connection with determination of the suitability or qualification of that Person as a lender to the Borrower;

(nn) has withdrawn (except where requested or permitted by the Gaming Authority without prejudice) any such application or other required papers;

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(oo) a Gaming Authority has found that there is reasonable cause to believe that such Person may be found unqualified or unsuitable to be a lender to the Borrower; or

(pp) a Gaming Authority has made a final determination pursuant to applicable Gaming Laws:

(i) that such Person is “unsuitable” or not qualified as a lender to the Borrower;

(ii) that such Person shall be “disqualified” as a lender to the Borrower; or

(iii) denying the issuance to that Person of any license or other approval or waiver required under applicable Gaming Laws to be held by all lenders to the Borrower.

“Disqualified Stock” means, with respect to any Person, any Equity Interests of such Person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) at the option of the holders thereof, is or becomes convertible into or exchangeable for Debt or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the Maturity Date and (y) the date on which the Loan and all other Obligations that are accrued and payable are repaid in full and the Commitments are terminated; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” or “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

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“Draw Account” has the meaning assigned to such term in the Disbursement Agreement.

“EBITDA” means, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (ix) of this clause (a) otherwise reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations) and, without duplication, any Tax Distributions taken into account in calculating Consolidated Net Income,

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and its Subsidiaries for such period (net of interest income of the Borrower and its Subsidiaries for such period),

(iii) depreciation and amortization expenses of the Borrower and the Subsidiaries for such period including, without limitation, the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Debt permitted to be incurred by this Loan Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the Bank Obligations and the Obligations, (y) any amendment or other modification of the Obligations or other Debt and (z) any “additional interest” with respect to any high-yield notes,

(v) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to any Investor pursuant to the Operations Management Agreements (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the amount permitted to be paid in respect thereof pursuant to Section 7.7(b)(ix),

(vi) any other non-cash charges other than any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period; provided that if any of the non-cash charges referred to in this clause (vi) represents an accrual or reserve for potential cash items in any future period, (1) the Borrower may

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determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid,

(vii) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Subsidiary Guarantor solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit,

(viii) any deductions (less any additions) attributable to minority interests except, in each case, to the extent of cash paid or received, and

(ix) Pre-Opening Expenses,

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any nationally recognized financial institution or any other entity which extends credit or buys loans as one of its businesses (including, but not limited to, commercial banks, commercial finance companies and insurance companies) that (i) is approved by the Administrative Agent (which approval shall not be unreasonably withheld or delayed) or (ii) in the case of any assignment prior to the end of the Commitment Period, has a combined capital and surplus (as established in its most recent report of condition to its primary regulator) of not less than $50,000,000 (or its equivalent in foreign currency); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) the Borrower or any of the Borrower’s Affiliates or Subsidiaries, (y) any competitor or Affiliate of a competitor of the Borrower or any of the Borrower’s Affiliates or Subsidiaries or (z) a Disqualified Lender.

“Environmental Laws” means all applicable laws, including common law, treaties, rules, regulations, codes, ordinances, orders, injunctions, decrees, judgments or agreements promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the use, handling, generation, management, storage, treatment, transportation, disposal, Release or threatened Release of, or exposure to, any Hazardous Material or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

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“Environmental Liabilities” means all applicable laws, including common law, treaties, rules, regulations, codes, ordinances, orders, injunctions, decrees, judgments or agreements promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the use, handling, generation, management, storage, treatment, transportation, disposal, Release or threatened Release of, or exposure to, any Hazardous Material, or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Equipment” means, individually, each Item of equipment (as such term is defined in Article 9 of the UCC) (including, without limitation, Gaming Equipment) acquired or financed, or to be acquired or financed, with the proceeds of the Loan, whether owned by the Borrower or any other Loan Party, including, without limitation, each item of FF&E described on each Schedule A to each Security Agreement Supplement.

“Equipment Contracts” means contracts, purchase agreements, purchase orders or any other documents relating to the purchase of the Equipment.

“Equity Interests” of any Person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party or any Subsidiary of a Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Benefit Plan; (b) the determination that any Benefit Plan is in “at-risk status” (as defined in Section 303 of ERISA) or a Multiemployer Plan is in “endangered status” or “critical status”, (each as defined in Section 305 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Benefit Plan, the failure to satisfy the minimum funding standard (as defined in Section 412 of the Code and Section 302 of ERISA) with respect to any Benefit Plan or Multiemployer Plan; (d) the incurrence by any Loan Party, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Benefit Plan or to appoint a trustee to administer any Benefit Plan under Section 4042 of ERISA; (f) the incurrence by any Loan Party, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Benefit Plan or Multiemployer Plan or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA; (g) the receipt by any Loan Party, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party, a Subsidiary or any

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ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Benefit Plan; or (i) with respect to a Benefit Plan, the posting of a bond or other security pursuant to Section 436(f) of the Code or Section 206(g) of ERISA.

“Escrow Account” has the meaning assigned to such term in the Escrow, Security and Disbursement Agreement.

“Escrow Agent” means U.S. Bank National Association, in its capacity as escrow agent under the Escrow, Security and Disbursement Agreement, and any successor or replacement Escrow Agent expressly permitted under the Escrow, Security and Disbursement Agreement.

“Escrow Disbursement” has the meaning assigned to the term “Disbursement” in the Escrow, Security and Disbursement Agreement.

“Escrowed Funds” has the meaning assigned to such term in the Escrow, Security and Disbursement Agreement.

“Escrow, Security and Disbursement Agreement” means the Escrow, Security and Disbursement Agreement, to be dated on or about the Closing Date, among the Borrower, the Collateral Agent, the Administrative Agent and the Escrow Agent, substantially in the form of Exhibit F to the Loan Agreement.

“Event of Default” means any of the events specified in Section 10 of the Loan Agreement, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Collateral” has the meaning assigned to such term in the Security Agreement.

“Excluded Event of Default” means (a) an Event of Default that occurs pursuant to Section 10.1(b), 10.1(c), 10.1(f)(i)(A), 10.1(f)(ii), 10.1(g), 10.1(h), 10.1(i), 10.1(j), 10.1(o) or 10.1(p) of the Loan Agreement and (b) any “Event of Default” under the Bank Credit Agreement that has occurred solely as the result of the occurrence of an Event of Default under the Loan Agreement.

“Facilities” means all Equipment and improvements.

“Fair Equipment Value” means, with respect to the Collateral or a portion thereof as of any date, the price which a purchaser would pay to purchase such Collateral in an arm’s-length transaction between a willing buyer and a willing seller, neither of them being under any compulsion to buy or sell. In making any determination of Fair Equipment Value, the Appraiser shall assume such Collateral has been maintained in accordance with the requirements of the

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Loan Agreement and that such Collateral is in the condition in which it is required to be hereunder as of the date for which such determination is made. The Appraiser shall use such reasonable methods of appraisal as are satisfactory to the Lenders.

“Fair Share” has the meaning assigned to such term in Section 8.2 of the Loan Agreement.

“Fair Share Contribution Amount” has the meaning assigned to such term in Section 8.2 of the Loan Agreement.

“Federal Courts” has the meaning assigned to such term in Section 13.14(a) of the Loan Agreement.

“Fee” means the the Commitment Fee, the Undrawn Commitment Fee, all fees payable under the Fee Letter and the fees payable to the Collateral Agent under the Security Documents.

“Fee Letter” means the fee letter, dated as of the date hereof, among the Administrative Agent, the Collateral Agent, the Arranger and the Borrower.

“FF&E” means furniture, fittings, fixtures, equipment, Office Equipment and Gaming Equipment together with all present and future additions, parts, accessories, attachments, substitutions, repairs, improvements and replacements thereof or thereto, and all products and cash or non-cash proceeds thereof.

“FF&E Collateral” means all “Collateral” (or equivalent term) as defined in any FF&E Financing.

“FF&E Financing” means financings incurred for the purchase and/or lease financing of fixtures, furniture, furnishings and equipment and related assets, including related soft costs and transaction costs, of the Borrower and its Subsidiaries and/or for the reimbursement of purchase price of such assets and related soft costs and transaction costs, including, without limitation, the financing evidenced by the Loan Agreement.

“Fiduciary Accounts” means all fiduciary accounts into which the Borrower deposits or maintains funds to be held in escrow or pursuant to a fiduciary obligation on behalf of or for the benefit of third parties and all assets credited thereto.

“Final Advance” means the Advances made by the Lenders on the last day of the Commitment Period, which Advances shall be deposited in the Escrow Account and disbursed pursuant to the terms and conditions set forth in the Escrow, Security and Disbursement Agreement.

“Final Advance Date” has the meaning assigned to such term in Section 4.3.

“Final Completion Date” has the meaning assigned to such term in the Disbursement Agreement.

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“Final Date” has the meaning assigned to such term in Section 10.1(n).

“Final Disbursement Date” means the earlier to occur of (a) the Disbursement Termination Date and (b) the first date on which the Unfunded Amount has been reduced to $0.00 and all Escrowed Funds (if any) have been disbursed from the Escrow Account pursuant to the Escrow, Security and Disbursement Agreement.

“Financial Covenant” means the covenant set forth in Section 7.13 of the Loan Agreement.

“Financial Officer” of any Person means the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or Responsible Officer of such Person.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrower ending on March 31, June 30, September 30 and December 31.

“Fiscal Year” means the accounting year of the Borrower commencing on January 1st of each calendar year and ending on December 31st of such calendar year.

“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funding Guarantors” has the meaning assigned to such term in Section 8.2 of the Loan Agreement.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time, subject to the provisions of Section 13.16.

“Gaming Authority” means, in any jurisdiction in which the Borrower or any of its Subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency, which (a) has, or may at any time after the Closing Date have, jurisdiction over the gaming activities at the Real Property or any successor to such authority or (b) is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

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“Gaming Equipment” means, individually, (a) each slot machine and other device which constitutes a gaming device (as defined in the Gaming Laws), (b) other equipment of the type described in Schedule X, and (c) any equipment related to any of the foregoing, in each case together with any substitutions therefor, replacements thereof, improvements thereto and additions thereto pursuant to the terms of the Loan Documents.

“Gaming Laws” means all applicable constitutions, treaties, laws, rates, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of the Borrower or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Gaming Licenses” means any licenses, permits, franchises, approvals, regulations, findings of suitability or other authorizations from any Gaming Authority or other Governmental Authority required to own, develop, lease or operate (directly or indirectly) the Development because of the gaming operations conducted or proposed to be conducted thereat or by any Loan Party, including all such licenses, permits, franchises, approvals, regulations, findings of suitability or other authorizations granted under Gaming Laws or any other Requirement of Law related thereto.

“Government Account” means any deposit account as to which federal or state banking law applicable to any Lender requires that such Lender provide collateral security to assure redemption or repayment thereof

“Governmental Authority” means any federal, state, local or foreign court or Governmental Authority, authority, instrumentality or regulatory, administrative or legislative body.

“Ground Lease Agreement” means the Ground Lease Agreement, dated as of October 31, 2012, by and between the Mayor and City Council of Baltimore acting by and through the Department of Housing and Community Development and CBAC Gaming, LLC, as assigned to the Borrower after the Closing Date in connection with the occurrence of the Date of Possession (under and as defined in the Ground Lease Agreement), as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Ground Lease Property” means the premises demised and other rights, title and interests of tenant under the Ground Lease Agreement, and any Appurtenant Interests relating thereto.

“Guarantee” of or by any Person (the “guarantor”) means (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Debt or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation, (ii) to purchase or lease property,

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securities or services for the purpose of assuring the owner of such Debt or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Debt or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Debt or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Debt (or any existing right, contingent or otherwise, of the holder of Debt to be secured by such a Lien) of any other Person, whether or not such Debt or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by the Loan Agreement (other than such obligations with respect to Debt). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Debt in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning assigned to such term in Section 8.1 of the Loan Agreement.

“Guarantors” means the Subsidiary Guarantors.

“Guaranty” means the guaranty of each Guarantor set forth in Section 8 of the Loan Agreement.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals or any toxic, hazardous, ignitable, explosive, corrosive, reactive or radioactive substances, waste or materials, including petroleum or petroleum distillates or derivatives, asbestos or asbestos containing materials, lead paint, polychlorinated biphenyls or radon gas and any other substances or wastes, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Highest Lawful Rate” has the meaning assigned to such term in Section 3.6(b) of the Loan Agreement.

“Holdings” means CBAC Holding Company, LLC, a Delaware limited liability company, together with its successors and assigns.

“Immaterial Subsidiary” means any subsidiary that (a) did not, as of the last day of the Fiscal Quarter of the Borrower most recently ended, have assets with a value in excess of 1.0% of the Consolidated Total Assets or revenues representing in excess of 1.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date, (b) taken together with all Immaterial Subsidiaries as of the last day of the Fiscal Quarter of the Borrower most recently ended, did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date and (c) does not own assets the absence of which would reasonably be expected to materially impair the completion or operation of the Development.

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“In-Balance Test” has the meaning assigned to such term in the Disbursement Agreement.

“In-Balance Test Certificate’” has the meaning assigned to such term in the Disbursement Agreement.

“Increased Amount” of any Debt means any increase in the amount of such Debt in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Debt with the same terms or in the form of capital stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Debt outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Incremental Amount” means, at any time, the excess, if any, of (a) the sum of (1) $10,000,000 and (2) from and after the Commencement of Operations of the Development, the lesser of (i) the maximum principal amount of Debt that may be incurred at such time that would not cause the Senior Secured Leverage Ratio on a Pro Forma Basis to exceed 4.0 to 1.0 and (ii) $30,000,000 over (b) the sum of (1) the aggregate amount of all Incremental Term Loans and Incremental Revolving Facility Commitments established prior to such time pursuant to Section 2.21(a)(x) of the Bank Credit Agreement and (2) the aggregate principal amount of Debt outstanding pursuant to Section 7.1(v) at such time.

“Incremental Revolving Facility Commitment” means the commitment of any Lender (as defined in the Bank Credit Agreement) established pursuant to Section 2.21 of the Bank Credit Agreement, to make Incremental Revolving Facility Loans (as defined in the Bank Credit Agreement) to the Borrower in an aggregate amount not to exceed the amount set forth in the Bank Loan Agreement as in effect on the date hereof, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 of the Bank Credit Agreement, (b) reduced or increased from time to time pursuant to assignments by or to such Lender (as defined in the Bank Credit Agreement) under Section 9.04 of the Bank Credit Agreement, and (c) further increased under Section 2.21 of the Bank Credit Agreement as in effect on the date hereof.

“Incremental Term Loans” means term loans made by one or more lenders under the Bank Credit Agreement to the Borrower pursuant to Section 2.01(d) of the Bank Credit Agreement.

“Indemnitee” means any Lender, any Agent and their respective Affiliates, successors, permitted assigns, permitted transferees, invitees, contractors, servants, employees, officers, directors, shareholders, partners, participants, advisors, representatives and agents and their respective designees or nominees.

“Information Memorandum” means the Confidential Information Memorandum dated April 2013, as modified or supplemented prior to the Closing Date.

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“Initial Amortization Date” means the first day of the calendar month that falls after the earlier of (i) the Final Completion Date or (ii) thirty (30) months after the Closing Date; provided, that if such day is not a Business Day, the Initial Amortization Date shall be the next succeeding Business Day.

“Initial Period” means the period beginning after the second full Fiscal Quarter ending after the Commencement of Operations of the Development and ending with the fourth full Fiscal Quarter ending after the Commencement of Operations of the Development.

“Insolvency” means, with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” means pertaining to a condition of Insolvency.

“Insurance Requirements” means all terms and conditions of any insurance policy required by any Loan Document to be maintained or caused to be maintained by any Loan Party, and all requirements of the issuer of any such policy.

“Intellectual Property” means the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, service-marks, technology, know-how and processes, recipes, formulas, trade secrets, or licenses (under which the applicable Person is licensor or licensee) relating to any of the foregoing and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, between the Administrative Agent, the Collateral Agent, Bank Administrative Agent and Bank Collateral Agent (and/or another intercreditor agreement entered into by the Administrative Agent or the Collateral Agent and the administrative agent and collateral agent under the Bank Credit Agreement, on terms substantially consistent with the Intercreditor Agreement, dated as of the date hereof, or on such other terms not materially adverse to the interests of the Lenders or as reasonably satisfactory to the Required Lenders).

“Interest” means, with respect to each Interest Period, an amount equal to interest accrued on the Loan Balance outstanding during such period at the Interest Rate.

“Interest Expense” means, with respect to any Person for any period, the sum of (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Debt to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, (b) capitalized interest of such Person and (c) solely for purposes of calculating the amount of Restricted Payments permitted pursuant to clause (b) of the definition of Cumulative Credit, scheduled amortization of the Loans. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and its Subsidiaries with respect to Swap Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

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“Interest Payment Date” has the meaning assigned to such term in Section 3.3(c) of the Loan Agreement.

“Interest Period” means, with respect to each Advance, (a) initially, the period commencing with the date of funding of such Advance and ending on the day before the first Interest Payment Date occurring after such funding, and (b) thereafter, each period commencing on an Interest Payment Date and ending on the day before the immediately succeeding Interest Payment Date; provided, that (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day (provided, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day) and (ii) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate” means, for each day during each Interest Period with respect thereto, (a) if no Event of Default shall then exist, a per annum rate equal to 7.50% over the LIBO Rate, or (b) if at any time an Event of Default shall occur during such Interest Period then for so as long as such Event of Default shall exist, a rate per annum equal to the Overdue Rate.

“Investment’ has the meaning assigned to such term in Section 7.4.

“Investors” means the Sponsors, the Partners and their Affiliates.

“IRS” means the U.S. Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

“Item” or “Item of Equipment” means a particular item of Equipment, as the context may require, and “Items of Equipment” means collectively each item of Equipment.

“Junior Capital” means any unsecured Debt of any Loan Party to an Investor or an Affiliate of an Investor (other than to the Borrower or its Subsidiaries) which (a) is subordinated to the Obligations on customary terms reasonably satisfactory to the Administrative Agent, (b) has a maturity date and a weighted average life to maturity at the time such Debt is incurred which is not less than the maturity date and a weighted average life to maturity, respectively, that would result if all payments of principal on such Debt were due on or after the date that is 91 days following the last maturity date of any Term Loans outstanding at such time, and (c) pays interest (other than interest paid in kind) on any date only to the extent that, after giving effect, on a Pro Forma Basis, to the payment of such interest on such Debt, Liquidity shall not be less than $10,000,000.

“Junior Financing” has the meaning assigned to such term in Section 7.9(b) of the Loan Agreement.

“Lender Default” means the failure or refusal (which has not been retracted in writing) of a Lender to make available its portion of any Loan required to be made by such Lender under Section 2.1 of the Loan Agreement at or prior to such time that the same is required to be so made by such Lender.

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“Lender’s Percentage” means, as to any Lender, the percentage obtained by dividing the outstanding principal amount of such Lender’s Notes by the Loan Balance.

“Lenders” means the Persons set forth on Schedule IA, as amended, to the Loan Agreement, together with any permitted successors and assigns.

“LIBOR Breakage Amount” means any loss, cost or expense reasonably incurred by any Lender as a result of any payment or prepayment of all or any portion of the Loan on a day other than a regularly scheduled Interest Payment Date or at the Maturity Date (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), and any loss or expense arising from the liquidation or reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. Each Lender shall determine the LIBOR Breakage Amount with respect to the principal amount of its Loan then being paid or prepaid (or required to be paid or prepaid) by written notice to the Administrative Agent and the Borrower setting forth such determination in reasonable detail not less than two (2) Business Days prior to the date of such prepayment (but only to the extent that such determination and prior notice may reasonably be made by such Lender under the circumstances of such prepayment, and otherwise within thirty (30) days after the date of such prepayment). Each such determination shall be conclusive absent manifest error.

“LIBO Rate” means, with respect to each day during each Interest Period, a rate per annum equal to (a) the per annum rate of interest for U.S. dollar deposits in the London interbank market for a term equal to one month as published in the Bloomberg LIBO Page (or if the Bloomberg LIBO Page is not available, the LIBO page of the Reuters Monitor Money Rate Service (“Reuters LIBO Page”)) as of 11:00 a.m. (London, England time) on the day which is two (2) Business Days before the commencement of such Interest Period. If neither the Bloomberg LIBO Page nor the Reuters LIBO Page is available, then the LIBO Rate shall be the rate determined by the Administrative Agent (each such determination, absent manifest error, to be conclusive and binding on all parties hereto and their assignees) as of two (2) Business Days prior to the applicable Interest Period as the rate at which deposits in immediately available funds in Dollars are being, have been, or would be offered or quoted by the Administrative Agent to major banks in the London interbank market for U.S. dollar deposits at or about 11:00 A.M. (New York City time) on the day which is two (2) Business Days before the commencement of such Interest Period.

“License Revocation” means the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor, conservator or similar official with respect to, any casino, gambling or Gaming License issued by any Gaming Authority covering any casino or gaming facility of the Borrower or any of its Subsidiaries.

“Lien” means, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien, hypothecation, pledge, charge, collateral assignment, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

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“Line Item” has the meaning assigned to such term in the Disbursement Agreement.

“Liquidated Damages” means any proceeds or liquidated damages paid pursuant to any obligation, default or breach under the Equipment Contracts (net of actual and documented reasonable costs incurred by any Loan Party in connection with adjustment or settlement thereof and taxes paid with respect thereto).

“Liquidity” means all Unrestricted Cash and Permitted Investments plus any undrawn revolving loan capacity under any Debt of the Borrower or a Subsidiary.

“Liquor Authorities” means, in any jurisdiction in which the Borrower or any of its Subsidiaries sells and distributes liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” means the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by the Borrower or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Loan” means all of the Advances made by the Lenders to the Borrower in accordance with the provisions of Section 2.1 of the Loan Agreement.

“Loan Agreement” means that certain Loan Agreement dated as of the Closing Date among the Loan Parties, the Agents and the Lenders.

“Loan Balance” means, as of any time, the aggregate principal amount outstanding on the Loan at such time.

“Loan Documents” means the Loan Agreement, the Security Documents, the Intercreditor Agreement, each Note, the Fee Letter and any other documents, guarantees, instruments or agreements executed and delivered by any Loan Party or its Affiliates now or in the future in connection with the Loan Agreement.

“Loan Party” means the Borrower and each Guarantor.

“Loan Proceeds Account” has the meaning assigned to such term in the Disbursement Agreement.

“Loan Term” means the period from the Closing Date to, and including, the Maturity Date.

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“Management Agreement” mean the Management Agreement dated as of October 23, 2012, by and between Caesars Baltimore Management Company, LLC, as manager, and CBAC Gaming, LLC, as owner, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Management Group” means the group consisting of the directors, executive officers and other management personnel of CBAC Gaming, LLC, Holdings, the Borrower and their Subsidiaries, as the case may be, on the Closing Date together with (x) any new directors whose election by such Boards of Directors or whose nomination for election by the shareholders of CBAC Gaming, LLC, Holdings or the Borrower, as the case may be, was approved by a vote of a majority of the directors of CBAC Gaming, LLC, Holdings or the Borrower, as the case may be, or the applicable Subsidiary then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (y) executive officers and other management personnel of CBAC Gaming, LLC, Holdings, the Borrower and their Subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of CBAC Gaming, LLC, Holdings or the Borrower, as the case may be.

“Margin Stock” shall have the meaning assigned to such term in Regulation U of the Board (12 C.F.R. Part 221).

“Material Adverse Effect” means a material adverse effect on (a) the business, property, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, (b) the validity and enforceability of any of the Loan Documents or the rights and remedies of the Agents and the Lenders thereunder, (c) the ability of the Borrower or any of its Subsidiaries from performing its payment obligations under the Loan Documents, or (d) the Lien granted to the Collateral Agent, for the benefit of the Secured Parties, on the Collateral (it being understood that any delay in construction will not be deemed a Material Adverse Effect in the event that the Borrower reasonably expects the Commencement of Operations of the Development to occur on or prior to the Final Date).

“Material Contract” means (a) the General Contract (as defined in the Disbursement Agreement), (b) any other contract or arrangement to which a Loan Party is party pursuant to which such Loan Party is reasonably expected to incur obligations or liabilities with a Dollar value in excess of $5,000,000 during the term of such contract or arrangement (other than any agreement related to the purchase of furniture, fixtures, furnishings, equipment, software or utility services) or (c) any other contract or other arrangement to which a Loan Party is a party or to which the property of a Loan Party is subject (other than the Loan Documents), for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

“Material Debt” means Debt (other than the Loan or the Bank Obligations) of any one or more Loan Parties in an aggregate principal amount exceeding $30,000,000.

“Material Subsidiary” means any Subsidiary other than Immaterial Subsidiaries.

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“Maturity Date” means the earlier of (a) the date that occurs five years and six months following the Closing Date or (b) the date on which the principal and interest on the Notes have become due and payable pursuant to Section 10 of the Loan Agreement.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Mortgaged Properties” means the Real Properties and the improvements thereto owned (or leased in the case of the Ground Lease Property) owned by any Loan Party that are set forth on Schedule 1.1 and each additional parcel of Real Property that is owned in fee by any Loan Party that is subject to a Mortgage securing the Borrower’s obligations under the Bank Loan Documents.

“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties under the Bank Credit Agreement, as amended, supplemented or otherwise modified from time to time.

“Most Favored Provision” has the meaning assigned to such term in Section 6.14.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party, any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

“Net Proceeds” means 100% of the cash proceeds actually received by the Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale pursuant to Section 7.5(c) (to the extent contemplated by clause (b)(ii) of the proviso to Section 7.3), (f) or (k), or from any Casualty, net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the Borrower’s good faith estimate of taxes paid or payable in connection with such sale, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification

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obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make investments in Permitted Business Acquisitions (or, in the event such proceeds are received prior to the Commencement of Operations of the Development, to use any portion of such proceeds in connection with the Development), in each case within 12 months of such receipt, such portion of such shall not constitute Net Proceeds except to the extent not so used prior to the end of such 12 month period, at which such time such proceeds shall be deemed to be Net Proceeds; provided further that if on or prior to the end of such 12 month period the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent setting forth that the Borrower has entered into a binding commitment to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make investments in Permitted Business Acquisitions (or, in the event such proceeds are received prior to the Commencement of Operations of the Development, to use any portion of such proceeds in connection with the Development) within an additional 3 month period, such proceeds shall not constitute Net Proceeds except to the extent not so used prior to the end of such 3 month period, at which time such proceeds shall be deemed to be Net Proceeds; provided, further, that (x) no net cash proceeds calculated in accordance with the foregoing realized in any Fiscal Year shall constitute Net Proceeds in such Fiscal Year until the aggregate amount of all such net cash proceeds in such Fiscal Year shall exceed (A) prior to the Commencement of Operations of the Development, $1,000,000 and (B) thereafter, $5,000,000 (and, in each case, only net cash proceeds in excess of such amount shall constitute Net Proceeds) and (y) in any event, no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $1,000,000.

“New Project” means each capital project which is either a new project or a new feature at an existing project owned by the Borrower or its Subsidiaries which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“New York State Courts” has the meaning assigned to such term in Section 13.14(a).

“Non-Defaulting Lender” means any Lender other than a Defaulting Lender.

“Non-U.S. Indemnitee” means any Indemnitee that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code).

“Note” has the meaning assigned to such term in Section 2.1(a) of the Loan Agreement.

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“Obligations” means the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loan and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loan and all other obligations and liabilities of the Loan Parties to any Agent or to any Lender, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, the Loan Agreement or any other Loan Document, whether on account of principal, interest, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to any Agent or to any Lender that are required to be paid by any Loan Party pursuant hereto or to any other Loan Document) or otherwise.

“Obligee Guarantor” has the meaning assigned to such term in Section 8.7 of the Loan Agreement.

“Office Equipment” means office equipment (including, without limitation, furniture, furnishings, fixtures, filing cabinets, desks, chairs, computers, copying machines and other equipment customarily used in connection with the operation or administration of an office) owned by any Loan Party.

“Operations Management Agreement” means (a) the Management Agreement, (b) the agreements identified as such on Schedule 7.7, and (c) other asset and operating management agreements entered into by the Borrower or any of its Restricted Subsidiaries with an Investor or an Affiliate thereof and any and all modifications thereto, substitutions therefor and replacements thereof so long as, in the good faith determination of the Borrower, such other agreements, modifications, substitutions and replacements are not materially less favorable, taken as a whole, to the Borrower and its Subsidiaries than the terms of any such agreements, if any, as in effect on the Closing Date; provided that any such modifications thereto, substitutions therefor and replacements thereof and/or any such additional agreements in each case entered into after the Closing Date shall be approved by the Board of Directors of the Borrower. For purposes of the foregoing, references to the Borrower and its Subsidiaries means the Borrower and its Subsidiaries acting directly or acting indirectly on behalf of any Parent Entity party to any such agreement referred to above.

“Opening Date” has the meaning assigned to such term in the Disbursement Agreement.

“Original Payment” has the meaning assigned to such term in Section 12.3 of the Loan Agreement.

“Overdue Rate” has the meaning assigned to such term in Section 3.3(b) of the Loan Agreement.

“Parent Entity” means any direct or indirect parent of the Borrower.

“Part” has the meaning assigned to such term in Section 4.4 of the Security Agreement.

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“Participant” has the meaning assigned to such term in Section 13.18 of the Loan Agreement.

“Partners” means CVPR Gaming Holdings, LLC, STRON-MD Limited Partnership and PRT Two, LLC, together with their successors and assigns.

“Payment Date” means (a) the first day of each calendar month prior to the Maturity Date, which shall be a Business Day or, if not, shall be as defined per the definition of “Business Day,” and (b) in any case, the Maturity Date.

“Payment Office” means the Administrative Agent’s office located at the address listed on Schedule IB of the Loan Agreement.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA and any successor thereto.

“Permits” means all permits, entitlements or other approvals issued under applicable law required to be obtained at such time.

“Permitted Business Acquisition” means any acquisition of all or substantially all the assets of, or all or substantially all of the Equity Interests (other than directors’ qualifying shares) in, or merger, consolidation or amalgamation with, a Person or division or line of business of a Person (or any subsequent investment made in a Person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) after giving effect to such acquisition or investment and any related transactions, the Borrower shall be in Pro Forma Compliance; (iv) any acquired or newly formed Subsidiary shall not be liable for any Debt except for Debt permitted by Section 7.1; (v) to the extent required by Section 6.9, any Person acquired in such acquisition, if acquired by the Borrower or a Subsidiary Guarantor, shall be merged into the Borrower or a Subsidiary Guarantor or become, following the consummation of such acquisition, a Subsidiary Guarantor; and (vi) the aggregate amount of such acquisitions and investments in assets that are not owned by the Borrower or Subsidiary Guarantors or in Equity Interests in Persons that are not Subsidiary Guarantors or do not become Subsidiary Guarantors following the consummation of such acquisition when taken together shall not exceed the Available Amount.

“Permitted Collateral Liens” means Liens imposed by law for mechanics, materialmen, warehousemen, carriers, or other like Liens, securing obligations incurred in the ordinary course of business that (a) are not yet due and payable or (b) are being contested in good faith by appropriate proceedings diligently conducted (provided, that such proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien), and, in each case, in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP.

“Permitted Cure Securities” means any equity securities of the Borrower or a Parent Entity issued pursuant to the Cure Right other than Disqualified Stock.

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“Permitted Encumbrances’” means those exceptions specified in the title policies delivered in respect of the Mortgaged Properties.

“Permitted Holder” means each of (i) the Investors and their Affiliates, (ii) the Management Group, (iii) any Person that has no material assets other than the capital stock of the Borrower or a Parent Entity and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of Holdings, and of which no other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clauses (i) and (ii), beneficially owns more than the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii) on a fully diluted basis of the voting Equity Interests thereof, and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clauses (i) and (ii) and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than the other Permitted Holders specified in clauses (i) and (ii)) beneficially owns more than the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii) on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Investments” means:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

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(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000;

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed Fiscal Year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” has the meaning assigned to such term in Section 7.2(b).

“Permitted Refinancing Debt” means any Debt issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Debt being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Debt) (and, in the case of revolving Debt being Refinanced, to effect a corresponding reduction in the commitments with respect to such revolving Debt being Refinanced); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Debt does not exceed the principal amount (or accreted value, if applicable) of the Debt so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Section 7.1(i), the average life to maturity of such Permitted Refinancing Debt is greater than or equal to the shorter of (i) the weighted average life to maturity of the Debt being Refinanced and (ii) the weighted average life to maturity that would result if all payments of principal on the Debt being Refinanced that were due on or after the date that is one year following the Term B Facility Maturity Date were instead due on the date that is one year following the Term B Facility Maturity Date and (c) if the Debt being Refinanced is subordinated in right of payment to the Obligations under the Loan Agreement,

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such Permitted Refinancing Debt shall be subordinated in right of payment to such Obligations pursuant to intercreditor arrangements reasonably satisfactory to the Administrative Agent and the Collateral Agent and shall be on terms at least as favorable to the Lenders as those contained in the documentation governing the Debt being Refinanced; provided further, that with respect to a Refinancing of Debt permitted hereunder that is subordinated, such Permitted Refinancing Debt shall be on terms (excluding pricing and redemption premiums), taken as a whole, not materially less favorable to the Lenders than those contained in the documentation governing the Debt being Refinanced.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, or government (including any agency, component or political subdivision thereof) or other entity.

“Pre-Opening Expenses” means, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects which are classified as “pre-opening expenses” or “project opening costs” (or any similar or equivalent caption) on the applicable financial statements of the Borrower and the Subsidiaries for such period, prepared in accordance with GAAP.

“Prepayment Premium” means, in the case of any optional prepayment of all or any portion of the Loan pursuant to Section 3.1(a), an amount equal to (i) the Applicable Premium, in the case of any such prepayment occurring on or prior to the thirty (30) month anniversary of the Closing Date, (ii) 2.00% in aggregate principal amount of the Loan then being paid in the case of any such prepayment occurring on or after the thirty (30) month anniversary and prior to the forty-two (42) month anniversary of the Closing Date, (iii) 1.00% in aggregate principal amount of the Loan then being paid in the case of any such prepayment occurring on or after the forty-two (42) month anniversary of the Closing Date and prior to the fifty-four (54) month anniversary of the Closing Date, or (iv) 0.00% in aggregate principal amount of the Loan then being paid in the case of any such prepayment occurring on or after the fifty-four (54) month anniversary of the Closing Date.

“Pro Forma Basis” means, as to any Person, for any specified events or transactions that occur subsequent to the commencement of a period for which the financial effect of such events or transactions is being calculated, and giving effect to the events or transactions for which such calculation is being made, such calculation as will give pro forma effect to such events or transactions as if such events or transactions occurred on the first day of the four consecutive Fiscal Quarter period ended on or before the occurrence of such event or transaction (the “Reference Period”).

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall: (i) in making any determination of EBITDA, give effect to any Asset Sale, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions not otherwise permitted under Section 7.4 or 7.5 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation and any restructurings of the

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business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Responsible Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Sections 7.1, 7.2, 7.3, 7.4 and 7.6, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated), (ii) (x) all Debt (including Debt issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under the Loan Agreement or otherwise, but excluding normal fluctuations in revolving Debt incurred for working capital purposes not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Sections 7.1, 7.2, 7.3, 7.4 and 7.6, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) Interest Expense of such Person attributable to interest on any Debt, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) with respect to each New Project which commences operations and records not less than one full Fiscal Quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period, and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include, for any fiscal period ending on or prior to the second anniversary of any relevant pro forma event (but not for any fiscal period ending after such second anniversary), adjustments to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Transactions). The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.

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For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Forma Compliance” means, at any date of determination, that the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Debt), with the Financial Covenant recomputed as at the last day of the most recently ended Fiscal Quarter for which the financial statements and certificates required pursuant to Section 6.3 have been or were required to have been delivered (provided, that prior to the first Fiscal Quarter during the Initial Period, such covenant shall be deemed to have been satisfied with respect to the definition of Permitted Business Acquisition and Sections 7.1, 7.3, 7.5, 7.6(e) and 7.9(b)).

“Prohibited Transaction” means a transaction that is prohibited under Code Section 4975 or ERISA Section 406 and not exempt under Code Section 4975 or ERISA Section 408.

“Project Budget” has the meaning assigned to such term in the Disbursement Agreement.

“Project Costs” has the meaning assigned to such term in the Disbursement Agreement.

“Project Documents” has the meaning assigned to such term in the Disbursement Agreement.

“Project Equipment” means any Equipment or any other personal property that is purchased for use in connection with the Development.

“Project Site” means the Real Property on which the Development will be developed.

“Projections” means the projections of the Borrower included in the Information Memorandum and any other projections and any forward-looking statements of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Closing Date.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, intellectual property, Equity Interests and Accounts.

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the Aggregate Commitment Amount.

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“PRT Two Completion Guarantee” means the Completion Guarantee dated as of the date hereof from PRT Two, LLC to the Administrative Agent in favor of the Lenders guaranteeing on a several, and not joint with any other guarantor, basis the obligations of the Borrower through the Commencement of Operations of the Development, in an aggregate amount not to exceed $455,000, with respect to the completion of the construction of the Development and availability of initial working capital contemplated in the Project Budget.

“Purchase Price” means, for an Item of Equipment, the invoiced price or required contract payment.

“Qualified Equity Interests” means any Equity Interests of the Borrower or any Parent Entity other than Disqualified Stock.

“Real Property” means, collectively, all right, title and interest (including, without limitation, any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Borrower or any of its Subsidiaries as of the Closing Date or at any time thereafter, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements situated, placed or constructed upon, or fixed to or incorporated into, or which becomes a component part of or which is permanently moored to such real property, and appurtenant fixtures incidental to the ownership or lease thereof.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Debt”. “Refinancing” and “Refinanced” shall have a meaning correlative thereto.

“Register” has the meaning assigned to such term in Section 13.17(b) of the Loan Agreement.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Release” means any release, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto from, under or through the environment.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the environment, (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment, (iii) restore or reclaim natural resources or the environment, (iv) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (v) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

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“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Benefit Plan (other than a Benefit Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” means, at any time, Lenders holding more than 50% of the aggregate amount of Credit Exposure of all Lenders outstanding at such time; provided, however, that prior to the last day of the Commitment Period, any determination of “Required Lenders” at a time when no Default or Event of Default exists, means Non-Defaulting Lenders holding more than 50% of the Commitments (less the aggregate Commitments of Defaulting Lenders) of all Lenders at such time.

“Required Prepayment” means, with respect to the Loan, for any Interest Period, a portion of the Loan Balance in the amount set forth on the Amortization Schedule for such Interest Period.

“Requirement of Law” means, as to any Person, the governing documents of such Person, and any law, treaty, order, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer” means, as to any Person, the chief executive officer, president or chief financial officer of such Person, but in any event, with respect to financial matters, the chief financial officer of such Person. Unless otherwise qualified, all references to a “Responsible Officer” shall refer to a Responsible Officer of the Borrower.

“Restricted Payments” has the meaning assigned to such term in Section 7.6 of the Loan Agreement.

“Rock” means Rock Gaming Mothership LLC, a Delaware limited liability company.

“Rock Gaming Completion Guarantee” means Completion Guarantee dated as of the date hereof from Rock to the Administrative Agent in favor of the Lenders guaranteeing on a several, and not joint with any other guarantor, basis the obligations of the Borrower through the Commencement of Operations of the Development, in an aggregate amount not to exceed $6,433,000, with respect to the completion of the construction of the Development and availability of initial working capital contemplated in the Project Budget.

“Sale and Lease-back Transaction” has the meaning assigned to such term in Section 7.3 of the Loan Agreement.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

“Scheduled Completion Date” has the meaning assigned to such term in the Disbursement Agreement.

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“SEC” means the United States Securities and Exchange Commission.

“Second Priority Liens” means Liens (other than Liens securing the Bank Obligations) that are subordinated to the Liens securing the Bank Obligations pursuant to, and otherwise subject to the terms of, any intercreditor agreement as reasonably satisfactory to the Administrative Agent (it being understood that such Liens may be senior in priority to, or pari passu with, or junior in priority to, the Liens securing any other Second Priority Liens).

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent and the Lenders.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” means the Security Agreement, dated as of the Closing Date, among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit E to the Loan Agreement.

“Security Agreement Supplement” means each supplement to the Security Agreement substantially in the form of Exhibit A thereto duly completed and with such changes as shall be satisfactory to the Borrower and the Collateral Agent.

“Security Documents” means the Security Agreement, the Escrow, Security and Disbursement Agreement and all other pledge and security documents hereafter delivered to the Collateral Agent for the benefit of the Secured Parties granting a Lien on the Collateral (or associated with such a grant) to secure the obligations and liabilities of the Loan Parties under the Loan Agreement.

“Seller” means, collectively, each counterparty to the Equipment Contracts.

“Senior Secured Leverage Ratio” means, on any date, the ratio of (a) Total First Lien Senior Secured Net Debt as of the last day of the Test Period most recently ended as of such date to (b) EBITDA, in each case for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that, the Senior Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

Notwithstanding the foregoing and the definition of “Test Period”, for purposes of calculating the Senior Secured Leverage Ratio in effect during the Initial Period:

(i) in respect of the first Fiscal Quarter of the Initial Period, the Test Period shall mean such Fiscal Quarter (taken as one accounting period), and EBITDA for the Test Period shall be EBITDA for such Fiscal Quarter multiplied by 4; and

(ii) in respect of the second Fiscal Quarter of the Initial Period, the Test Period shall mean the first and second Fiscal Quarter of the Initial Period (taken as one accounting period), and EBITDA for the Test Period shall be EBITDA for such first and second Fiscal Quarter (taken as one accounting period) multiplied by 2.

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“Similar Business” means a business, the majority of whose revenues are derived from the activities of CBAC Gaming, LLC and its Subsidiaries as of the Closing Date or anticipated on the Closing Date to be conducted by them from and after the Closing Date and the Commencement of Operations of the Development or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Site Preparation” means the preparation of the Project Site for the design, development, permitting, site preparation, construction, equipping, licensing, financing and opening of the Development, including without limitation the subdivision, parcelization, combination, commercial mapping, zoning modifications, granting of easements, licenses, special assessments, covenants, rights of way, declarations, conditions and restrictions and reservation of easements and common area spaces and similar instruments with respect to the property and assets consisting of the Project Site.

“Soft Costs” means freight, design, engineering, installation, and any applicable sales, use or similar front-end tax and any other direct costs charged in connection with the purchase and installation of Equipment, and other related amounts which are approved by the Administrative Agent and the Required Lenders.

“Sponsor” means (i) CEC and each Affiliate of CEC, (ii) Rock and each Affiliate of Rock, and (iii) any individual who is a partner or employee of CEC, Rock or their Affiliates, to the extent such individual is licensed by a relevant Gaming Authority on the Closing Date or thereafter replaces any such licensee.

“Statutory Reserves” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which any Lender (including any branch, Affiliate or other fronting office making an Advance on behalf of such Lender) is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). The Advances shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“STRON-MD Completion Guarantee” means the Completion Guarantee dated as of the date hereof from STRON-MD Limited Partnership to the Administrative Agent in favor of the Lenders guaranteeing on a several, and not joint with any other guarantor, basis the obligations of the Borrower through the Commencement of Operations of the Development, in an aggregate amount not to exceed $840,000, with respect to the completion of the construction of the Development and availability of initial working capital contemplated in the Project Budget.

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“Subordinated Intercompany Debt” has the meaning assigned to such term in Section 7.1(e).

“Subsidiary” means, with respect to any specified Person:

(qq) any corporation, association or other business entity of which more than 50% of the total voting power of the equity entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(rr) any partnership (i) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (ii) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

Unless otherwise specified, all references herein to a “Subsidiary’” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings. Notwithstanding the foregoing (and except for purposes of the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Loan Agreement.

“Subsidiary Guarantors’” means, collectively, any Subsidiary or other Affiliate of any Loan Party that becomes, or is required pursuant to Section 7.12 to become, a party to this Loan Agreement and that Guarantees the Obligations.

“Subsidiary Redesignation” has the meaning provided in the definition of “Unrestricted Subsidiary”.

“Supplemental Payment” means any and all amounts, liabilities and obligations other than Interest and Required Prepayments which the Borrower assumes or agrees or is otherwise obligated to pay under the Loan Agreement or any other Loan Document (whether or not designated as Supplemental Payment) to the Administrative Agent, Collateral Agent, any Lender or any other Person, including, without limitation, indemnities and damages for breach of any covenants, representations, warranties or agreements.

“Surveillance Systems” means surveillance, monitoring and control equipment, cameras, and video recording equipment utilized at the Development, and any equipment related to any of the foregoing, in each case together with any substitutions therefor, replacements thereof, improvements thereto and additions thereto pursuant to the terms of the Loan Documents.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom

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stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Taxes” and “Tax” means mean all present or future taxes, levies, imposts, duties (including stamp duties), assessments, deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest, fines, additions to tax and penalties applicable thereto.

“Tax Benefits” has the meaning assigned to such term in Section 12.3 of the Loan Agreement.

“Tax Distributions” means any distributions made pursuant to Section 7.6(b)(y).

“Term B Facility Maturity Date” means July 2, 2020.

“Term Loans” has the meaning assigned to such term in the Bank Credit Agreement as in effect on the date hereof.

“Term B Loans” has the meaning assigned to such term in the Bank Credit Agreement as in effect on the date hereof.

“Test Period” means, on any date of determination, the period of four consecutive Fiscal Quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 6.3(a) or (b).

“Total First Lien Senior Secured Net Debt” at any date means (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, Debt that in each case is then secured by first priority Liens on the collateral securing the Bank Credit Agreement, less (ii), without duplication, the aggregate amount of all Unrestricted Cash and Permitted Investments (but excluding for these purposes Permitted Investments of the type set forth in clause (h) of the definition thereof) of the Borrower and its Subsidiaries on such date.

“Total Leverage Ratio” means, on any date, the ratio of (a) Total Net Debt as of the last day of the Test Period most recently ended as of such date to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that the Total Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Net Debt” at any date means the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date less the aggregate amount of all Unrestricted Cash and Permitted Investments of the Borrower and its Subsidiaries on such date.

“Transaction Costs” means:

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(a) the reasonable and documented fees and expenses of the Agents incurred in connection with the negotiation, execution and delivery of the term sheet, the Loan Documents, the syndication of the Commitments and the Loan, any amendments to the Loan Documents and the transactions contemplated thereby, including, without limitation, the reasonable and documented fees and expenses of counsel to the Arranger;

(b) the initial and ongoing reasonable and documented fees and expenses of the Administrative Agent and Collateral Agent, including, without limitation, the reasonable fees and expenses of counsel to the Administrative Agent and the Collateral Agent in connection therewith;

(c) all costs of searching and perfecting a first priority Lien and security interest in the Equipment;

(d) all fees and expenses incurred in connection with any appraisal of the Collateral required under the Loan Documents or in connection with any exercise of remedies following the occurrence and during the continuance of an Event of Default; and

(e) all other documented fees and expenses incurred by any Agent or any Lender in connection with the Loan Documents and the transactions contemplated thereby, including, without limitation, enforcement of the rights of the Lenders thereunder and any attorneys’ fees and expenses in connection therewith, subject to the limitations contained in Section 13.1.

“Transaction Documents” means the Construction Contracts, the Loan Documents, the Bank Loan Documents and all documents executed in connection therewith.

“Transactions” means, collectively, the transactions to occur pursuant to or in connection with the Transaction Documents, including (i) the development, construction, ownership and operation of the Development, (ii) the execution and delivery of the Ground Lease Agreement and the other transactions contemplated thereby (including, without limitation, the acquisition of Real Property contemplated by the LDA (as defined in the Ground Lease Agreement)), (iii) the making of the Closing Date Equity Contribution, (iv) the Site Preparation, (v) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the borrowings hereunder, (vi) the execution and delivery of the Bank Loan Documents, the creation of the Liens in respect thereof and the borrowings thereunder, and (vii) payment of all fees and expenses to be paid in connection with the foregoing.

“Treasury Rate” means, at any date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the eighteen-month anniversary of the Closing Date; provided, however, that if the period from such date to the eighteen-month anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

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“UCC means the Uniform Commercial Code, as in effect from time to time in any jurisdiction.

“Undrawn Commitment Fee” has the meaning assigned to such term in Section 2.5(b) of the Loan Agreement.

“Unfunded Amount” means, at any time, the Aggregate Commitment Amount less all Advances funded through such time.

“Unfunded Pension Liability” means, as of the most recent valuation date for the applicable Benefit Plan, the excess of (1) the Benefit Plan’s actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Benefit Plan for purposes of Section 430 of the Code or Section 303 of ERISA) of its benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the fair market value of the assets of such Benefit Plan.

“Unrestricted Cash” means cash or cash equivalents of the Borrower or any of the Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries, including without limitation all “cage cash”.

“Unrestricted Subsidiary” means (1) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder after the Closing Date by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.4 and (c) without duplication of clause (b), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.4, and (2) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Loan Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation, the Borrower shall be in Pro Forma Compliance and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of the preceding clauses (i) and (ii), and containing the calculations and information required by the preceding clause (ii).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Venue Documents” has the meaning assigned to such term in Section 7.5(n).

“Venue Easements” has the meaning assigned to such term in Section 7.5(n).

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“Wells Fargo Gaming Capital” means Wells Fargo Gaming Capital, LLC, and its successors.

“Wells Fargo Securities” means Wells Fargo Securities, LLC, and its successors.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such Person or another Wholly-Owned Subsidiary of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

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SCHEDULE IA

TO LOAN AGREEMENT

DATED AS OF JULY 2, 2013

LENDERS’ COMMITMENTS

LENDER	COMMITMENT
Wells Fargo Principal Lending, LLC	$20,000,000.00
Wells Fargo Gaming Capital, LLC	$10,000,000.00

Total Commitments	$30,000,000.00

SCHEDULE IB

ADDRESSES FOR NOTICE AND PAYMENT

1.	Administrative Agent:

Payment Office Information:

WLS Charlotte Agency Services

Wells Fargo Bank, National Association

1525 W. WT Harris Blvd.

Charlotte, NC 28262

Attention: CBAC Borrower LLC Officer

MAC D1109-019

Facsimile: 704-715-0017

Wire instructions:

Wells Fargo Bank, National Association

Charlotte, NC USA

ABA: 121000248

Acct: 01104331628807

Attn: Financial Cash Controls

Ref: CBAC Borrower LLC

All other correspondence:

Wells Fargo Gaming Capital, LLC

5340 Kietzke Lane

Reno, NV 89511

Attention: Suzanne B. Fuller

Re: CBAC Borrower FF&E Facility

Facsimile: (775) 689-6026

With a copy to (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP

333 Hope Street, 48th Floor

Los Angeles, California 90071

Facsimile: (213) 620-1398

Attn: Brent E. Horstman

2.	Collateral Agent:

Wells Fargo Gaming Capital, LLC

5340 Kietzke Lane

Reno, NV 89511

Attention: Suzanne B. Fuller

Re: CBAC Borrower FF&E Facility

Facsimile: (775) 689-6026

With a copy to (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP

333 Hope Street, 48th Floor

Los Angeles, California 90071

Facsimile: (213) 620-1398

Attn: Brent E. Horstman

3.	Lenders:

(A)	WELLS FARGO PRINCIPAL LENDING, LLC

Wells Fargo Principal Lending, LLC

2450 Colorado Avenue, Suite 3000W

Santa Monica, CA 90404

Attention: Mike Bohannon

Facsimile: (855) 813-8308

Mike.bohannon@wellsfargo.com

(B)	WELLS FARGO GAMING CAPITAL, LLC

Wells Fargo Gaming Capital, LLC

5340 Kietzke Lane

Reno, NV 89511

Attention: Suzanne B. Fuller

Re: CBAC Borrower FF&E Facility

Facsimile: (775) 689-6026

With a copy to (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP

333 Hope Street, 48th Floor

Los Angeles, California 90071

Facsimile: (213) 620-1398

Attn: Brent E. Horstman

Schedule 1.1

Real Properties

Grantor	Property	Address	Interest (Fee/Leasehold)
CBAC Borrower, LLC	Horseshoe Baltimore Casino	1525 Russell Street, Baltimore, MD 21230	Leasehold

CBAC Borrower, LLC	Horseshoe Baltimore Casino Parking Garage	1555 Warner Street, Baltimore, MD 21230	Fee

SCHEDULE 3.2

TO LOAN AGREEMENT

DATED AS OF JULY 2, 20131

	Payment Date	Principal Payment	Remaining Principal Balance
1	1/1/2016	$454,545.45	$29,545,454.55
2	2/1/2016	$454,545.45	$29,090,909.09
3	3/1/2016	$454,545.45	$28,636,363.64
4	4/1/2016	$454,545.45	$28,181,818.18
5	5/1/2016	$454,545.45	$27,727,272.73
6	6/1/2016	$454,545.45	$27,272,727.27
7	7/1/2016	$454,545.45	$26,818,181.82
8	8/1/2016	$454,545.45	$26,363,636.36
9	9/1/2016	$454,545.45	$25,909,090.91
10	10/1/2016	$454,545.45	$25,454,545.45
11	11/1/2016	$454,545.45	$25,000,000.00
12	12/1/2016	$454,545.45	$24,545,454.55
13	1/1/2017	$454,545.45	$24,090,909.09
14	2/1/2017	$454,545.45	$23,636,363.64
15	3/1/2017	$454,545.45	$23,181,818.18
16	4/1/2017	$454,545.45	$22,727,272.73
17	5/1/2017	$454,545.45	$22,272,727.27
18	6/1/2017	$454,545.45	$21,818,181.82
19	7/1/2017	$454,545.45	$21,363,636.36
20	8/1/2017	$454,545.45	$20,909,090.91
21	9/1/2017	$454,545.45	$20,454,545.45
22	10/1/2017	$454,545.45	$20,000,000.00
23	11/1/2017	$454,545.45	$19,545,454.55
24	12/1/2017	$454,545.45	$19,090,909.09
25	1/1/2018	$454,545.45	$18,636,363.64
26	2/1/2018	$454,545.45	$18,181,818.18
27	3/1/2018	$454,545.45	$17,727,272.73

[1]	This Amortization Schedule assumes the Initial Amortization Date occurs on January 1, 2016, which is the latest possible date for the Initial Amortization Date. Subject to the terms and conditions of the Loan Agreement, principal is payable monthly amortizing on a straight line on a 5.5 year basis over the remaining 3.5 years of the loan. In the event that the Initial Amortization Date occurs prior to January 2, 2016, this Amortization Schedule will be amended by the Administrative Agent, in consultation with the Borrower, to reflect a substantially identical method of amortization.

28	4/1/2018	$454,545.45	$17,272,727.27
29	5/1/2018	$454,545.45	$16,818,181.82
30	6/1/2018	$454,545.45	$16,363,636.36
31	7/1/2018	$454,545.45	$15,909,090.91
32	8/1/2018	$454,545.45	$15,454,545.45
33	9/1/2018	$454,545.45	$15,000,000.00
34	10/1/2018	$454,545.45	$14,545,454.55
35	11/1/2018	$454,545.45	$14,090,909.09
36	12/1/2018	$14,090,909.09	$0.00

Total		$30,000,000.00

Schedule 4.1(n)

Material Contracts

1.	AIA Document A133-2009 Standard Form of Agreement between Owner and Construction Manager as Contractor, between CBAC Gaming, LLC and The Whiting-Turner Contracting Company dated as of April 15, 2013, as assigned to the Borrower by CBAC Gaming, LLC.

2.	AIA Document A141-2004 Standard Form of Agreement between Owner and Design-Builder, between CBAC Gaming, LLC and The Whiting-Turner Contracting Company, dated as of April 9, 2013, as assigned to the Borrower by CBAC Gaming, LLC.

3.	Design Services Agreement, between CBAC Gaming, LLC and KA, Inc., dated as of August 27, 2012, as assigned to the Borrower by CBAC Gaming, LLC.

Schedule 5.1(e)

Governmental Approvals

The matters disclosed in Schedule 5.1(r) are hereby incorporated by reference.

Schedule 5.1(h)(ii)

Possession under Leases

The Borrower will not have possession of the Ground Lease Property until the occurrence of the Date of Possession (under and as defined in the Ground Lease Agreement).

Schedule 5.1(h)(iii)

Intellectual Property

None.

Schedule 5.1(i)

Subsidiaries

None.

Schedule 5.1(j)

Equity Interests and Ownership

None.

Schedule 5.1(o)

Taxes

None.

Schedule 5.1(r)

Environmental Matters

(a) Ruth Sherrill, et al. v. State of Maryland Department of the Environment, et al., Case No. 24-C-13-001000: six residents of Baltimore City sued the Maryland Department of the Environment (“MDE”), City of Baltimore, and CBAC Gaming, LLC (“CBAC”), alleging procedural irregularities with the approval of the Response Action Plan submitted to MDE by CBAC for the cleanup of the site of the Horseshoe Casino (“Site”) and that the conditions at the Site constitute a public nuisance.

(b) The Sherrill plaintiffs issued a notice of intent to file a citizen suit under 42 U.S.C. §§ 6972(a)(1)(A) and (a)(1)(B) of the Resource Conservation and Recovery Act (“RCRA”). This notice of intent indicates an intention to sue CBAC, the City of Baltimore, Whiting-Turner, the general contractor for the construction of the Horseshoe Casino, and the Maryland Chemical Company, the former owner and operator of the Site. Under the citizen suit provisions of RCRA, a lawsuit cannot be filed until at least 60 days after notice is given, or on or about July 8, 2013. In addition, the Sherrill plaintiffs and certain other persons, in two separate actions, have filed actions for judicial review challenging the rear yard variances that were previously approved by the Baltimore Board of Municipal and Zoning Appeals.

(c) Four residents of Baltimore City and County issued a notice of intent to file a citizen suit under 33 U.S.C. § 1365(b) of the Clean Water Act (“CWA”) against the City of Baltimore as owner of the Site. Under the citizen suit provisions of the CWA, a lawsuit cannot be filed until at least 60 days after the issuance of a notice of intent to sue, or on or about June 25, 2013.

(d) Michael J. Finck, et al, v. City of Baltimore, Case No. 24-C-13-003180: two residents of Baltimore City allege that the City of Baltimore, as owner of the Site, is in violation of Maryland water pollution laws. The City was served with the Complaint on June 12, 2013.

(e) CBAC is participating as an “inculpable person” in the State of Maryland’s Voluntary Cleanup Program which is defined as a party who, at the time of application to the program, has no prior or current ownership interest in a contaminated property participating in the VCP and has not caused or contributed to contamination at the property. CBAC is implementing a Response Action Plan (“RAP”) for the Site that was approved by the Maryland Department of the Environment.

(f) The approved RAP for the Site requires that deed restrictions be recorded that prohibit groundwater use and limit future excavations at the Site absent Maryland Department of the Environment approval.

The following environmental permits, licenses and approvals remain to be obtained from the Maryland Department of the Environment (MDE) or City of Baltimore (City):

(a) Joint Federal/State Application for Alteration of any Floodplain, Waterway, Tidal or Nontidal Wetland in Maryland for Phase III (Building Construction) – submitted to MDE on June 11, 2013 – to allow activity in the 100 year floodplain and tidal waters.

(b) Notice of Intent to be Covered by the General Permit for the Discharge of Treated Ground Water from Oil Contaminated Ground Water Sources to Surface or Ground Waters of the State, submitted to MDE on June 19, 2013 – to allow the discharge of treated petroleum impacted ground water.

(c) Water Appropriation Permit for Construction Dewatering/Notice of Exemption to Appropriate and Use Groundwater – submitted to MDE on June 19, 2013 – to allow pumping of groundwater during construction.

(d) Final Stormwater Management and Erosion and Sediment Control Plan Approval for Parking Garage and Central Services Building – submitted to City on June 7, 2013

(e) Wastewater Discharge Permit for future grease line connection to City sanitary sewer – application to be submitted to City.

Schedule 5.1(w)

Intellectual Property

None.

Schedule 5.1(aa)

Insurance

Coverage	Policy Number	Carrier	Expiration Date
Commercial General Liability	### ##### ### – ##	Zurich Insurance Company	9/22/14

Excess Liability	### ########	Ace USA	9/22/14

Excess Liability	####-####	Allied World National Assurance Co.	9/22/14

Excess Liability	### #######-##	American Guarantee & Liab Inc.	9/22/14

Excess Liability	########	Ironshore Specialty Insurance Company	9/22/14

Workers Compensation and Employers’ Liability	## ######## – ##	Zurich Insurance Company	9/22/14

Schedule 7.1

Existing Debt

1.	Debt in a principal amount of $4,694,000 evidenced by a Purchase Money Note to be entered into in favor of the Mayor and City Council of Baltimore.

Schedule 7.2(b)

Liens

None.

Schedule 7.4

Investments

None.

Schedule 7.7

Transactions with Affiliates

1.	Management Agreement between Caesars Baltimore Management Company, LLC and CBAC Gaming, LLC dated as of October 23, 2012, as assigned to the Borrower by CBAC Gaming, LLC.

2.	Consulting Agreement between CBAC Gaming, LLC and PRT Two LLC dated as of October 23, 2012, as assigned to the Borrower by CBAC Gaming, LLC.

3.	Development Agreement between CBAC Gaming, LLC and CR Baltimore Holdings LLC dated as of October 23, 2012, as assigned to the Borrower by CBAC Gaming, LLC.

4.	Development and Consulting Agreement between CBAC Gaming, LLC and CVPR Consulting, LLC dated as of October 23, 2012, as assigned to the Borrower by CBAC Gaming, LLC.

SCHEDULE X

TO LOAN AGREEMENT

DATED AS OF JULY 2, 2013

TYPES OF EQUIPMENT

Part A

Slot Machines

Player Tracking System Hardware and Server

Cashiering (NRTs, cage, etc.) & Other Currency Handling and Counting Equipment

Gaming Tables and Layouts

Roulette Wheels

Gaming Table Bases

Slot Machine Bases

Slot and Table Game Stools and Chairs

Casino Floor Locks

Pit Stands

*	AV and Signage & Other Gaming Signage

Surveillance Systems (as defined in the Loan Agreement)

Other devices which constitute gaming devices (as defined in the Gaming Laws)

Part B

Architectural Lighting

Electrical Power Equipment

HVAC Systems

Escalators

Cage / Cabinets

Elevators

Casino Systems

Shufflers

AS400

Telephone System

BOH and Restrooms

*	Note: Qualifies only to the extent it is Gaming signage

EXHIBIT A

TO LOAN AGREEMENT

FORM OF PROMISSORY NOTE

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE BLUE SKY LAWS AND THE BORROWER HAS NO OBLIGATION HEREUNDER TO REGISTER THIS NOTE UNDER THE SECURITIES ACT OR STATE BLUE SKY LAWS AND THE REGISTERED HOLDER OF THIS NOTE ACKNOWLEDGES (AND EACH TRANSFEREE OF THIS NOTE, BY ACCEPTING THIS NOTE, WILL BE DEEMED TO HAVE ACKNOWLEDGED) THAT THIS NOTE IS TRANSFERABLE ONLY IN A TRANSACTION EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND STATE BLUE SKY LAWS.

PROMISSORY NOTE

$[ ]	July 2, 2013

FOR VALUE RECEIVED, the undersigned, CBAC Borrower, LLC, a Delaware limited liability company (the “Borrower”), promises to pay to [                    ] or its registered assigns (together with any permitted successors and assigns, the “Lender”) on the Maturity Date for the Loan the principal sum of [                    ] DOLLARS ($[            ]) or such lesser amount thereof as shall be outstanding, as recorded either on the grid attached to this Note or in the records of Lender (and such recordation shall constitute prima facie evidence of the information as recorded; provided, however, that the failure to make any such recordation shall not in any way affect the Borrower’s obligation to repay this Note). The principal amount of the indebtedness evidenced hereby shall be payable on or prior to the Maturity Date as provided in that certain FF&E Loan Agreement, dated as of July 2, 2013 (together with all amendments and other modifications, if any, from time to time thereafter made thereto, the “Loan Agreement”), among the Borrower, Wells Fargo Securities, LLC, as Arranger, Wells Fargo Gaming Capital, LLC, as Administrative Agent and Collateral Agent, and the various financial institutions (including the Lender) as are, or may from time to time become, parties thereto.

The Borrower also promises to pay interest on the unpaid principal amount hereof from time to time outstanding from the date hereof until maturity (whether by acceleration or otherwise) and, after maturity, until paid, at the rates per annum and on the dates specified in the Loan Agreement.

Payments of both principal and interest are to be made without setoff or counterclaim in lawful money of the United States of America in same day or immediately available funds to the Payment Office of the Administrative Agent specified in the Loan Agreement (or to such other account as the Administrative Agent may from time to time designate in a written notice to the Borrower).

This Note is one of the Notes referred to in, and evidences indebtedness incurred under, the Loan Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the indebtedness evidenced by this Note and on which such indebtedness may be declared to be or automatically become immediately due and payable. This Note is secured pursuant to the Security Documents and reference is made to the Security Documents for a statement of the terms and provisions of such security.

The transfer, assignment or pledge of this Note or any interest herein is subject to the provisions of the Loan Agreement. No transfer by the Lender of any interest of the Lender in this Note or in the rights to receive payments hereunder shall be effective unless an entry of such transfer is made upon the Register referred to in the Loan Agreement.

Capitalized terms that are defined in the Loan Agreement and not otherwise in this Note are used in this Note as so defined.

All parties hereto, whether as makers, endorsers, or otherwise, severally waive presentment for payment, demand, protest and notice of dishonor.

THIS NOTE HAS BEEN DELIVERED IN NEW YORK, NEW YORK AND SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES (EXCEPT TITLE 14 OF ARTICLE 5 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

CBAC BORROWER, LLC

By:
Name: Title:

GRID ATTACHED TO NOTE

DATED JULY 2, 2013 OF

CBAC BORROWER, LLC

PAYABLE TO THE ORDER OF

[                                         ]

The Advances made by the Lender to the Borrower, and payments of principal of such Advances.

DATE OF FUNDING OR PAYMENT	AMOUNT OF FUNDING OR PAYMENT	OUTSTANDING PRINCIPAL BALANCE (AFTER SUCH FUNDING OR PAYMENT)	NOTATION MADE BY

EXHIBIT B

TO FF&E LOAN AGREEMENT

[FORM OF]

ADVANCE REQUEST

Date:

Wells Fargo Gaming Capital, LLC, as Administrative Agent

5340 Kietzke Lane

Reno, NV 89511

Attention: Sue Fuller

Re:	FF&E Loan Agreement, dated as of July , 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Loan Agreement), by and among CBAC Borrower, LLC, a Delaware limited liability company, as Borrower (the “Borrower”), Wells Fargo Securities, LLC, as Arranger, Wells Fargo Gaming Capital, LLC, as Administrative Agent and Collateral Agent, and the Persons listed on Schedule IA thereto, as Lenders.

Pursuant to Section 2.2(a) of the Loan Agreement, the Borrower hereby requests the transfer of immediately available funds (the “Advance”) in the amount set forth below. The Borrower requests that the Advance be paid to the following account:

Name of Bank:

Address of Bank:

Account Number:

ABA Number:

Account Name:

Reference:

Address of Borrower:

[Advance Request]

The amount of the Advance is $                    .2

The Advance is to be made on                                         .

Schedule I hereto sets forth a description of [(A)] the Items of Equipment3 to be acquired or otherwise financed with the proceeds of the requested Advance and the Purchase Price applicable to each such Item of Equipment (including a detailed description of the Soft Costs to be funded by the requested Advance) [and (B) the Transaction Costs to be paid with the proceeds of the requested Advance]4.

[Signature Page Follows]

[2]	The aggregate principal amount of each Advance made be the Lenders shall not be less than $2,500,000, or such lesser amount equal to the Unfunded Amount as of the applicable Advance Date.
[3]	Section 6.13 of the Loan Agreement requires that, on and as of (i) the last day of the Commitment Period and (ii) the Final Disbursement Date, the following shall be accurate: (A) Not less than 60% of the aggregate amount (based upon Purchase Price) of Equipment financed or refinanced with the proceeds of the Loan constitutes Equipment of the type described in Part A of Schedule X to the Loan Agreement, (B) not less than 30% of the aggregate amount (based upon Purchase Price) of Equipment financed or refinanced with the proceeds of the Loan constitutes Equipment of the type described in Part B of Schedule X to the Loan Agreement, and (C) all other Equipment financed or refinanced with the proceeds of the Loan constitutes Equipment of the type described in Part A or Part B of Schedule X to the Loan Agreement.
[4]	The aggregate amount of any Soft Costs and Transaction Costs to be financed with the proceeds of the requested Advance shall not exceed 3.0% of the Purchase Price of the Items of Equipment to be purchased or otherwise financed with the proceeds of the requested Advance.

[Advance Request]

The Borrower hereby certifies that (A) the requested Advance complies with the limitations and conditions set forth in Section 2.1 of the Loan Agreement and (B) all conditions to the funding of the requested Advance under Section [4.2] [4.3]5 of the Loan Agreement have been satisfied except to the extent previously waived in accordance with the terms of the Loan Agreement.

CBAC BORROWER, LLC, as Borrower

By:
Name: Title

[5]	Insert for Final Advance only.

[Advance Request]

EXHIBIT C

TO FF&E LOAN AGREEMENT

[FORM OF]

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (this “Assignment and Assumption”) is dated as of the date set forth in item 1 below and is entered into by and between the Assignor identified in item 2 below (the “Assignor”) and the Assignee identified in item 3 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the FF&E Loan Agreement, dated as of July     , 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among CBAC Borrower, LLC, a Delaware limited liability company, as Borrower (the “Borrower”), Wells Fargo Securities, LLC, as Arranger, Wells Fargo Gaming Capital, LLC, as Administrative Agent and Collateral Agent, and the Persons listed on Schedule IA thereto, as Lenders. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions set forth in Annex 1 and the Loan Agreement, as of the Effective Date (the “Effective Date”) set forth in item 5 below (but not prior to the registration of the information contained herein in the Register pursuant to Section 13.17(b) of the Loan Agreement), (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Loan Agreement and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or to the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein, collectively, as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

[Assignment and Assumption]

1.	Date of Assignment:

2.	Legal Name of Assignor:

3.	Legal Name of Assignee:

4.	Assignee’s Address for Notices:

5.	Effective Date of Assignment:

6.	Assigned Interest:

Principal Amount of Loan Assigned	Aggregate Outstanding Principal Amount of Loan for all Lenders	Amount of Commitment Assigned	Percentage Assigned of Aggregate Commitment Amount/Loan††
$_______________	$_______________	$_______________	_______%

[Signature Page Follows]

††	Set forth, to at least 8 decimals, as a percentage of the Aggregate Commitment Amount.

[Assignment and Assumption]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Name: Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Name: Title:

[Consent to and]7 Accepted:

WELLS FARGO GAMING CAPITAL, LLC, as

Administrative Agent

By
Name:
Title:

8[Consented to:

CBAC BORROWER, LLC

By
Name:
Title:]

[7]	To be included to the extent consent is required under Section 13.17(a) of the Loan Agreement.
[8]	To be included to the extent consent is required under the definition of “Eligible Assignee” set forth in the Loan Agreement or Section 13.17(a) of the Loan Agreement.

[Assignment and Assumption]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of CBAC Gaming, LLC, Holdings, the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by CBAC Gaming, LLC, Holdings, the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Loan Agreement, (ii) it meets all the requirements of an Eligible Assignee (subject to such consents, if any, as may be required under the Loan Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Loan Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decisions to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Loan Agreement and the other Loan Documents and has received or has being accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.3 of the Loan Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Non-U.S. Indemnitee, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Loan Agreement, duly completed and executed by the Assignee; (b) appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to such Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (c) agrees that (i) it will, independently and without reliance on any Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time,

[Assignment and Assumption]

continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

[Assignment and Assumption]

EXHIBIT D

TO FF&E LOAN AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

DATED

I, the                      of CBAC Borrower, LLC, a Delaware limited liability company (the “Borrower”), do hereby provide this Compliance Certificate in connection with that certain Loan Agreement dated as of July [    ], 2013, by and among (i) the Borrower, (ii) Wells Fargo Securities, LLC, as Arranger, (iii) Wells Fargo Gaming Capital, LLC, as Administrative Agent and as Collateral Agent, and (iv) the Lenders from time to time party thereto, (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”). Capitalized terms that are not defined in this Certificate are used with the meanings given such terms in the Loan Agreement.

I certify, on behalf of the Borrower, except as set forth on EXHIBIT A hereto, that as of the date hereof:

(1) No event has occurred and is continuing that constitutes a Default or an Event of Default under the Loan Agreement.

(2) The Borrower is in compliance with each of the covenant contained in Section 7.13 of the Loan Agreement, and after reading the “Financial Covenant” also set forth therein:

SENIOR SECURED LEVERAGE RATIO:

(i) As of the last day of the Tested Period, the total outstanding principal balance of all Total First Lien Senior Secured Net Debt was $             (“Total First Lien Senior Secured Net Debt”).

(ii) For the four full consecutive quarters ending             , 20      (the “Tested Period”),

(A)	Consolidated Net income totaled:	$

(B)	Taxes calculated on the basis of income, profits or capital totaled:	$

(C)	Interest Expense totaled:	$

(D)	Depreciation expense totaled:	$

(E)	Amortization expense totaled:	$

(F)	Certain other expenses or charges (other than depreciation or amortization expense) totaled:	$

(G)	Management, consulting, monitoring, transactions and advisory fees and related expenses paid to any Investor pursuant to the Operations Management Agreements totaled:	$

(H)	Any other non-cash charges other than any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period totaled:	$

(I)	Any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement totaled:	$

(J)	Any deductions (less any additions) attributable to minority interests except, in each case, to the extent of cash paid or received totaled:	$

(K)	Pre-Opening Expenses totaled	$

(L)	The sum of non-cash items increasing Consolidated Net Income totaled:	$

(M)	EBITDA [(A) plus (B) plus (C) plus (D) plus (E) plus (F) plus (G) plus (H) plus (I) plus (J) plus (K) minus (L)] totaled:	$

(iii) As of the last day of the Tested Period, the ratio of (a) Total First Lien Senior Secured Net Debt to (b) EBITDA was              to 1.00.

Delivered with this certificate are the annual/quarterly financial statements, including an income statement and balance sheet, as required by Section 6.3 of the Loan Agreement.

CBAC BORROWER, LLC

By
Name:
Title:

EXHIBIT A TO COMPLIANCE CERTIFICATE

EXCEPTIONS

EXHIBIT E

TO FF&E LOAN AGREEMENT

SECURITY AGREEMENT

Among

CBAC BORROWER, LLC,

as the Company and a Grantor,

the other Grantors that become party hereto

and

WELLS FARGO GAMING CAPITAL, LLC,

as Collateral Agent

dated as of July 2, 2013

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12.4 Regulatory Matters.	24

12.5 Updates to Disclosure Schedules.	25

12.6 Consent to Jurisdiction.	25

12.7 Waiver of Jury Trial.	26

12.8 No Release.	26

12.9 Obligations Absolute.	27

12.10 Amendments, Waivers and Consents.	27

SCHEDULE 4(b)	–	Type of Organization
	–	Organizational Identification Number
	–	Jurisdiction of Chief Executive Office
SCHEDULE 4(e)	–	Previous Security Agreements
SCHEDULE 4(m)	–	Warehousemen/Bailees/Third Parties in Possession of Collateral
SCHEDULE 4(n)	–	FF&E Collateral Accounts

EXHIBIT A –	FORM OF SECURITY AGREEMENT SUPPLEMENT
EXHIBIT B –	FORM OF CONSENT TO ASSIGNMENT

SECURITY AGREEMENT

This Security Agreement, dated as of July 2, 2013 (this “Agreement”), is made by and among CBAC BORROWER, LLC, a Delaware limited liability company (the “Company”), and the other Grantors that become party hereto (together with the Company, are referred to herein, individually, as a “Grantor” and, collectively, as the “Grantors”); and (iii) WELLS FARGO GAMING CAPITAL, LLC as Collateral Agent, in its capacity as collateral agent for the Secured Parties pursuant to the Loan Agreement (together with its successors and assigns in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, reference is made to that certain FF&E Loan Agreement, dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), by and among the Company, as Borrower, the other Grantors, as Guarantors, Wells Fargo Securities, LLC, as Arranger, Wells Fargo Gaming Capital, LLC, as Administrative Agent, the Collateral Agent and the Persons listed on Schedule IA thereto (together with their successors and assigns, the “Lenders”);

WHEREAS, each Guarantor has, pursuant to the Loan Agreement, unconditionally guaranteed the Obligations;

WHEREAS, the Company and each Guarantor will receive substantial direct and indirect benefits from the execution, delivery and performance of the obligations under the Loan Agreement and the other Loan Documents and each is, therefore, willing to enter into this Agreement;

WHEREAS, this Agreement is given by each Grantor in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations (as hereinafter defined);

WHEREAS, it is a condition to the obligations of the Lenders to make the Loan under the Loan Agreement that each Grantor execute and deliver the applicable Loan Documents, including this Agreement; and

WHEREAS, in consideration of the agreement of the Lenders to make Advances to the Company pursuant to the terms and conditions set forth in the Loan Agreement and the other accommodations of the Secured Parties as set forth in the Loan Agreement, the Grantors have agreed to secure their obligations under the Loan Documents as set forth herein.

NOW, THEREFORE, in consideration of the agreements, provisions and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Grantors and the Collateral Agent, for the benefit of the Secured Parties, hereby agree as follows:

SECTION 1. DEFINITIONS.

1.1 General Definitions. In this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning given in the preamble.

“Collateral” shall have the meaning given in Section 2.

“Collateral Access Agreement” shall mean a collateral access and lien waiver agreement in form and substance reasonably satisfactory to the Collateral Agent.

“Collateral Records” shall mean books, records, ledger cards, files, correspondence, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon (other than any customer or patron lists generated by the foregoing).

“Collateral Agent” shall have the meaning given in the preamble.

“Company” shall have the meaning given in the preamble.

“Deposit Accounts” means all “deposit accounts” as defined in Article 9 of the UCC and shall include, without limitation, all of the accounts listed on Schedule 4(n) under the heading “Deposit Accounts”.

“Eligible Escrow Investments” shall have the meaning assigned to such term in the Escrow, Security and Disbursement Agreement.

“Equipment Contracts” means contracts, purchase agreements, purchase orders or any other documents relating to the purchase of Gaming Equipment, FF&E or other equipment.

“Excluded Collateral” shall have the meaning given in Section 2.

“Fair Equipment Value” means, with respect to the Collateral or a portion thereof as of any date, the price which a purchaser would pay to purchase such Collateral in an arm’s-length transaction between a willing buyer and a willing seller, neither of them being under any compulsion to buy or sell. In making any determination of Fair Equipment Value with respect to any Collateral, it shall be assumed that such Collateral has been maintained in accordance with the requirements of this Agreement and the other Loan Documents and that such Collateral is in the condition in which it is required to be hereunder and thereunder as of the date for which such determination is made.

“FF&E Collateral Account” means any dedicated and segregated Deposit Account or Securities Account of any Grantor (including, but not limited to, the Escrow Account) into which is deposited, or to which is credited, only Cash and Cash equivalents (including, without limitation, Eligible Escrow Investments) that constitute the proceeds of any Advance made under the Loan Agreement and any interest or other earnings on such Cash and Cash equivalents.

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“FF&E Proceeds” shall have the meaning given in Section 2.

“Grantor” and “Grantors” shall have the meaning given in the recitals.

“Grantor Part” shall have the meaning given in Section 6(a).

“Insurance” shall mean all insurance policies covering any or all of the Collateral (regardless of whether the Collateral Agent is the loss payee thereof).

“Insurance Requirements” means all terms and conditions of any insurance policy required by any Loan Document to be maintained or caused to be maintained by any Grantor, and all requirements of the issuer of any such policy.

“Item” or “Item of Gaming Equipment” shall mean a particular item of Gaming Equipment, as the context may require, and “Items of Gaming Equipment” means collectively, each Item of Gaming Equipment.

“Lenders” shall have the meaning given in the recitals.

“Liquidated Damages” means any proceeds or liquidated damages paid pursuant to any obligation, default or breach under the Equipment Contracts listed on Schedule A to any Security Agreement Supplement (net of actual and documented reasonable costs incurred by a Grantor in connection with adjustment or settlement thereof and taxes paid with respect thereto).

“Loan Agreement” shall have the meaning given in the recitals.

“Non-Assignable Contract” shall mean any agreement, contract, permit, license or other similar government approval to which a Grantor is a party that by its terms purports to restrict or prevent the assignment or granting of a security interest therein (either by its terms or by any federal or state statutory prohibition or otherwise irrespective of whether such prohibition or restriction is enforceable under Section 9-406 through 409 of the UCC).

“Original Part” shall have the meaning given in Section 6(a).

“Part” shall mean in respect of the Collateral, any item of equipment, part or appliance therein.

“Permitted Modification” shall have the meaning given in Section 6(a).

“Proceeds” shall mean all “proceeds” as defined in Article 9 of the UCC and whatever is receivable or received when Collateral or proceeds are sold, exchanged, collected or otherwise disposed of, whether such disposition is voluntary or involuntary (in each case, regardless of whether characterized as proceeds under the UCC).

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“Quarterly Update Date” shall mean the last day of any Fiscal Quarter.

“Record” shall have the meaning specified in Article 9 of the UCC.

“Removable Part” shall have the meaning given in Section 6(a).

“Replaced Item” or “Replaced Items” shall have the meanings given in Section 6(b).

“Replacement Item” or “Replacement Items” shall have the meanings given in Section 6(b).

“Replacement Parts” shall have the meaning given in Section 6(a).

“Required Alteration” shall have the meaning given in Section 6(a).

“Secured Obligations” shall have the meaning given in Section 3.1.

“Securities Accounts” means all “securities accounts” as defined in Article 8 of the UCC and shall include, without limitation, all of the accounts listed on Schedule 4(n) under the heading “Securities Accounts”.

“Security Agreement Supplement” shall mean any supplement to this Agreement in substantially the form of Exhibit A, together with all supplements to schedules attached thereto.

“UCC” shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the perfection or priority of the security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions related to such provisions.

“Undelivered Gaming Equipment” shall mean any Gaming Equipment that has not yet been delivered to the Development but that has been purchased by a Grantor pursuant to the terms of an Equipment Contract which has been financed with the proceeds of the Loan and which Equipment Contract provides for the delivery of the Gaming Equipment to the Development within five (5) Business Days of the purchase price being paid by such Grantor.

1.2 Definitions; Interpretation. All capitalized terms used herein (including the preamble and recitals hereto) and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement or, if not defined therein, in the UCC. If any conflict or inconsistency exists between this Agreement and the Loan Agreement, the Loan Agreement shall govern. All references herein to provisions of the UCC shall include all successor provisions under any subsequent version or amendment to any Article of the UCC. Except as expressly specified otherwise herein, any reference herein to any Exhibit or Schedule to this Agreement shall be deemed to refer to such Exhibit or Schedule as amended or supplemented from time to time.

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SECTION 2. GRANT OF SECURITY. Each Grantor hereby assigns as collateral security to the Collateral Agent (for the benefit of the Secured Parties), and hereby grants to the Collateral Agent (for the benefit of the Secured Parties) a security interest in and continuing lien on, all of such Grantor’s right, title and interest in, (a) all Items of Gaming Equipment, FF&E and other equipment the purchase price of which is financed or refinanced with the proceeds of any Advances made by the Lenders, including, without limitation, the Items of Gaming Equipment, FF&E and other equipment listed on Schedule A to each Security Agreement Supplement executed pursuant to Section 4.2(b) of the Loan Agreement or Section 5(c) of the Escrow, Security and Disbursement Agreement, whether now or hereafter existing or acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest, together with (i) all replacements of, and substitutions for, such Items of Gaming Equipment, FF&E and other equipment and (ii) all replacement or substitute parts incorporated into such Items of Gaming Equipment, FF&E or other equipment, (b) any computer programs embedded in the Items of Gaming Equipment, FF&E and other equipment described in clause (a) above and any supporting information relating to such programs, (c) any Equipment Contracts relating to the purchase of the Items of Gaming Equipment, FF&E or other equipment described in clause (a) above, including, without limitation, the Equipment Contracts listed on Schedule A to each Security Agreement Supplement executed pursuant to Section 4.2(b) of the Loan Agreement or Section 5(c) of the Escrow, Security and Disbursement Agreement, (d) any rights to Liquidated Damages, deposits, progress payments, rebates, offset or other warranty payments, or assignment under any Equipment Contract described in clause (c) above (other than any Liquidated Damages or other payments explicitly stated in the applicable Equipment Contract to be designed to replace or compensate such Grantor for lost revenues resulting from the unavailability of any Collateral), (e) any FF&E Collateral Accounts and all Cash, Cash equivalents and investment property on deposit therein or credited thereto (including, without limitation, any interest or other earnings credited thereto), (f) the Collateral Records and (g) all Proceeds, products and accessions of or in respect of any of the foregoing and all payments under insurance (whether or not such Grantor is the loss payee hereof) or any indemnity, warranty or guarantee payable by reason of loss or damage to or otherwise with respect to any of the foregoing (other than any Liquidated Damages or other payments explicitly stated in the applicable Equipment Contract to be designed to replace or compensate such Grantor for lost revenues resulting from the unavailability of the Collateral and excluding, for the avoidance of doubt, any operating revenues generated by the equipment described in clause (a) above) (the property described in this clause (g) being referred to herein as the “FF&E Proceeds”), in each case whether now owned or existing or hereafter acquired or arising and wherever located (collectively, the “Collateral”), for the prompt and complete payment and performance in full when due (whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of the Secured Obligations and with all rights and remedies under the UCC, provided, however, that notwithstanding anything to the contrary above:

(i) any Collateral described in clauses (b), (c) and (d) above which by its terms prohibits the creation of a security interest therein (whether by assignment or otherwise) shall be excluded from the grant of the security interest granted under this Section 2, and shall not be included in the Collateral, except to the extent that Section 9-406(d), 9-407(a) or 9-408(a) of the UCC is effective to render any such prohibition ineffective;

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(ii) any permit, lease, license or franchise shall be excluded from the grant of the security interest granted under this Section 2, and shall not be included in the Collateral, to the extent any Requirement of Law applicable thereto is effective to prohibit the creation of a security interest therein; and

(iii) any equipment (including any computer software incorporated therein) owned by such Grantor on the date hereof or hereafter acquired that is subject to a Lien securing a purchase money obligation shall be excluded from the grant of the security interest under this Section 2, and shall not be included in the Collateral, to the extent that the contract or other agreement in which such Lien is granted (or the documentation providing for such purchase money obligation) validly prohibits the creation of any other Lien on such Collateral.

With respect to property described in clauses (i) through (iii) above to the extent not included in the Collateral (the “Excluded Collateral”), such property shall constitute Excluded Collateral only to the extent and for so long as the creation of a Lien on such property in favor of the Collateral Agent is, and remains, validly prohibited, and upon termination of such prohibition (however occurring), such property shall cease to constitute Excluded Collateral. For the avoidance of doubt, notwithstanding any other provision contained herein or in any other Loan Document, no proceeds of the Loan may be used to finance or refinance any equipment that constitutes Excluded Collateral. Each Grantor may be required from time to time at the request of the Collateral Agent to give written notice to the Collateral Agent identifying in reasonable detail the Excluded Collateral (and stating in such notice that such property constitutes Excluded Collateral) and to provide the Collateral Agent with such other information regarding the Excluded Collateral as the Collateral Agent may reasonably request. If any of the Collateral described in clause (i) above contains any term requiring the consent of any Person (other than a Grantor, which consent shall be automatically deemed granted by such Grantor) to the grant of any security interest therein pursuant to this Section 2 or contains a prohibition on the creation of a security interest therein that may be waived by any such Person, then the Grantors shall use commercially reasonable efforts to obtain such consent or waiver (as the case may be).

SECTION 3. SECURITY FOR OBLIGATIONS; COMPANY REMAINS LIABLE.

3.1 Security for Obligations. This Agreement secures, and the Collateral is collateral security for, the prompt and complete payment and performance in full when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including the payment of amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code), of all Obligations (collectively, the “Secured Obligations”).

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3.2 Continuing Liability Under Collateral. Notwithstanding anything herein to the contrary, (a) each Grantor shall remain liable for obligations pertaining to the Collateral and nothing contained herein is intended or shall be a delegation of duties to the Collateral Agent or any other Secured Party; (b) each Grantor shall remain liable under each of the agreements included in the Collateral to perform all of the obligations undertaken by it thereunder all in accordance with and pursuant to the terms and provisions thereof, and neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any of such agreements by reason of or arising out of this Agreement or any other document related thereto, nor shall the Collateral Agent nor any other Secured Party have any obligation to make any inquiry as to the nature or sufficiency of any payment received by it or have any obligation to take any action to collect or enforce any rights under any agreement included in the Collateral; and (c) the exercise by the Collateral Agent or any other Secured Party of any of its rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral.

3.3 Continuing Security Interest. This Agreement shall create a continuing security interest in the Collateral and shall (a) remain in full force and effect until payment in full in cash of all Secured Obligations (other than unasserted contingent indemnification obligations), (b) be binding upon each of the Grantors, its respective successors, transferees and assigns, and (c) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and each other Secured Party. Without limiting the generality of the foregoing clause (c), any Lender may, subject to the terms of the Loan Agreement, assign or otherwise transfer (in whole or in part) its Commitment, its interest in the Loan or any Note held by it to any other Person, and such other Person shall thereupon become vested with all the rights and benefits in respect thereof granted to such Lender under any Loan Document (including this Agreement) or otherwise, subject, however, to any contrary provisions in the Loan Agreement. Upon the payment in full in cash of all Obligations (other than unasserted contingent indemnification obligations), the security interest granted herein shall terminate and all rights to the Collateral granted thereby shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent will, at the request and at the sole expense of the applicable Grantor, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

SECTION 4. REPRESENTATIONS AND WARRANTIES.

Each Grantor hereby represents and warrants, on the Closing Date, on each Advance Date and on each Quarterly Update Date, that:

(a) it owns each item of the Collateral free and clear of any and all Liens or claims (other than Permitted Collateral Liens);

(b) it has indicated on Schedule 4(b): (i) the type of organization of such Grantor, (ii) the jurisdiction of organization of such Grantor, (iii) its organizational identification number and (iv) the jurisdiction where the chief executive office or its sole place of business is, and for the one-year period preceding the date hereof (or such shorter period as such Grantor has been in existence) has been, located;

(c) the full legal name of such Grantor is as set forth on Schedule 4(b) and it has not done in the last five (5) years (or such shorter period as such Grantor has been in existence), and does not do, business under any other name (including any trade-name or fictitious business name) except for those names set forth opposite “Trade Names” on Schedule 4(b);

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(d) it has not changed its jurisdiction of organization, chief executive office or sole place of business or its corporate structure in any way (e.g., by merger, consolidation, change in corporate form or otherwise) within the past five (5) years (or such shorter period as such Grantor has been in existence);

(e) it has not within the last five (5) years (or such shorter period as such Grantor has been in existence) become bound (whether as a result of merger or otherwise) as debtor under a security agreement entered into by another Person, which has not heretofore been terminated, other than the agreements identified on Schedule 4(e);

(f) this Agreement creates a valid security interest in the Collateral securing the payment and performance of the Secured Obligations and upon the filing of all UCC financing statements naming each Grantor as “debtor” and the Collateral Agent as “secured party” and describing the Collateral in the applicable filing office of the jurisdiction of organization of such Grantor, the security interests granted to the Collateral Agent hereunder constitute valid and perfected first priority Liens;

(g) all actions and consents, including all filings, notices, registrations and recordings necessary or desirable for the exercise by the Collateral Agent of the rights provided for in this Agreement or the exercise of remedies in respect of the Collateral have been made or obtained, other than those required under Gaming Laws and federal and state securities laws (with respect only to the exercise of remedies);

(h) other than the financing statements filed in favor of the Collateral Agent, no authorized and effective UCC financing statement, fixture filing or other instrument similar in effect under any applicable law covering all or any part of the Collateral is on file in any filing or recording office except for financing statements for which proper termination statements have been delivered to the Collateral Agent for filing;

(i) no authorization, approval or other action by, and no notice to or filing with, any Governmental Agency or regulatory body is required for either (i) the grant by such Grantor of the Liens created in favor of the Collateral Agent hereunder or (ii) subject to Section 12.4, the exercise by the Collateral Agent or any other Secured Party of any rights or remedies in respect of any Collateral (whether specifically granted or created hereunder or created or provided for by applicable law), except (y) for the filings and approvals contemplated by clauses (f) and (g) above and (z) in the case of the exercise of any other rights provided for in this Agreement or the exercise of remedies, those contemplated by clause (g) above;

(j) all information supplied by such Grantor with respect to the Collateral is accurate and complete in all material respects;

(k) such Grantor has been duly organized as an entity of the type set forth on Schedule 4(b) solely under the laws of the jurisdiction as set forth on Schedule 4(b) and remains duly existing as such, and such Grantor has not filed any certificates of domestication, transfer or continuance in any other jurisdiction;

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(l) on and after the Commencement of Operations of the Development, other than Undelivered Gaming Equipment and other than in connection with any maintenance or repair of any Gaming Equipment, all of the Collateral consisting of Gaming Equipment is in operation and is located on the gaming floor of the Development; and

(m) Schedule 4(m) (as such Schedule may be amended by such Grantor from time to time upon written notice to the Collateral Agent) contains the name and address of (i) each warehouseman, bailee or other third party in possession of any Collateral and (ii) each landlord of any real property leased by such Grantor on which any Collateral is located (it being understood and agreed by such Grantor that, pursuant to Section 5.1(b), any such warehouseman, bailee, other third party or landlord may be required to execute and deliver to the Collateral Agent a Collateral Access Agreement);

(n) Schedule 4(n) (as such Schedule may be amended by the Company from time to time upon written notice to the Collateral Agent) sets forth under the headings “Deposit Accounts” and “Securities Accounts” all of the Deposit Accounts and Securities Accounts that constitute FF&E Collateral Accounts;

(o) it is the sole account holder of each Deposit Account that constitutes a FF&E Collateral Account and that is listed opposite such Grantor’s name on Schedule 4(n), and such Grantor has not consented to, and is not otherwise aware of, any other Person (other than the Collateral Agent) having “control” (within the meaning of Section 9-104 of the UCC) over, or any other interest in, any such Deposit Account or any money or other property deposited therein;

(p) it is the sole entitlement holder of each Securities Account that constitutes a FF&E Collateral Account and that is listed opposite such Grantor’s name on Schedule 4(n), and such Grantor has not consented to, and is not otherwise aware of, any other Person (other than the Collateral Agent) having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over, or any other interest in, any such Securities Account or securities or other property credited thereto; and

(q) it has taken all actions specified in Section 5.1(j), to: (i) establish the Collateral Agent’s “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over all Securities Accounts that constitute FF&E Collateral Accounts that are listed opposite such Grantor’s name on Schedule 4(n) and all security entitlements (as defined in Section 8-102(a)(17) of the UCC) carried therein, and (ii) establish the Collateral Agent’s “control” (within the meaning of Section 9-104 of the UCC) over all Deposit Accounts that constitute FF&E Collateral Accounts that are listed opposite such Grantor’s name on Schedule 4(n).

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SECTION 5. COVENANTS AND AGREEMENTS.

5.1 Affirmative Covenants. Each of the Grantors hereby covenants and agrees that until payment in full in cash of all of the Secured Obligations and the termination of the Commitments it shall:

(a) except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, pay and discharge promptly when due all Taxes imposed upon, and all claims (including claims for labor, materials and supplies) against, the Collateral, except to the extent (i) the validity or amount thereof is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and so long as (x) adequate reserves or other appropriate provisions, as shall be required in conformity with GAAP, shall have been made therefor, and (y) such contest operates to suspend collection of the contested Taxes or claims (including the sale of any portion of the Collateral to satisfy such Taxes or claims) and enforcement of any Lien against any of the Collateral, or (ii) the failure to so pay could not reasonably be expected to result in a Material Adverse Effect; provided, that such Grantor shall in any event pay such Taxes or claims not later than five (5) days prior to the date of any proposed sale under any judgment, writ or warrant of attachment entered or filed against such Grantor or any of the Collateral as a result of the failure to make such payment;

(b) if any Collateral is on the property of, in the possession or in the control of, any third party (including, without limitation, any warehouseman, bailee or landlord), except (i) in connection with any maintenance or repair thereof and (ii) in the case of Undelivered Gaming Equipment, join with the Collateral Agent in notifying such third party of the Collateral Agent’s security interest and, in the event that the Purchase Price of such Collateral exceeds $1,500,000, execute and deliver, and cause such third party to execute and deliver, to the Collateral Agent a Collateral Access Agreement; provided that no Collateral Access Agreement shall be required in connection with the Ground Lease Agreement;

(c) (i) use and operate the Collateral in compliance with all applicable Requirements of Law, except where the failure to comply, individually and in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; and (ii) procure and maintain in effect all material licenses, registrations, certificates, permits, approvals and consents required by any Requirements of Law or by any Governmental Agency necessary for the ownership, delivery, installation, maintenance, repair, use and operation of the Collateral;

(d) keep, repair, maintain and preserve the Collateral in good order and operating condition and repair, ordinary wear and tear excepted, and in conformance in all material respects with (i) customary industry maintenance and repair standards, (ii) such maintenance and repair standards used by such Grantor for similar property owned or leased by it, and (iii) all material contracts (including, without limitation, material service contracts), Requirements of Law and Insurance Requirements, and in the event that any Requirement of Law requires any alteration, replacement or addition of or to any Part of the Collateral, such Grantor will conform therewith in all material respects at its own expense;

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(e) to the extent required by Section 6.1(b) of the Loan Agreement, maintain the Collateral so as to preserve its remaining economic useful life, utility and residual value; and cause the Collateral to continue to have at all times the capacity and functional ability to perform, on a continuing basis and in commercial operation (subject to normal interruption in the ordinary course of business for maintenance, inspection, service, repair and testing), the functions for which it was specifically designed, other than any Casualty pursuant to which such Grantor is rebuilding or replacing the affected portion of the Collateral in accordance with clause (d) above and Section 6 hereof;

(f) at its own expense, cause all of the Collateral constituting Gaming Equipment or other Equipment to be kept numbered with the identification number as shall be set forth on Schedule A to this Agreement and the applicable Security Agreement Supplement;

(g) prepare and deliver to the Collateral Agent and the other Secured Parties when available or within fifteen (15) days (or such lesser period as the Collateral Agent may agree to) prior to the required date of filing (or, to the extent permissible and provided that the Collateral Agent has given its prior written consent to such filing, file on behalf of the Collateral Agent and the other Secured Parties) any and all material reports to be filed by the Collateral Agent or any other Secured Party with any Governmental Agency by reason of the security interest of the Collateral Agent or any other Secured Party in the Collateral (and each Secured Party agrees to inform promptly the Company of any request for such reports received by it);

(h) maintain or cause to be maintained all records, logs and other materials required by any Governmental Agency having jurisdiction over the Collateral;

(i) subject to applicable Gaming Laws and the provisions of Section 6.6 of the Loan Agreement, permit the Collateral Agent and each other Secured Party to inspect the Collateral, each Grantors’ books, manuals, logs, records and other information pertaining to the Collateral and to make copies thereof, in each case upon reasonable notice, at any time during regular business hours and as often as reasonably requested (but not so as to materially interfere with the business of any Grantor), and such Grantor hereby waives any right now or hereafter conferred by law to make repairs on the Collateral at the expense of the Collateral Agent or any other Secured Party; and

(j) in the case of any Equipment Contract for which deposits or progress payments payable thereunder exceed $2,000,000, use commercially reasonable efforts to cause each Person party to such Equipment Contract to execute and deliver to the Collateral Agent a consent to the assignment for security of such Equipment Contract to the Collateral Agent, in substantially the form of Exhibit B hereto (or such other form as may be reasonably acceptable to the Collateral Agent); and

(k) with respect to any FF&E Collateral Account that is (i) a Deposit Account, cause the depositary institution maintaining such account to enter into an agreement acceptable to such depositary institution and the Collateral Agent, which is effective to establish “control” under the UCC, pursuant to which the Collateral Agent shall have “control” (within the meaning of Section 9-104 of the UCC) over such Deposit Account and (ii) a Securities Account, cause such securities intermediary maintaining such Securities Account to enter into an agreement acceptable to the securities intermediary and the Collateral Agent, which is effective to establish “control” under the UCC, pursuant to which it shall agree to comply with the Collateral Agent’s

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“entitlement orders” without further consent by such Grantor. Each Grantor shall have entered into such control agreement or agreements with respect to: (A) any Securities Accounts or Deposit Accounts which constitute FF&E Collateral Accounts that are maintained by such Grantor as of the Closing Date, and (B) any Securities Account or Deposit Account that constitutes a FF&E Collateral Account which is created or acquired by such Grantor after the Closing Date, prior to the deposit or transfer of any funds, whether constituting moneys or investments, into such FF&E Collateral Account. So long as no Event of Default has occurred and is continuing, the Collateral Agent agrees, subject to the terms of the Loan Agreement, that it shall not give any orders or instructions to any applicable depositary institution or securities intermediary concerning or directing the disposition, transfer, withdrawal, disbursement or investment of any funds in or credited to any FF&E Collateral Account.

5.2 Negative Covenants. Each Grantor hereby covenants and agrees that until payment in full in cash of all of the Secured Obligations and the termination of the Commitments it shall not:

(a) except for the security interest created by this Agreement, create or suffer to exist any Lien upon or with respect to any of the Collateral (for the avoidance of doubt, such Grantor shall not create or suffer to exist any Lien upon or with respect to any of the Collateral under any of the “Security Documents” (as defined in each of the Bank Credit Agreement) or otherwise to secure the “Obligations” (as defined in the Bank Credit Agreement));

(b) change its name, identity, corporate structure (e.g., by merger, consolidation, change in corporate form or otherwise), principal place of business, chief executive office, type of organization or jurisdiction of organization or establish any trade names not listed on Schedule 4(b) unless it shall have (i) notified the Collateral Agent in writing, by executing and delivering to the Collateral Agent a completed Security Agreement Supplement at least fifteen (15) days prior to any such change or establishment, identifying such new proposed name, identity, corporate structure, principal place of business, chief executive office, type of organization, jurisdiction of organization or trade name and providing such other information in connection therewith as the Collateral Agent may reasonably request and (ii) taken all actions necessary or reasonably advisable to maintain the continuous validity, perfection and the same or better priority of the Collateral Agent’s security interest in the Collateral intended to be granted and agreed to hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder, with respect to the Collateral;

(c) sell, transfer or assign (by operation of law or otherwise) any Collateral or any rights in any of the Collateral except as expressly permitted in connection with exercising its rights under Section 6 of this Agreement;

(d) use any Collateral or any part thereof for any purpose or in any manner that would materially adversely affect the Fair Equipment Value, the utility of the Collateral or the remaining useful life of such Collateral, ordinary wear and tear and depreciation excepted;

(e) use, operate, or maintain the Collateral or any portion thereof in violation of Section 6.1(b) of the Loan Agreement or any Insurance Requirement;

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(f) except as expressly permitted in connection with exercising its rights under Section 6 of this Agreement, assign, lease, mortgage, pledge or otherwise transfer to any Person, at any time, in whole or in part, any of its rights, title or interest in, or obligations to or under this Agreement or any other Loan Document or to any portion of the Collateral or otherwise permit the use of any of the Collateral by any third party;

(g) permit (i) any Collateral constituting Gaming Equipment or any Part relating to such Collateral to be located at any location other than in operation on the gaming floor of the Development, or (ii) any other Collateral or any Part thereof to be located at any location other than at the Development, in each case except (A) in connection with any maintenance or repair thereof, (B) in the case of Undelivered Gaming Equipment and (C) any such Collateral stored temporarily at a warehouse so long as the owner of such warehouse and the applicable Grantor shall have executed and delivered to the Collateral Agent a Collateral Access Agreement to the extent required by Section 5.1(b) hereof (provided that the exception set forth in this clause (C) shall not apply to Collateral consisting of Gaming Equipment purchased for the Development, on and after the Commencement of Operations of Development); or

(h) change the identification number of any of the Collateral unless and until (i) a statement of new number or numbers to be substituted therefor shall have been delivered to the Collateral Agent and filed, recorded and deposited by such Grantor in all public offices where this Agreement shall have been filed, recorded and deposited or any financing statement has been filed in respect thereof and (ii) the Company shall have furnished the Collateral Agent an opinion of counsel in form and substance reasonably satisfactory to the Collateral Agent to the effect that such statement has been so filed, recorded and deposited and that no other filing, recording, deposit or giving of notice with or to any other federal, state or local government or agency thereof is necessary to protect the rights and interests of the Collateral Agent in such Collateral. The Collateral may be lettered with the names or initials or other insignia used by such Grantor.

SECTION 6. ALTERATIONS, MODIFICATIONS, REPLACEMENTS AND SUBSTITUTIONS.

(a) In case the Collateral, or any Part thereof or therein, is required to be altered, added to, replaced or modified in order to materially comply with any applicable Requirement of Law (a “Required Alteration”) pursuant to Section 6.1(b) of the Loan Agreement or Section 5.1(d) hereof, each Grantor agrees to make such Required Alteration at its own expense. Each Grantor shall have the right to make any modification, alteration or improvement to the Collateral (herein referred to as a “Permitted Modification”), or to remove any Part which has become worn out, broken or obsolete, provided in each case that the Grantors continue to be in compliance with Section 6.1(b) of the Loan Agreement and Section 5.1(d) hereof and that such action will not, in such Grantor’s reasonable judgment, materially decrease the economic value of the Collateral or impair its originally intended use or function or decrease its economic useful life. In the event any Permitted Modification (i) is readily removable without impairing the value or use which the Collateral would have had at such time had such Part not been affixed or placed to or on such Collateral (a “Removable Part”), (ii) is not a Required Alteration and (iii) is not a Part which replaces any Part originally incorporated or

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installed in or attached to such Collateral on the date on which such Collateral became subject to this Agreement, or any Part in replacement of or substitution for any such original Part (each an “Original Part”), any such Permitted Modification, if no Default or Event of Default is continuing, shall be and remain the property of the applicable Grantor that is not subject to the Lien of this Agreement and may be removed by such Grantor (a “Grantor Part”). To the extent such Permitted Modification (A) is not a Removable Part, or (B) is a Grantor Part and a Default or Event of Default has occurred and is continuing, or (C) is a Required Alteration or an Original Part, the same shall immediately and automatically be and become subject to the Lien of this Agreement. Any Required Alterations, and any Parts installed or replacements made by any Grantor upon any Collateral pursuant to its obligation to maintain and keep the Collateral in good order, operating condition and repair under Section 6.1(b) of the Loan Agreement or Section 5.1(d) hereof (collectively, “Replacement Parts”) and all other Parts which become the property of the Grantors shall be considered, in each case, accessions to such Collateral and a security interest therein shall be immediately and automatically vested in the Collateral Agent for the benefit of the Secured Parties. All Replacement Parts shall be free and clear of all Liens (other than Liens securing the Secured Obligations and Permitted Collateral Liens) and shall be in as good an operating condition as, and shall have a value and utility at least equal to, the Parts replaced, assuming such replaced Parts and the Collateral were immediately prior to such replacement or the event or events necessitating such replacement in the condition and repair required to be maintained by the terms hereof. Any Part at any time removed from any of the Collateral shall remain subject to the interests of the Collateral Agent and the other Secured Parties under the Loan Documents, no matter where located, until such time as such Part shall be replaced by a Part which has been incorporated or installed in or attached to such Collateral and which meets the requirements for a Replacement Part specified above. If there was a Required Alteration or Permitted Modification made by any Grantor during any Fiscal Quarter, no later than forty five (45) days after the end of such Fiscal Quarter, such Grantor shall deliver to the Collateral Agent for the benefit of the Secured Parties, a Security Agreement Supplement evidencing the grant by such Grantor of a security interest in such Replacement Part to the Collateral Agent for the benefit of the Secured Parties for each Replacement Part not previously evidenced by a conveyance document and such other documents in respect of such Part or Parts as the Collateral Agent may reasonably request in order to confirm that a security interest to such Part or Parts has passed to the Collateral Agent for the benefit of the Secured Parties, as hereinabove provided. Any such Replacement Part, regardless of whether evidenced by a Security Agreement Supplement, shall become subject to this Agreement and shall be deemed part of the Collateral, for all purposes thereof to the same extent as the Parts originally incorporated or installed in the Collateral, and a security interest to such Replacement Part shall thereupon vest in the Collateral Agent. All replacements pursuant to this Section 6(a) shall be purchased by the Grantors with their own funds. There shall be no obligation on the part of the Collateral Agent or any other Secured Party to pay for or otherwise finance any such replacement.

(b) In addition to the rights of the Grantors under Section 6(a), the Grantors shall have the option at any time to replace any items of Collateral (a “Replaced Item” or “Replaced Items”) with a substitute item or items of Collateral (a “Replacement Item” or “Replacement Items”), subject to the following conditions:

(i) No Default or Event of Default shall have occurred and be continuing;

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(ii) The Replacement Item or Replacement Items shall constitute “Collateral” and shall be deemed included in the grant of security interest under Section 2;

(iii) The Replacement Item or Replacement Items shall be in operation and located in the Development;

(iv) The Replacement Item or Replacement Items consisting of Gaming Equipment shall be in operation and located on the gaming floor of the Development;

(v) The Replacement Item or Replacement Items shall be substantially the same general type, year of construction (or a later year of construction), useful life, function, utility, state of repair and operating condition as the portion of the Replaced Item or Replaced Items, must have a Fair Equipment Value of not less than the Fair Equipment Value of the Replaced Item or Replaced Items and be free and clear of any Liens (other than the Liens securing the Secured Obligations and Permitted Collateral Liens);

(vi) At least five (5) Business Days prior to the date of any such substitution, the applicable Grantor shall have given written notice to the Collateral Agent of its intention to replace such Replaced Item or Replaced Items; and

(vii) In connection with any such replacement or series of related replacements where the Fair Equipment Value of the Replaced Items exceeds $10,000,000 in the aggregate, upon the request of the Collateral Agent, the Collateral Agent shall have received a satisfactory appraisal by the Appraiser of the Replacement Items.

(c) All replacements pursuant to Section 6(b) shall be purchased by the Grantors with their own funds or with FF&E Proceeds. There shall be no obligation on the part of the Collateral Agent or any other Secured Party to pay for or otherwise finance any such replacement. No release of any Replaced Items from the Liens created by this Agreement shall result in any reduction of the Grantors’ obligation to pay the Secured Obligations.

(d) In the event that any part of the Collateral is released pursuant to this Section 6, such Collateral will be released from the Liens created by this Agreement and the Collateral Agent will duly assign, transfer and deliver to the applicable Grantor such documents as such Grantor shall reasonably request to evidence such release, at the sole cost and expense of such Grantor.

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SECTION 7. ACCESS; RIGHT OF INSPECTION AND FURTHER ASSURANCES.

7.1 Access; Right of Inspection. The Collateral Agent and the other Secured Parties shall have the inspection rights set forth in Section 6.6 of the Loan Agreement.

7.2 Further Assurances.

(a) Each Grantor agrees that from time to time, at the expense of such Grantor, it shall promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary, or that the Collateral Agent or the Required Lenders may reasonably request, in order to create and/or maintain the validity, perfection or priority of and protect any security interest granted or intended to be granted hereby or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral. Without limiting the generality of the foregoing, each Grantor shall:

(i) file such financing or continuation statements, or amendments thereto, and execute and deliver such other agreements, instruments, endorsements, powers of attorney or notices, as may be necessary, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interests granted or purported to be granted hereby; and

(ii) at the Collateral Agent’s request, appear in and defend any action or proceeding that may affect the Company’s title to or the Collateral Agent’s security interest in all or any part of the Collateral.

(b) Each of the Grantors hereby authorizes the Collateral Agent to file a Record or Records, including, without limitation, financing or continuation statements, and amendments thereto, in any jurisdictions and with any filing offices as the Collateral Agent may determine, in its sole discretion, are necessary or advisable to perfect the security interest granted to the Collateral Agent herein. Such financing statements may describe the Collateral in the same manner as described herein or may contain an indication or description that describes the Collateral in any other manner as the Collateral Agent may determine, in its reasonable discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Collateral Agent herein. The Grantors shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Collateral Agent or the Required Lenders may reasonably request, all in reasonable detail.

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SECTION 8. COLLATERAL AGENT APPOINTED ATTORNEY-IN-FACT.

8.1 Power of Attorney. Subject to Section 12.4, each Grantor hereby irrevocably appoints the Collateral Agent (such appointment being coupled with an interest) as such Grantor’s attorney-in-fact, with full authority in the place and stead of such Grantor and in the name of such Grantor, the Collateral Agent or otherwise, from time to time in the Collateral Agent’s discretion to take any action and to execute any instrument that the Collateral Agent may deem reasonably necessary or advisable to accomplish the purposes of this Agreement, including, without limitation, the following:

(a) upon the occurrence and during the continuance of any Event of Default, to obtain and adjust insurance required to be maintained by such Grantor or paid to the Collateral Agent pursuant to the Loan Documents;

(b) upon the occurrence and during the continuance of any Event of Default, to ask for, demand, collect, sue for, recover, compound, receive and give acquittance and receipts for moneys due or to become due under or in respect of any of the Collateral;

(c) upon the occurrence and during the continuance of any Event of Default, to receive, endorse and collect any drafts or other documents in connection with clause (b) above;

(d) upon the occurrence and during the continuance of any Event of Default, to file any claims or take any action or institute any proceedings that the Collateral Agent may deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Collateral Agent with respect to any of the Collateral;

(e) to prepare and file any UCC financing statements against such Grantor as debtor;

(f) to take or cause to be taken all actions necessary to perform or comply or cause performance or compliance with the terms of this Agreement, including, without limitation, access to pay or discharge taxes or Liens levied or placed upon or threatened against the Collateral, dispute the legality or validity thereof and pay the amounts necessary to discharge (provided that, so long as no Default or Event of Default exists, the Collateral Agent shall give the Borrower no less than five (5) days written notice prior to the payment of any such amounts), any such payments made by the Collateral Agent to become obligations of such Grantor to the Collateral Agent, due and payable immediately without demand;

(g) upon the occurrence and during the continuance of any Event of Default, generally to sell, transfer, pledge, make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes; and

(h) to do, at the Collateral Agent’s option and such Grantor’s expense, at any time or from time to time, all acts and things that the Collateral Agent deems reasonably necessary to protect, preserve or, upon the occurrence and during the continuance of an Event of Default, realize upon the Collateral and the Collateral Agent’s security interest therein in order to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

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8.2 No Duty on the Part of Collateral Agent or Secured Parties. The powers conferred on the Collateral Agent hereunder are solely to protect the interests of the Secured Parties in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction.

SECTION 9. REMEDIES.

9.1 Generally.

(a) If any Event of Default shall have occurred and be continuing, subject to Section 12.4 of this Agreement, the Collateral Agent may exercise in respect of the Collateral, in addition to all other rights and remedies provided for herein or otherwise available to it at law or in equity, all the rights and remedies of the Collateral Agent on default under the UCC (whether or not the UCC applies to the affected Collateral) to collect, enforce or satisfy any Secured Obligations then owing, whether by acceleration or otherwise, and also may pursue any of the following separately, successively or simultaneously:

(i) require any or all of the Grantors to, and each Grantor to the same extent hereby agrees that it shall, at its expense and promptly upon request of the Collateral Agent forthwith, assemble all or part of the Collateral as directed by the Collateral Agent and make it available to the Collateral Agent at a place to be designated by the Collateral Agent that is reasonably convenient to both parties;

(ii) enter onto the property where any Collateral is located and take possession thereof with or without judicial process;

(iii) prior to the disposition of the Collateral, store, process, repair or recondition the Collateral or otherwise prepare the Collateral for disposition in any manner to the extent the Collateral Agent deems appropriate; and

(iv) without notice except as specified below or under the UCC, sell, assign, lease, license (on an exclusive or nonexclusive basis) or otherwise dispose of the Collateral or any part thereof in one or more parcels at public or private sale, at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, at such time or times and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable.

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(b) If any Event of Default shall have occurred and be continuing, subject to Section 12.4 of this Agreement, the Collateral Agent or any other Secured Party may be the purchaser of any or all of the Collateral at any public or private (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations) sale in accordance with the UCC and the Collateral Agent, as collateral agent for and representative of the Secured Parties, shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale made in accordance with the UCC, to use and apply any of the Secured Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale. Each purchaser at any such sale shall hold the property sold absolutely free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by applicable law) all rights of redemption, stay and/or appraisal which it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Each Grantor agrees that, to the extent notice of sale shall be required by law, at least ten (10) days notice to such Grantor of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. The Collateral Agent shall not be obligated to make any sale of Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Grantor agrees that it would not be commercially unreasonable for the Collateral Agent to dispose of the Collateral or any portion thereof by using Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets. Each Grantor hereby waives any claims against the Collateral Agent arising by reason of the fact that the price at which any Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Collateral to more than one offeree so long as such process is commercially reasonable. If the proceeds of any sale or other disposition of the Collateral are insufficient to pay all the Secured Obligations, the Grantors shall be liable for the deficiency and the fees of any attorneys employed by the Collateral Agent to collect such deficiency.

(c) With respect to all of the Collateral, without in any way limiting the foregoing, the Collateral Agent shall, upon the occurrence and during the continuation of any Event of Default and subject to Section 12.4, have the right, in addition to all other rights provided herein or by law, subject to applicable Gaming Laws, to take physical possession of any and all of the Collateral, the right to prevent any other Person (including, without limitation, any Grantor) from taking physical possession of, utilizing or otherwise having access to the Collateral, the right for the foregoing purposes to enter without legal process any premises where such Collateral may be found (provided such entry be done lawfully), and the right to maintain such possession on any Grantor’s premises as directed by the Collateral Agent (each Grantor hereby agreeing to grant access to such premises without cost or expense to the Collateral Agent or its designee if the Collateral Agent so requests) or to remove the Collateral or any part thereof to such other places as the Collateral Agent may desire. Upon the occurrence and during the continuation of any Event of Default and subject to Section 12.4, each Grantor shall, upon the Collateral Agent’s demand, assemble the Collateral and make it available to the Collateral Agent at a place designated by the Collateral Agent. If the Collateral Agent exercises its right to take possession of the Collateral, each Grantor shall also at its expense perform any and all other steps reasonably requested by the Collateral Agent to preserve and protect the security interest hereby granted in such Collateral, such as placing and maintaining signs indicating the security interest of the Collateral Agent, appointing overseers for such Collateral and maintaining inventory records.

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(d) If the Collateral Agent elects to require any Grantor to assemble and deliver each Item of Gaming Equipment or any other Collateral pursuant to the immediately preceding subsection (c), such Grantor shall, at its own expense, forthwith deliver (to the extent permitted under any Requirement of Law) exclusive possession of such Items of Gaming Equipment and other Collateral to the Collateral Agent, at a location or locations designated by the Collateral Agent (subject to the approval of any applicable Governmental Agency if such location is outside the State of Ohio in the 48 contiguous United States) (provided, however, that no Grantor shall be required to deliver Items of Gaming Equipment or other Collateral consisting of gaming devices to a location in a jurisdiction where possession of such Items of Gaming Equipment or other Collateral is unlawful), together with a copy of an inventory list of such Items of Gaming Equipment and other Collateral then subject to this Agreement, all then current plans, specifications and operating, maintenance and repair manuals in the possession of such Grantor and its Affiliates and relating to such Items of Gaming Equipment and other Collateral that have been received or prepared by such Grantor, appropriately protected and in the condition required by Section 6.1(b) of the Loan Agreement and Sections 5.1(d) and (e) hereof (and in any event in condition to be placed in immediate revenue generating service) and free and clear of all Liens (other than the Liens securing the Secured Obligations and Permitted Collateral Liens). In addition, such Grantor shall, at all times after delivery of such Items of Gaming Equipment and other Collateral, cause such Items of Gaming Equipment and other Collateral to be maintained free and clear of all Liens (other than Liens securing the Secured Obligations and Permitted Collateral Liens).

(e) The Collateral Agent may sell the Collateral without giving any warranties as to the Collateral. The Collateral Agent may specifically disclaim or modify any warranties of title or the like. This procedure will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

(f) The Collateral Agent shall have no obligation to marshal any of the Collateral.

(g) Nothing in this Agreement waives any duty of the Collateral Agent or any right of any Grantor which cannot be waived under Section 9-602 of the UCC or which cannot be waived under other mandatory provisions of applicable law.

(h) In furtherance of the foregoing, in the event of a foreclosure or other similar transfer of the Collateral to the Collateral Agent or its designee, the Grantors shall, to the extent required by the Collateral Agent, use commercially reasonable efforts to assist the Collateral Agent or its designee in obtaining all Gaming Licenses and other governmental approvals necessary to own, transport and otherwise handle the Gaming Equipment. Following a foreclosure or other similar transfer of the Collateral to the Collateral Agent or its designee, subject to receipt of requisite approvals from any applicable Gaming Authority, each Grantor shall use commercially reasonable efforts to assist with the transportation of the Gaming Equipment.

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(i) Each Grantor agrees that a breach of any of the covenants of such Grantor contained in this Section 9.1 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section shall be specifically enforceable against such Grantor, and each Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no default has occurred giving rise to the Secured Obligations becoming due and payable prior to their stated maturities.

9.2 Application of Proceeds. All proceeds received by the Collateral Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral and (to the extent that the application thereof is not otherwise provided for in any other Loan Document) all other cash or proceeds received by the Collateral Agent for the benefit of the Secured Parties shall be applied in full or in part by the Collateral Agent against the Secured Obligations in accordance with Section 3.8 of the Loan Agreement.

9.3 Sales on Credit. If the Collateral Agent sells any of the Collateral upon credit, the applicable Grantor will be credited only with payments actually made by such purchaser and received by the Collateral Agent and applied to indebtedness of such purchaser. In the event such purchaser fails to pay for the Collateral, the Collateral Agent may resell the Collateral and the applicable Grantor shall be credited with proceeds of the sale.

9.4 FF&E Collateral Accounts. If any Event of Default shall have occurred and be continuing, the Collateral Agent may apply all funds and financial assets deposited in or credited to any FF&E Collateral Account pursuant to Section 9.2, and may instruct the bank or securities intermediary (as the case may be) at which any FF&E Collateral Account is maintained to transfer all such funds and financial assets to or for the benefit of the Collateral Agent to be applied pursuant to Section 9.2.

SECTION 10. CONTINUING SECURITY INTEREST; TRANSFER OF LOAN.

This Agreement shall create a continuing security interest in the Collateral and shall remain in full force and effect until the payment in full in cash of all the Secured Obligations (other than unasserted contingent indemnification obligations) and the termination or expiration of all Commitments, and shall be binding upon each Grantor and its successors and assigns, and inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Parties and their respective successors and permitted assigns. Without limiting the generality of the foregoing, but subject to the terms of the Loan Agreement, any Lender may assign or otherwise transfer all or any portion of its Commitment, its interest in the Loan or any Notes held by it to any other Person, and such other Person shall thereupon become vested with all the benefits in respect thereof granted to such Lender herein or otherwise. Upon the payment in full in cash of all Secured Obligations (other than unasserted contingent indemnification obligations) and the termination or expiration of all Commitments, the security interest granted hereby shall terminate hereunder and of record and all rights to the Collateral shall revert to the applicable Grantor. Upon any such termination, the Collateral Agent shall, at the applicable Grantor’s expense, execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

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SECTION 11. STANDARD OF CARE; COLLATERAL AGENT MAY PERFORM.

The powers conferred on the Collateral Agent hereunder are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers. Except for the exercise of reasonable care in the custody of any Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Collateral Agent accords its own property. Neither the Collateral Agent nor any of its directors, officers, employees or agents shall be liable for failure to demand, collect or realize upon all or any part of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or otherwise unless such failure constitutes gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction. If any Grantor fails to perform any agreement contained herein, the Collateral Agent may itself perform, or cause performance of, such agreement, and the expenses of the Collateral Agent incurred in connection therewith shall be payable by the Company under Section 13.1 of the Loan Agreement.

SECTION 12. MISCELLANEOUS.

12.1 General. Any notice, request or demand required or permitted to be given under this Agreement shall be given in accordance with Section 13.6 of the Loan Agreement, provided, that, any such notice or request to the Collateral Agent shall be addressed to the Collateral Agent at the address set forth below its name on the signature page hereto. No failure or delay on the part of the Collateral Agent in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. No Grantor shall, without the prior written consent of the Collateral Agent given in accordance with the Loan Agreement, assign any right, duty or obligation hereunder, and any such assignment without such consent shall be null and void ab initio. This Agreement and the other Loan Documents embody the entire agreement and understanding between the Grantors, the Collateral Agent and the other Secured Parties and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior,

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contemporaneous or subsequent oral agreements of the parties. There are no unwritten or oral agreements between the parties. This Agreement may be executed in one or more counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

12.2 Waivers. Each Grantor hereby waives, for the benefit of the Collateral Agent and the other Secured Parties:

(a) any right to require the Collateral Agent or any other Secured Party, as a condition of payment or performance by such Grantor, to (i) proceed against the Company, any other Grantor or any other Person; (ii) proceed against or exhaust any security held from the Company, any other Grantor or any other Person; (iii) proceed against or have resort to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Company, any other Grantor or any other Person; or (iv) pursue any other remedy in the power of the Collateral Agent or any other Secured Party whatsoever;

(b) any defense (other than the defense of payment) arising by reason of the incapacity, lack of authority or any disability or other defense of the Company or any other Grantor including any defense based on or arising out of the lack of validity or the unenforceability of any of the Secured Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Company or any other Grantor from any cause other than payment in full in cash of all Secured Obligations;

(c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal;

(d) any defense based upon the Collateral Agent’s or any other Secured Party’s administrative errors or omissions, except those errors or omissions constituting gross negligence, bad faith or willful misconduct;

(e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Agreement and any legal or equitable discharge of such Grantor’s obligations hereunder; (ii) the benefit of any statute of limitations affecting such Grantor’s liability hereunder or the enforcement hereof; (iii) any rights to set-offs, recoupments and counterclaims; and (iv) promptness, diligence and any requirement that the Collateral Agent or any other Secured Party protect, secure, perfect or insure any security interest or lien or any property subject thereto;

(f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance of this Agreement, notices of default under the Loan Documents, or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Secured Obligations or any agreement related thereto and notices of any extension of credit to the Company or any other Grantor;

23

(g) any defenses (other than the defense of payment) or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms of this Agreement;

(h) to the extent such waiver is not prohibited by Section 9-602 of the UCC, any defense based upon the Collateral Agent’s or any other Secured Party’s failure to mitigate damages; and

(i) all rights to insist upon, plead or in any manner claim or take the benefit or advantage of any appraisal, valuation, stay, extension, marshaling of assets, redemption or similar law, or exemption, whether now or hereafter in force, which may delay, prevent or otherwise affect the performance by such Grantor of its obligations under, or the enforcement by the Collateral Agent or any other Secured Party of, this Agreement.

12.3 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND OTHER THAN ANY MANDATORY PROVISIONS OF THE UCC RELATING TO THE LAW GOVERNING PERFECTION AND THE EFFECT OF PERFECTION OF THE SECURITY INTERESTS GRANTED HEREUNDER).

12.4 Regulatory Matters.

(a) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, the Collateral Agent, on behalf of the Secured Parties, acknowledges and agrees that (i) any approval of the Gaming Authorities of this Agreement, or any amendment hereto, does not constitute approval, either express or implied, of the Collateral Agent to take any actions or exercise any remedies provided for in this Agreement, for which separate prior approval by the Gaming Authorities may be required by the Gaming Laws and for which licensure or suitability of the Collateral Agent and/or the other Secured Parties may be required; and (ii) the Collateral Agent, the other Secured Parties and their respective successors and assigns may be subject to being called forward by the Gaming Authorities, in their sole and absolute discretion, for licensure or a finding of suitability in order to remain entitled to the benefits of this Agreement and the other Loan Documents. Without limitation of the foregoing, the Collateral Agent, on behalf of the Secured Parties, acknowledges and agrees that certain of its rights, remedies and powers under this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that any required approvals (including prior approvals) are obtained from the requisite Gaming Authorities. The Collateral Agent agrees to cooperate with the applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Grantors, including, without limitation (to the extent not inconsistent with the internal policies of the Collateral Agent or any applicable legal or regulatory restrictions), the provision of such documents or other information as may be requested by any such Gaming Authorities relating to the Collateral Agent, the Grantors or the Loan Documents. Notwithstanding any other provision of this Agreement, each Grantor expressly authorizes the Collateral Agent and the other Secured Parties to cooperate with the applicable Gaming Authorities as described above. The parties acknowledge that the provisions of this Section 12.4(a) shall not be for the benefit of the Grantors.

24

(b) For the avoidance of doubt, the provisions of Section 13.7 of the Loan Agreement shall apply to all the terms and provisions of this Agreement.

12.5 Updates to Disclosure Schedules. Upon delivery of any duly completed and executed Security Agreement Supplement and acceptance thereof in accordance with the terms hereof, the applicable Schedules hereto shall be deemed to have been updated as provided therein.

12.6 Consent to Jurisdiction.

(a) Each Grantor agrees to irrevocably and unconditionally submit, for itself and its property, to the exclusive jurisdiction of the United States District Court, Southern District of New York, and any appellate court to which any appeals therefrom are available (collectively, “Federal Courts”), or if those courts lack or decline jurisdiction over the action, then the courts of the State of New York sitting in the City of New York, County of New York, and any appellate court to which any appeals therefrom are available (collectively, “New York State Courts”), in any action or proceeding arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereunder, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding may be enforced by any court of competent jurisdiction and that any government or other governmental authorities who have the right and duty under applicable law may take any and all action authorized or ordered by any court of competent jurisdiction, including without limitation, entering the real property of any Grantor in giving effect to any judgment entered. The consents to jurisdiction contained in this Section are irrevocable. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Grantors agrees that (i) it will not bring any such action or proceeding in any court other than New York State Courts and Federal Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (ii) in any such action or proceeding brought against any Grantor in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Grantor from asserting or seeking the same in the New York State Courts and Federal Courts.

(b) Each party hereto agrees to irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents or transactions contemplated thereunder in any court set forth in Section 12.6(a). Each of the parties hereto agrees to irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

25

(c) Each party hereto agrees to irrevocably consent to service of process in the manner provided for notices in Section 13.6 of the Loan Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

(d) For the purposes of this Agreement, each of the parties hereto agrees that a final judgment in any such dispute, controversy, suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(e) Notwithstanding any of this Section, nothing in this Agreement limits the ability of the Collateral Agent, to the extent otherwise entitled to do so pursuant to the Loan Agreement, to move to compel arbitration or move to stay or dismiss a lawsuit in favor of arbitration.

(f) Each Grantor shall maintain an agent to receive service of process in the City and County of New York at all times until the Secured Obligations have been paid in full in cash.

12.7 Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.7.

12.8 No Release. Nothing set forth in this Agreement or any other Loan Document, nor the exercise by the Collateral Agent of any of the rights or remedies hereunder, shall relieve any Grantor from the performance of any term, covenant, condition or agreement on such Grantor’s part to be performed or observed under or in respect of any of the Collateral or from any liability to any Person under or in respect of any of the Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on such Grantor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or

26

omission on the part of such Grantor relating thereto or for any breach of any representation or warranty on the part of such Grantor contained in this Agreement, the Loan Agreement or the other Loan Documents, or under or in respect of the Collateral or made in connection herewith or therewith. Anything herein to the contrary notwithstanding, neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any contracts, agreements and other documents included in the Collateral by reason of this Agreement, nor shall the Collateral Agent or any other Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any such contract, agreement or other document included in the Collateral hereunder. The obligations of each Grantor contained in this Section 12.8 shall survive the termination hereof and the discharge of such Grantor’s other obligations under this Agreement, the Loan Agreement and the other Loan Documents.

12.9 Obligations Absolute. All rights of the Collateral Agent and the security interests granted to the Collateral Agent hereunder, and all obligations of each Grantor hereunder, shall be absolute and unconditional irrespective of:

(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any other Grantor;

(b) any lack of validity or enforceability of the Loan Agreement or any other Loan Document, or any other agreement or instrument relating thereto;

(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Agreement or any other Loan Document or any other agreement or instrument relating thereto;

(d) any pledge, exchange, release or non-perfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations;

(e) any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Loan Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 13.5 of the Loan Agreement; or

(f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, any Grantor.

12.10 Amendments, Waivers and Consents. Any amendment or waiver of any provision of this Agreement and any consent to any departure by any Grantor from any provision of this Agreement shall be effective only if made or duly given in compliance with all of the terms and provisions of the Loan Agreement and, in addition, with the written consent of the Collateral Agent and the Required Lenders, and neither the Collateral Agent nor any other Secured Party shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Collateral Agent or any other Secured Party would otherwise have on any future occasion.

[SIGNATURE PAGES FOLLOW]

27

IN WITNESS WHEREOF, the Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CBAC BORROWER, LLC, a Delaware limited liability company

By:
Name:
Title:

[Signature Page to the FF&E Security Agreement]

S-1

AGREED AND ACCEPTED:

WELLS FARGO GAMING CAPITAL, LLC as Collateral Agent

By:
Name:
Title:

Address:

Facsimile:
Attn:

With a copy to (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP

333 Hope Street, 48th Floor

Los Angeles, California 90071

Facsimile: (213) 620-1398

Attn: Brent Horstman

[Signature Page to the FF&E Security Agreement]

S-2

Schedule 4(b)

Organization

CBAC Borrower, LLC Details

Full legal name:

Trade or other business names:

Jurisdiction of Organization:

Type of Organization:

Organizational Identification Number:

Federal Taxpayer Number:

Chief Executive Officer / Principal Place of Business:

Schedule 4(e)

Other Security Agreements

Schedule 4(m)

Undertaking and Bailees

1.	Warehouse or Bailee:

2.	Landlord:

Schedule 4(n)

FF&E Collateral Accounts

Deposit Accounts

Securities Accounts

EXHIBIT A

TO SECURITY AGREEMENT

FORM OF SECURITY AGREEMENT SUPPLEMENT

This Security Agreement Supplement, dated as of [                    ], 20[        ], is delivered by [insert applicable Grantor name], a [                    ] (the “Company”), pursuant to the Security Agreement, dated as of July 2, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among the Company, the other Grantors party thereto and Wells Fargo Gaming Capital, LLC, as Collateral Agent. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in the Security Agreement.

The Company hereby confirms the grants of security interests to the Collateral Agent set forth in Section 2 of the Security Agreement and agrees that the following property shall constitute Collateral under the Security Agreement:

(1)	The Items of Gaming Equipment, FF&E and other equipment described on Schedule A hereto;

(2)	The Equipment Contracts described on Schedule A hereto;

(3)	The FF&E Collateral Accounts described on Schedule A hereto; and

(4)	Each other item of Collateral described in clauses (a), (b), (d), (f) and (g) of Section 2 of the Security Agreement related to the Collateral listed on Schedule A of this Security Agreement Supplement.

The Company represents and warrants that the attached Schedule A [and any other Schedules attached hereto which are intended to replace existing Schedules to the Security Agreement (to the extent the Security Agreement expressly permits such replacement)] accurately and completely set forth all additional information required pursuant to the Security Agreement and hereby agrees that such Schedule[s] shall constitute [part of] the corresponding Schedules to the Security Agreement.

IN WITNESS WHEREOF, the Company has caused this Security Agreement Supplement to be duly executed and delivered by its duly authorized officer as of [mm/dd/yyyy].

[ ]

By:
Name:
Title:

EXHIBIT A to FF&E Security Agreement

[NOTE: Company to attach each of the Schedules to the Security Agreement necessary to reflect any changes to such Schedules.]

EXHIBIT A to FF&E Security Agreement

Schedule A

Items of Gaming Equipment, FF&E and Other Equipment

Equipment Contracts

FF&E Collateral Accounts

EXHIBIT B to

SECURITY AGREEMENT

CONSENT TO ASSIGNMENT OF AGREEMENT

This CONSENT TO ASSIGNMENT OF AGREEMENT (this “Consent to Assignment”) is entered into as of             , 20__, among [insert applicable Grantor name], a Delaware limited liability company (the “Assignor”), Wells Fargo Gaming Capital, LLC, as Collateral Agent (together with its successors and assigns in such capacity, the “Assignee”), and [                    ], a [                    ] (the “Consenting Party”).

WHEREAS, subject to the terms of the FF&E Loan Agreement, dated as of [            ], 2013, among the Assignor, the other Loan Parties party thereto, Wells Fargo Securities, LLC, as Arranger, Wells Fargo Gaming Capital, LLC, as Administrative Agent and as Collateral Agent, and the Lenders named therein and from time to time party thereto (the “Lenders”) (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined shall have the meanings assigned thereto in the Loan Agreement), the Lenders have agreed to extend credit to the Assignor to enable the Assignor to finance the purchase of certain Equipment (including, without limitation, Gaming Equipment) for use in the Development;

WHEREAS, the Assignor and the Consenting Party have entered into that certain [insert name of Agreement], dated as of [            ] (as amended, supplemented or otherwise modified in accordance with the terms hereof, the “Assigned Agreement”); and

WHEREAS, the Assignor has advised the Consenting Party that its rights under the Assigned Agreement are required to be assigned to the Assignee as collateral security pursuant to the Security Agreement, dated as of July 2, 2013, among the Assignor, the other Grantors named therein and the Assignee (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), and that the Consenting Party is required to execute and deliver this Consent to Assignment to the Assignee.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

EXHIBIT B to FF&E Security Agreement

ARTICLE I

CONSENT AND AGREEMENTS

SECTION 1.01 Consent and Agreements. The Consenting Party hereby confirms to and with the Assignee that, notwithstanding anything to the contrary in the Assigned Agreement:

(a) The Consenting Party consents to and approves the assignment of the Assigned Agreement pursuant to the Security Agreement (i) to the Assignee as collateral security for the due performance and observance of each and every agreement, covenant and obligation of the Assignor under the Loan Agreement and every other document and instrument executed and delivered pursuant thereto or in connection therewith and (ii) to any nominee or transferee of, or successor to, the Assignee, provided that such nominee, transferee or successor assumes all obligations of the Assignee thereunder.

(b) Assignee shall not be liable for the performance or observance of any of the obligations or duties of the Assignor under the Assigned Agreement, nor shall the assignment thereof give rise to any duties or obligations whatsoever on the part of the Assignee owing to the Consenting Party except that, insofar as the Assignee exercises any of its rights under the Assigned Agreement or makes any claims with respect to any payments, deliveries, or other obligations under the Assigned Agreement, the terms and conditions of the Assigned Agreement otherwise applicable in respect of such rights being exercised or such claims being made shall apply to, and be binding upon, the Assignee to the same extent as they would otherwise apply to, and be binding upon, the Assignor.

(c) The Consenting Party agrees to provide to the Assignee copies of any notice sent by the Consenting Party pursuant to the Assigned Agreement or this Consent to Assignment contemporaneously with sending such notice.

(d) After the delivery by the Assignee to the Consenting Party of notice stating that an Event of Default under the Loan Agreement has occurred and is continuing, the Assignee, or any nominee, transferee or successor of the Assignee, shall be entitled (but shall not have the obligation) to assume, acquire and/or foreclose on the Assignor’s right, title and interest in and to the Assigned Agreement and in connection thereunder in the place and stead of the Assignor, subject to paragraph (b) above, to exercise any and all rights of the Assignor under the Assigned Agreement in accordance with the terms thereof. If the Assignee does not assume, acquire or foreclose on the Assigned Agreement, Assignee shall not have any liabilities, duties or obligations to the Consenting Party under the Assigned Agreement. Notwithstanding the notice from the Assignee to the Consenting Party under this paragraph (d), the Consenting Party shall continue to perform under the Assigned Agreement as though Assignee had not given such notice and had not assumed or acquired or foreclosed as aforesaid, unless and until the Assignee (i) gives the Consenting Party notice that it has assumed or acquired or foreclosed as aforesaid, and (ii) the Assignee either (A) provides the Consenting Party with a written acknowledgement from the Assignor that the Assignee has rightfully assumed or acquired or foreclosed as aforesaid or (B) agrees to indemnify and defend the Consenting Party and hold it harmless against any and all claims, demands, liabilities, and judgments of or in favor of the Assignor to which the Consenting Party may be subject and which arise out of or are related to the Consenting Party’s honoring and acting in reliance on the Assignee’s notice that it has so assumed or acquired or foreclosed.

(e) The Consenting Party agrees not to amend or supplement the Assigned Agreement without the prior written consent of the Assignee.

(f) After the delivery by the Assignee to the Consenting Party of written notice stating that (i) an Event of Default under the Loan Agreement has occurred and is continuing and (ii) all payments (if any) by the Consenting Party pursuant to the Assigned Agreement that are due and payable to the Assignor shall be paid directly to the Assignee, the Assignor hereby directs the Consenting Party to distribute to the Assignee in accordance with the wiring instructions set forth in such notice all amounts that are payable to the Assignor under the Assigned Agreement, without any further action or consent required from the Assignor, to the extent that any such amounts are due and payable to the Assignor under the Assigned Agreement.

SECTION 1.02 Waiver and Assurance. The Consenting Party agrees and confirms to any assignee permitted under Section 1.01 that (i) each assignment referred to in Section 1.01 shall be fully effective against the Consenting Party under the terms of the Assigned Agreement, (ii) no such assignment shall constitute a breach of or default under the Assigned Agreement, and (iii) notwithstanding any assignment in compliance with Section 1.01, each provision of the Assigned Agreement shall remain in full force and effect.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

SECTION 2.01 Representations and Warranties. The Consenting Party hereby represents and warrants to the Assignee and each assignee permitted under Section 1.01, that:

(a) It is a [corporation] [limited liability company] [limited partnership] duly [organized] [formed] and validly existing under the laws of the State of [            ] with all power and authority necessary to enter into and perform the Assigned Agreement and this Consent to Assignment.

(b) It has duly authorized, executed and delivered the Assigned Agreement and this Consent to Assignment, and the Assigned Agreement and this Consent to Assignment are legal, valid and binding obligations of the Consenting Party, enforceable against the Consenting Party in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws affecting creditors’ rights generally and by general principles of equity (regardless of whether considered in an action at law or in equity).

EXHIBIT B to FF&E Security Agreement

(c) Neither its execution and delivery of the Assigned Agreement or this Consent to Assignment nor its consummation of the transactions contemplated hereby or thereby nor its compliance with any of the terms and provisions hereof or thereof (i) does or will require any approval of its equity holders or approval or consent of any trustee or holders of any of its indebtedness or obligations, (ii) does or will contravene any existing law, judgment, governmental rule, regulation or order applicable to or binding on it or any of its properties, (iii) does or will result in any breach of or constitute any default under, or result in the creation of any lien upon any of its property under, any indenture, mortgage, deed of trust, bank loan or credit agreement, corporate charter, by-law or other agreement or instrument to which it is a party or by which it or any of its properties may be bound or affected or (iv) does or will require the consent or approval of, the giving of notice to, or the registration with, the recording or filing of any document with, or the taking of any other action in respect of, any federal, state or other governmental commission, authority or agency.

ARTICLE III

MISCELLANEOUS

SECTION 3.01 Notices. Except as otherwise provided herein, notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by facsimile as follows:

(a) if to the Consenting Party, to it at [                    ], Attn: [            ], Facsimile: [        ], and

(b) if to the Assignee, to it at [                    ], Attn: [            ], Facsimile: [        ],

or to such other address as shall be designated by the respective person in a written notice to the others.

All notices and other communications given in accordance with the provisions of this Consent to Assignment shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by facsimile, in each case delivered or sent to such party as provided in this Section or in accordance with the latest unrevoked direction from such party given in accordance with this Section.

SECTION 3.02 Severability. If any provision of this Consent to Assignment shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

EXHIBIT B to FF&E Security Agreement

SECTION 3.03 Applicable Law. THIS CONSENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK DETERMINED WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS.

SECTION 3.04 Headings. The headings hereof are for convenience only and are not intended to affect the meaning or interpretation of this Consent to Assignment.

EXHIBIT B to FF&E Security Agreement

IN WITNESS WHEREOF, each of the undersigned has, caused this Consent to Assignment to be duly executed by its officer thereunto duly authorized as of the day and year first above written.

[ ], as Consenting Party

By:
Name: Title:

, as Collateral Agent

By:
Name: Title:

, as Assignor

By:
Name: Title:

EXHIBIT B to FF&E Security Agreement

EXHIBIT F

TO FF&E LOAN AGREEMENT

ESCROW, SECURITY AND DISBURSEMENT AGREEMENT

This ESCROW, SECURITY AND DISBURSEMENT AGREEMENT (this “Agreement”) is made and entered into as of                  , 2013 among CBAC Borrower, LLC, a Delaware limited liability company (the “Pledgor”), Wells Fargo Gaming Capital, LLC, in its capacity as collateral agent for the Secured Parties pursuant to the Loan Agreement (as defined below) (together with its successors and assigns in such capacity, the “Collateral Agent”) and in its capacity as administrative agent for the Lenders pursuant to the Loan Agreement (together with its successors and assigns in such capacity, the “Administrative Agent”), and U.S. Bank National Association, a national banking association, as securities intermediary and escrow agent (in such capacities, the “Escrow Agent”).

W I T N E S S E T H

WHEREAS, the Pledgor, as Borrower, the Subsidiary Guarantors party thereto, Wells Fargo Securities, LLC, as Arranger, Wells Fargo Gaming Capital, LLC, as Administrative Agent and as Collateral Agent, and the Lenders named therein and from time to time party thereto (together with their successors and assigns, the “Lenders”) have entered into that certain FF&E Loan Agreement, dated as of July 2, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), pursuant to which the Lenders have agreed to make term loans to the Pledgor during the Commitment Period in an aggregate principal amount of up to $30,000,000 (the “Loans”);

WHEREAS, subject to the terms and conditions set forth in the Loan Agreement, on the last day of the Commitment Period each of the Lenders shall make available its share of the Final Advance to the Administrative Agent, for the account of the Borrower, and the Administrative Agent is required to deposit the proceeds of the Final Advance in the Escrow Account, to be held by the Escrow Agent for the benefit of the Collateral Agent (on behalf of the Secured Parties) and disbursed to the Borrower pursuant to the terms and conditions set forth herein for the purposes set forth in Section 6.7 of the Loan Agreement; and

WHEREAS, to secure the Obligations of the Pledgor, the Pledgor has agreed to (i) pledge to the Collateral Agent (for the benefit of the Secured Parties) a security interest in and lien upon the Escrow Account, the Escrowed Funds and the other Collateral (each as hereinafter defined) and (ii) execute and deliver this Agreement in order to secure the payment and performance by the Pledgor of the Obligations.

AGREEMENT

NOW, THEREFORE, in consideration of the promises herein contained, and in order to induce the Lenders to make the Loans to Pledgor, the Pledgor, the Collateral Agent, the Administrative Agent and the Escrow Agent hereby agree, for the benefit of the Collateral Agent (on behalf of the Secured Parties), as follows:

Definitions.

All capitalized terms used herein without definition (including, without limitation, in the preamble and recitals hereto) shall have the respective meanings ascribed to them in the Loan Agreement. Unless otherwise defined herein or in the Loan Agreement, terms used in Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the “U.C.C.”) are used herein as therein defined. The rules of interpretation set forth in Appendix I to the Loan Agreement shall apply herein and are hereby incorporated by reference as if fully set forth herein. In addition, the following capitalized terms used herein shall have the definitions specified below:

“Collateral” has the meaning set forth in Section 3.1 hereof.

“Collateral Investment” has the meaning set forth in Section 4.1 hereof.

“Disbursement” means a disbursement of funds by the Escrow Agent pursuant to Section 5(a) hereof.

“Disbursement Date” means each of the actual dates on which Disbursements occur pursuant to the terms of this Agreement.

“Disbursement Request” has the meaning set forth in Section 5(b) hereof.

“Disbursement Termination Date” means the earlier of (i) the date that occurs six months after the Commencement of Operations of the Development or (ii) the acceleration of the Obligations pursuant to Section 10 of the Loan Agreement.

“Eligible Escrow Investments” means:

(a) Government Securities maturing no later than the earlier to occur of (i)                     , 20159 or (ii) upon the Commencement of Operations of the Development, the Disbursement Termination Date;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

[9]	End of 25th month following closing.

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(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (d) above;

(f) securities representing an interest or interests in money market funds registered under the Investment Company Act of 1940, as amended, whose shares are registered under the Securities Act, investing exclusively in direct obligations of the United States of America and other obligations issued or guaranteed as to principal and interest by the U.S. government, its agencies or instrumentalities, and repurchase agreements secured by such obligations; and

(g) other money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million.

“Escrow Account” means an account established and maintained by the Escrow Agent which account shall at all times be under the control (within the meaning of Section 8-106 of the U.C.C. (as defined below)) of the Collateral Agent and subject to the terms and conditions of this Agreement.

“Escrow Agent” means the Person named as the “escrow agent” in the first paragraph of this Agreement until a successor escrow agent shall have become such, in accordance with Section 9 hereof, and thereafter “Escrow Agent” shall mean the Person who is then the Escrow Agent hereunder.

“Escrowed Funds” means the amount of the Final Advance, as determined pursuant to the terms of the Loan Agreement, and all investments thereof made hereunder, plus all interest, dividends and other distributions and payments thereon received by the Escrow Agent from time to time less any property distributed and/or disbursed in accordance with this Agreement.

“Governing Documents” means, with respect to any Person, the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of such Person.

“Government Book-Entry Security” means any Government Securities maintained in book-entry form through the United States Federal Reserve Banks.

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“Government Securities” means securities that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian, with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depositary receipt.

Appointment; Establishment.

Appointment of the Escrow Agent. The Pledgor hereby appoints U.S. Bank National Association as Escrow Agent in accordance with the terms and conditions set forth herein, and U.S. Bank National Association hereby accepts such appointment. Any and all Escrowed Funds shall be deposited with the Escrow Agent in the Escrow Account, in Dollars, by wire transfer as follows:

ABA #: 091000022 US Bank

ACCT #: ############

ACCT NAME: US Bank Trust

FFC: # [                                ]

ATTN: [Shane Son (651)-466-6097]

The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security. The Escrow Agent shall have no duty to solicit delivery of the Escrowed Funds.

Establish Account. The Escrow Agent shall establish and maintain the Escrow Account herein provided for in accordance with the terms of this Agreement.

Collateral.

Pledge and Grant of Security Interest. The Pledgor hereby pledges to the Collateral Agent (for the benefit of the Secured Parties) and hereby grants to the Collateral Agent (for the benefit of the Secured Parties) a continuing first priority security interest in and to all of the Pledgor’s right, title and interest in, to and under the following (hereinafter collectively referred to as the “Collateral”), whether characterized as investment property, certificated securities, uncertificated securities, general intangibles or otherwise: (a) the Escrow Account, all

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funds held therein and all certificates and instruments, if any, from time to time representing or evidencing the Escrow Account, (b) all Collateral Investments and all certificates and instruments, if any, representing or evidencing the Collateral Investments, and any and all security entitlements to the Collateral Investments, and any and all related securities accounts in which security entitlements to the Collateral Investments are carried, (c) all cash, notes, deposit accounts, checks and other instruments, if any, from time to time hereafter delivered to or otherwise possessed by the Escrow Agent for or on behalf of the Pledgor in substitution for or in addition to any or all the then existing Collateral, and (d) all proceeds of and other distributions on or with respect to any and all of the foregoing Collateral (including, without limitation, all dividends, interest, principal payments, cash, options, warrants, rights, investments, subscriptions and other property or proceeds, including proceeds that constitute property of the types described in clauses (a) through (c) of this Section 3.1). Notwithstanding any provision to the contrary herein, the Escrow Agent (in its capacity as a securities intermediary) hereby agrees that it will comply with written entitlement orders originated by the Collateral Agent (in its capacity as a secured party/purchaser) without further consent by the Pledgor (in its capacity as a debtor/entitlement holder), it being acknowledged and agreed that so long as no Event of Default exists, the Escrow Agent shall honor entitlement orders issued by the Pledgor in accordance with Sections 4 or 5 hereof.

Deposit of Escrowed Funds. On the date of the Final Advance, the Administrative Agent is hereby irrevocably instructed and authorized by the Pledgor to deposit the proceeds of the Final Advance, on behalf of the Pledgor, directly into the Escrow Account without any further consent or other action required by the Pledgor.

Security for Obligations. The pledge and lien granted by the Pledgor pursuant to Section 3.1 hereof secures the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Obligations of the Pledgor.

Delivery of Collateral. All certificates or instruments representing or evidencing the Collateral, including, without limitation, amounts invested as provided in Section 4 hereof, shall be delivered to and held by the Escrow Agent pursuant to the terms hereof and shall be in suitable form for transfer by delivery, or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance sufficient to convey a valid security interest in such Collateral to the Collateral Agent, or shall be credited to the Escrow Account which shall be maintained as a securities account by the Escrow Agent.

Maintaining the Escrow Account. Except as otherwise provided by Section 5 and Section 12 hereof:

So long as the Obligations shall remain unpaid, the Pledgor will maintain the Escrow Account with the Escrow Agent.

Except as provided in Section 5 hereof, it shall be a term and condition of the Escrow Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Escrow Account, that no amount (including interest on Collateral Investments) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Pledgor or any other Person from the Escrow Account.

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The Escrow Account shall be established and maintained as a securities account (as defined in Section 8-501 of the U.C.C.).

The Escrow Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

Collateral Investments.

Investing of Amounts in the Escrow Account. The Escrow Agent shall cause the Escrowed Funds to be invested in the name of the Escrow Agent in such Eligible Escrow Investments (any such investment, a “Collateral Investment”) as the Pledgor may specify in writing from time to time. During the term of this Agreement, the Pledgor shall bear and retain sole responsibility for the selection of investments of the Escrowed Funds and all risks from such investments. In the absence of written instructions, the Escrow Agent will leave the Escrowed Funds uninvested and held in cash. The Escrow Agent shall have no obligation to invest the Escrowed Funds if deposited with the Escrow Agent after 2:00 p.m. (Eastern time) on the day of deposit. Instructions received after 2:00 p.m. (Eastern time) will be treated as if received on the following Business Day. The Escrow Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the Escrowed Funds. Any interest or other income received on such investment and reinvestment of the Escrowed Funds shall become part of the Escrowed Funds, and losses incurred on such investment and reinvestment of the Escrowed Funds shall be reflected in the value of the Escrowed Funds from time to time. Notwithstanding the foregoing, the Escrow Agent shall have the power to sell or liquidate the foregoing investments whenever the Escrow Agent shall be required to release all or any portion of the Escrowed Funds pursuant to this Agreement. In no event shall the Escrow Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder.

Delivery of Collateral Investments; Filing. 1.1.1 The Escrow Agent shall become the holder on behalf of the Collateral Agent of the Collateral Investments (or applicable security entitlements thereto) through the following delivery procedures: (i) in the case of Collateral Investments which are uncertificated securities, registration of one of the following as owner of such uncertificated securities: the Escrow Agent or a Person designated by the Escrow Agent, or Person other than a securities intermediary or financial intermediary, that becomes the registered owner of such uncertificated securities and acknowledges that it holds the same for the Escrow Agent; and (ii) in the case of Collateral Investments in the form of Government Book-Entry Securities, the making by the securities intermediary (other than a clearing corporation) to whose account such Government Book-Entry Securities have been credited on the books of a Federal Reserve Bank (or on the books of another such securities intermediary (other than a clearing corporation)) of book entries indicating that such Government Book-Entry Securities have been credited to an account of the Escrow Agent, and the sending by such securities intermediary to the Escrow Agent of confirmation of such transfer to the Escrow Agent’s account.

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Prior to or concurrently with the execution and delivery hereof and prior to the transfer to the Escrow Agent of Collateral Investments (or acquisition by the Escrow Agent of any security entitlement thereto) the Escrow Agent shall establish the Escrow Account on its books as an account segregated from all other custodial or collateral accounts. All Collateral Investments shall be credited to the Escrow Account, and the Escrow Agent hereby agrees to treat all property credited to the Escrow Account as a “financial asset” as defined in Section 8-102(a)(9) of the U.C.C. Subject to the other terms and conditions of this Agreement, all Collateral Investments held by the Escrow Agent pursuant to this Agreement shall be held in the Escrow Account subject (except as expressly provided in Sections 5(a) and 5(c) hereof) to the control (within the meaning of Section 8-106 of the U.C.C.) of the Collateral Agent and exclusively for the benefit of the Collateral Agent (on behalf of the Secured Parties) and segregated from all other funds or other property otherwise held by the Escrow Agent.

All Collateral shall be retained in the Escrow Account and pending disbursement pursuant to the terms hereof.

Disbursements. The Escrow Agent shall hold the Escrowed Funds in the Escrow Account and release the same only as follows:

Upon receipt of a Disbursement Request, on each Disbursement Date during the period from the Business Day immediately succeeding the last day of Commitment Period through and including the Disbursement Termination Date, subject to the terms and conditions set forth in this Section 5, the Administrative Agent shall direct the Escrow Agent to make a Disbursement to the Pledgor, the proceeds of which shall be used in accordance with the terms of Sections 2.1 (as if such Disbursement were an Advance) and 6.7 of the Loan Agreement. There shall be no more than one (1) Disbursement by the Escrow Agent during any calendar month. The aggregate principal amount of each Disbursement made by the Escrow Agent shall not be less than $2,500,000.00, or such lesser amount equal to the remaining amount of the Escrowed Funds as of the applicable Disbursement Date.

At least five (5) Business Days prior to a Disbursement Date, the Pledgor shall deliver to the Administrative Agent an irrevocable written notice substantially in the form of Exhibit A (a “Disbursement Request”).

The parties hereto acknowledge and agree that the funding notice requirements and conditions precedent to Advances set forth in Section 2.2(a)(i) to (iv) and Section 4.2 of the Loan Agreement shall, for purposes of this Agreement, be deemed to apply to each Disbursement, and said Section 2.2(a)(i) to (iv) and Section 4.2 are hereby incorporated by reference into this Agreement, mutatis mutandis, with each reference to an “Advance”, “Advance Date” and “Advance Request” set forth therein to be deemed to refer to the applicable “Disbursement”, “Disbursement Date” and “Disbursement Request” requested by the Pledgor hereunder. The making of a Disbursement on any Disbursement Date shall be subject to the satisfaction (or waiver pursuant to Section 13.5 of the Loan Agreement) of all such conditions precedent.

The Administrative Agent shall deliver a copy of each Disbursement Request to the Escrow Agent and the Collateral Agent promptly after its receipt thereof from the Pledgor. All documents and instruments required to be delivered by or on behalf of the Pledgor on any Disbursement Date (which shall be the same documents and instruments required to be delivered

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to the Administrative Agent in connection with any Advance under the Loan Agreement pursuant to Section 4.2 thereof) shall be delivered to the Administrative Agent at its address set forth in Section 15.1 hereof, or at such other location as the Administrative Agent shall notify in writing to the Pledgor. On the scheduled Disbursement Date, and subject to the satisfaction of the conditions set forth in Sections 5(a), 5(b) and 5(c) hereof, the Administrative Agent shall instruct the Escrow Agent, and the Escrow Agent shall, fund the amount of the requested Disbursement by wire transfer to the account designated by the Pledgor in the applicable Disbursement Request.

The Pledgor shall not be entitled to submit any Disbursement Requests after the date that occurs five (5) Business Days prior to the Disbursement Termination Date, and shall not be entitled to receive any Disbursements after the Disbursement Termination Date. If, on the Disbursement Termination Date, any Escrowed Funds or other Collateral remains on deposit in, or credited to, the Escrow Account (after giving effect to any Disbursements to be made on such date pursuant to the terms hereof), such remaining Escrowed Funds and other Collateral shall be applied to satisfy the Pledgor’s scheduled payment obligations pursuant to Section 3.2(a) of the Loan Agreement (in the order of maturity). The Escrow Agent shall, on each Payment Date that occurs on or after the Disbursement Termination Date (until all Escrowed Funds and other Collateral have been disbursed from the Escrow Account), disburse such remaining Escrowed Funds and other Collateral to the Administrative Agent (for application pursuant to Section 3.2(a) of the Loan Agreement) upon the Escrow Agent’s receipt of written instructions from the Administrative Agent directing such disbursement. The provisions set forth in the preceding two sentences shall not limit or waive, or be deemed to limit or waive, the rights and remedies of the Administrative Agent, the Collateral Agent or the other Secured Parties available under the Loan Agreement or the other Loan Documents or otherwise available under applicable law, in equity or otherwise, in connection with the occurrence of an Event of Default (including, without limitation, the acceleration of the Obligations pursuant to Section 10 of the Loan Agreement and the application of Collateral or proceeds of Collateral in accordance with the Loan Documents).

Upon the release of any Collateral from the Escrow Account or otherwise in accordance with the terms of this Agreement, the security interest evidenced by this Agreement in such released Collateral will automatically terminate and be of no further force and effect.

The Escrow Agent shall not be required to liquidate any Collateral Investment in order to make any disbursement or release hereunder unless (i) required to do so to effect any Disbursement or other distribution pursuant to this Section 5, (ii) instructed to do so by written instructions executed by both the Pledgor and the Collateral Agent; or (iii) instructed to do so by the Collateral Agent pursuant to Section 11 hereof.

Anything in this Agreement to the contrary notwithstanding, the Escrow Agent shall disburse Escrowed Funds as directed pursuant to (i) a final judgment (without further right of appeal) by a court of competent jurisdiction, (ii) a written notice executed by both the Pledgor and the Collateral Agent or (iii) the written instructions of the Collateral Agent pursuant to Section 11 hereof.

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Representations and Warranties. 1.1.2 The Pledgor hereby represents and warrants that:

The execution and delivery by the Pledgor of, and the performance by the Pledgor of its obligations under, this Agreement will not contravene any provision of applicable law or the Governing Documents of the Pledgor, or any material agreement or other material instrument binding upon the Pledgor or any judgment, order or decree of any Governmental Agency having jurisdiction over the Pledgor or result in the creation or imposition of any Lien on any assets of the Pledgor, except for the security interests granted under this Agreement.

No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Agency is required to enter into this Agreement, other than such consents, approvals, authorizations, orders, filings, registrations or qualifications that have been duly obtained or made and are in full force and effect. Other than filings of U.C.C. financing statements, no consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Agency is required for (A) the performance by the Pledgor of its obligations under this Agreement, (B) the pledge by the Pledgor of the Collateral pursuant to this Agreement or (C) the exercise by the Escrow Agent, the Collateral Agent and the Administrative Agent of the rights provided for in this Agreement or the remedies in respect of the Collateral pursuant to this Agreement, subject to Section 13.7 of the Loan Agreement.

The Pledgor is and shall be the beneficial owner of the Collateral, free and clear of any Lien or claims of any Person (except for the security interests granted under this Agreement). No financing statement covering the Pledgor’s interest in the Collateral is on file in any public office, other than financing statements, if any, filed pursuant to this Agreement. Upon the execution and delivery of this Agreement by all parties hereto, the Collateral Agent (for the benefit of the Secured Parties) will have a first priority perfected security interest in the Collateral prior to any other security interest created under the U.C.C.

This Agreement has been duly authorized, validly executed and delivered by the Pledgor and constitutes a legal, valid and binding agreement of the Pledgor enforceable against the Pledgor in accordance with its terms, except as (A) the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, preference, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally or as described in Section 14 hereof, and (B) the enforceability hereof may be limited by general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

There are no legal or governmental proceedings pending or, to the Pledgor’s knowledge, threatened to which the Pledgor is or to which any of the properties of the Pledgor is subject that could reasonably be expected to materially adversely affect the power or ability of the Pledgor to perform its respective obligations under this Agreement or to consummate the transactions contemplated hereby.

The pledge of the Collateral pursuant to this Agreement is not prohibited by law or governmental regulation (including, without limitation, Regulations T, U and X of the Board) applicable to the Pledgor.

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The Escrow Agent hereby represents and warrants that:

The Escrow Agent may act as a securities intermediary, as defined in Section 8-102 of the U.C.C.

The execution and delivery by the Escrow Agent of, and the performance by the Escrow Agent of its obligations under, this Agreement will not contravene any provision of applicable law or the Governing Documents of the Escrow Agent, or any material agreement or other material instrument known to the signer hereof binding upon the Escrow Agent, or to the knowledge of the signer hereof, any judgment, order or decree of any Governmental Agency having jurisdiction over the Escrow Agent or result in the creation or imposition of any Lien on any assets of the Escrow Agent; no consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Agency is required to be obtained by the Escrow Agent for the performance by the Escrow Agent of its obligations and rights under this Agreement.

This Agreement has been duly authorized, validly executed and delivered by the Escrow Agent and constitutes a legal, valid and binding agreement of the Escrow Agent enforceable against the Escrow Agent in accordance with its terms, except as (A) the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, preference, reorganization, moratorium or similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally, and (B) the enforceability hereof may be limited by general principles of equity and the discretion of the court before which any proceeding therefor may be brought.

Further Assurances. The Pledgor will, promptly upon request by the Escrow Agent (which request the Escrow Agent will submit at the direction of the Collateral Agent or the Administrative Agent), execute and deliver or cause to be executed and delivered, or use its reasonable best efforts to procure, all assignments, instruments and other documents, deliver any instruments to the Escrow Agent and take any other actions that are necessary or desirable to perfect, continue the perfection of, or protect the first priority of the Collateral Agent’s security interest in and to the Collateral, to protect the Collateral against the rights, claims, or interests of third persons (other than any such rights, claims or interests created by or arising through the Collateral Agent) or to effect the purposes of this Agreement. The Pledgor also hereby authorizes the Collateral Agent to file any financing or continuation statements in the United States with respect to the Collateral without the signature of the Pledgor (to the extent permitted by applicable law). The Pledgor will promptly pay all reasonable costs incurred in connection with any of the foregoing within 30 days of receipt of an invoice therefor. The Pledgor also agrees, whether or not requested by the Collateral Agent, to take all actions that are necessary to perfect, continue the perfection of, or to protect the first priority of, the Collateral Agent’s security interest in and to the Collateral, including the filing of all necessary financing and continuation statements, and to protect the Collateral against the rights, claims or interests of third persons (other than any such rights, claims or interests created by or arising through the Collateral Agent).

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Covenants. The Pledgor covenants and agrees with the Escrow Agent, the Administrative Agent and the Collateral Agent that from and after the date of this Agreement until the release of all Collateral in accordance with the terms of this Agreement:

(i) it will not (and will not purport to) sell or otherwise dispose of, or grant any option or warrant with respect to, any of the Collateral, (ii) it will not create or permit to exist any Lien on any of the Collateral (except for the security interests granted under this Agreement and any Lien created by or arising through the Collateral Agent) and at all times will be the sole beneficial owner of the Collateral and (iii) it will not take any action to enable the secured parties under the Bank Credit Agreement or the Second Lien Indenture to obtain “control” within the meaning of Section 8-106 or Section 9-106 of the U.C.C. with respect to the Collateral; and

it will not (i) enter into any agreement or understanding that restricts or inhibits or purports to restrict or inhibit the Collateral Agent’s or the Administrative Agent’s rights or remedies hereunder, including, without limitation, the Collateral Agent’s right to direct the sale or disposal of the Collateral as otherwise permitted hereunder or (ii) fail to pay or discharge any tax, assessment or levy of any nature with respect to the Collateral not later than the date of any proposed sale under any judgment, writ or warrant of attachment with respect to the Collateral.

Escrow Agent Rights and Duties. Acceptance by the Escrow Agent of its duties under this Agreement is subject to the following terms and conditions, which all parties to this Agreement hereby agree shall govern and control the rights, duties and immunities of the Escrow Agent.

The duties and obligations of the Escrow Agent shall be determined solely by the express provisions of this Agreement, and no duties, responsibilities, or obligations shall be inferred or implied. The Escrow Agent shall not be liable except for the performance of such duties and obligations as are expressly and specifically set out in this Agreement. The Escrow Agent shall not be liable for the accuracy of any calculations or the sufficiency of any funds for any purpose.

The Escrow Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

The Escrow Agent shall not be required to inquire as to the performance or observation of any obligation, term or condition under any other agreements or arrangements among the Pledgor, the Collateral Agent or the other Secured Parties even though reference thereto may be made herein.

The Escrow Agent shall not have any responsibility to determine the authenticity or validity of any notice, direction, instruction, instrument, document or other items delivered to it by any party, or for the identity, authority or rights of persons executing or delivering any such notice, direction, instruction, instrument, document, or other items delivered to it by such party or parties. The Escrow Agent is authorized to comply with and rely upon any notice, direction, instruction or other communication believed by it to have been sent or given by the Pledgor, the Administrative Agent or the Collateral Agent (provided that the Pledgor, the Administrative

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Agent or the Collateral Agent, as applicable, was entitled under this Agreement to give such notice, direction, instruction or other communication) and shall be fully protected in acting in accordance with such written direction or instructions given to it under, or pursuant to, this Agreement.

The Escrow Agent is not a party to, and is not bound by, or required to comply with any agreement or other document out of which this Agreement may arise. The Escrow Agent shall be under no liability to any party hereto by reason of any failure on the part of the Pledgor or other signatory of any document or any other third party to perform such party’s obligations under any such document. Except for amendments to this Agreement referred to herein, and except for notifications or instructions to the Escrow Agent under this Agreement, the Escrow Agent shall not be obliged to recognize or be chargeable with knowledge of any of the terms or conditions of any agreement among the Pledgor, the Collateral Agent, the Administrative Agent or the other Secured Parties, notwithstanding that references thereto may be made herein and whether or not it has knowledge thereof.

The Escrow Agent shall not be bound by any waiver, modification, termination or rescission of this Agreement or any of the terms hereof, unless evidenced in writing and delivered to the Escrow Agent signed by the proper party’s authorized representative and, if the duties or rights of the Escrow Agent are affected, unless it shall give its prior written consent thereto. No person, firm or corporation will be recognized by the Escrow Agent as a successor or assignee of the Pledgor, the Administrative Agent or the Collateral Agent until there shall be presented to the Escrow Agent evidence satisfactory to it of such succession or assignment. This Agreement shall not be deemed to create a fiduciary relationship among the parties hereto under state or federal law.

If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrowed Funds (including but not limited to orders of attachment or any other forms of levies or injunctions or stays relating to the transfer of the Escrowed Funds), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

The Escrow Agent shall not be liable for any action taken or omitted or for any loss or damage resulting from its actions or its performance of its duties hereunder in the absence of bad faith, gross negligence or willful misconduct on its part. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from the Pledgor, the Administrative Agent or the Collateral Agent in accordance with the provisions of this Agreement, (ii) for any incidental, indirect, consequential, punitive or special damages (including, but not limited to, lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action, or (iii) for an amount in excess of the value of the Escrowed Funds, valued as of the date of loss. The Escrow Agent shall not be obligated to take any legal action or commence any proceeding in

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connection with the Escrowed Funds, any account in which Escrowed Funds are deposited, this Agreement or any other agreement, or, except to the extent required by law, court order or other legal process or otherwise expressly set forth herein, to appear in, prosecute or defend any such legal action or proceeding.

In the event of any ambiguity or uncertainty hereunder or in any notice or other communication received by the Escrow Agent hereunder, the Escrow Agent is hereby authorized by the Pledgor, the Administrative Agent and the Collateral Agent to refrain from taking any action other than to retain possession of the Escrowed Funds, unless the Escrow Agent receives (i) written instructions, signed by an authorized representative of each of the Pledgor, the Administrative Agent and the Collateral Agent, which eliminates such ambiguity or uncertainty, or (ii) if an Event of Default has occurred and is continuing, written instructions signed by an authorized representative of the Collateral Agent.

The Escrow Agent may consult with legal counsel of its own choosing, at the expense of the Pledgor, as to any matter relating to this Agreement, and the Escrow Agent shall incur no liability and shall be fully protected in respect of any action taken, omitted or suffered by it in good faith in accordance with the advice or opinion of such counsel.

In the event of any dispute or conflicting claim with respect to the payment, ownership or right of possession of the Escrow Account, the Escrowed Funds or the Collateral, or any other obligations of the Escrow Agent hereunder, or the Escrow Agent is unable to determine, to the Escrow Agent’s sole satisfaction, the proper disposition of all or any portion of the Escrowed Funds or the Escrow Agent’s proper actions with respect to its obligations hereunder, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions. The Escrow Agent shall have no liability to the Pledgor, the Collateral Agent or the Administrative Agent, their respective owners, shareholders or members or any other person with respect to any such suspension of performance, specifically including any liability or claimed liability that may arise, or be alleged to have arisen, out of or as a result of any delay in the disbursement of the Escrowed Funds or any delay in or with respect to any other action required or requested of the Escrow Agent. The Escrow Agent is authorized and directed to retain in its possession, without liability to anyone, except for its own bad faith, gross negligence or willful misconduct, all or any part of the Escrowed Funds until (i) such dispute shall have been settled either by mutual agreement of the parties concerned or by final order, decree or judgment of a court or other tribunal of competent jurisdiction in the United States of America (as notified to the Escrow Agent in writing by the parties to the dispute or their authorized representatives and setting forth the resolution of the dispute) or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses (as defined below) which it may incur by reason of so acting. The Escrow Agent shall be under no duty whatsoever to institute, defend or partake in such proceedings. The rights of the Escrow Agent under this paragraph are in addition to all other rights which it may have by law or otherwise including, without limitation, the right to file an action in interpleader.

The Escrow Agent shall not incur liability for not performing any act or not fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Escrow Agent (including but not limited to any act or provision of any present

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or future law or regulation or governmental authority, any act of God or war, terrorism or the unavailability of the Federal Reserve Bank or other wire or communication facility). The Escrow Agent is authorized, in its sole discretion, to comply with final orders issued or process entered by any court with respect to the Escrowed Funds, without determination by the Escrow Agent of such court’s jurisdiction in the matter. If any portion of the Escrowed Funds is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Escrow Agent is authorized, in its sole discretion, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Escrow Agent complies with any such order, writ, judgment or decree, it shall not be liable to any of the parties hereto or to any other person or entity by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.

When the Escrow Agent acts on any communication (including, but not limited to, communication with respect to the delivery of securities or the wire transfer of funds) sent by electronic transmission, the Escrow Agent, absent bad faith, gross negligence or willful misconduct, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the party involved or is not in the form the party involved sent or intended to send (whether due to fraud, distortion or otherwise). The Escrow Agent shall not be liable for any losses, costs or expenses arising directly or indirectly from the Escrow Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The Pledgor, the Administrative Agent and the Collateral Agent, as the case may be, agree to assume all risks arising out of the use of such electronic transmission to submit instructions and directions to the Escrow Agent, including, without limitation, the risk of the Escrow Agent’s acting on unauthorized instructions, and the risk or interception and misuse by third parties.

The Escrow Agent will provide to the Pledgor and the Administrative Agent monthly statements identifying transactions, transfers or holdings of Escrowed Funds, and each such statement will be deemed to be correct and final upon receipt thereof by the Pledgor and the Administrative Agent unless the Pledgor or the Administrative Agent notifies the Escrow Agent in writing to the contrary within thirty (30) Business Days of the date of such statement.

The Escrow Agent will not be under any duty to give the Escrowed Funds held by it hereunder any greater degree of care than it gives its own similar property and will not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder will not earn or accrue interest.

The Escrow Agent does not have any interest in the Escrowed Funds hereunder but is serving as escrow holder only and having only possession thereof. The Pledgor shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Funds incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent from any amounts that it is obligated to pay in the way of such taxes. Upon execution of this Agreement, the Pledgor shall provide the Escrow Agent with a fully executed

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W-9 IRS form. The parties hereto agree that (i) for tax reporting purposes, and for any tax year, all interest or other income earned under this Agreement and in respect of any investment of the Escrowed Funds shall be allocable to the Pledgor and (ii) to the extent permitted by applicable law, the Pledgor will include all amounts earned under this Agreement and in respect of any investment of the Escrowed Funds in its gross income for federal, state and local income tax (collectively, “income tax”) purposes and pay any income tax resulting therefrom, and the Escrow Agent shall allocate all such earnings for tax reporting purposes to the Pledgor. Any payments of income from the account established hereunder may be subject to withholding regulations then in force with respect to United States taxes, and if required, the parties hereto will promptly provide the Escrow Agent with completed and executed W-9, W-8BEN or other appropriate forms. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to any income which may be earned on investment of funds which are a part of the Escrowed Funds and is not responsible for any other reporting.

The Escrow Agent may resign and be discharged from its duties hereunder at any time by giving written notice thirty (30) calendar days prior to such resignation to the Pledgor, the Administrative Agent and the Collateral Agent as provided in this Section. Provided that no Event of Default then exists, the Pledgor, with the consent of the Administrative Agent, may remove the Escrow Agent at any time by giving written notice signed by an authorized representative of each of the Pledgor and the Administrative Agent at least thirty (30) calendar days prior to such removal to the Escrow Agent. Following such resignation or removal, a successor Escrow Agent shall be appointed by the Pledgor and the Administrative Agent (or by the Administrative Agent alone if an Event of Default then exists), who shall provide written notice of such to the resigning or removed Escrow Agent and the Collateral Agent. Such successor Escrow Agent shall become Escrow Agent hereunder, and all Escrowed Funds and Collateral shall be transferred to it upon the resignation or removal date specified in such notice. If the Pledgor and the Administrative Agent are unable to appoint a successor Escrow Agent within thirty (30) calendar days after such notice, the Escrow Agent shall deliver the Escrowed Funds and the Collateral to the Collateral Agent at the address provided herein (or to any successor Escrow Agent appointed by the Collateral Agent). The reasonable and documented costs and expenses (including, but not limited to, its reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by the Pledgor. On the resignation/removal date and after receipt of the identity of the successor Escrow Agent, the Escrow Agent shall either deliver and/or disburse the Escrowed Funds and the Collateral then held hereunder to the successor Escrow Agent, less the Escrow Agent’s fees, costs and expenses or other obligations owed to the Escrow Agent. Upon its resignation or removal and delivery and/or disbursement of the Escrowed Funds and other Collateral in its entirety as set forth in this Section, the Escrow Agent shall be discharged of and from any and all further obligations arising in connection with the Escrowed Funds, the Collateral or this Agreement. After any retiring Escrow Agent’s resignation, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Escrow Agent under this Agreement.

Indemnity. The Pledgor shall indemnify, hold harmless and defend the Escrow Agent and its directors, officers, agents and employees, from and against any and all claims, actions, obligations, liabilities, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses (“Losses”), directly or indirectly arising out of, relating to or in connection with its acceptance of its appointment hereunder or its performance as Escrow Agent, provided that such Losses do not arise from the Escrow Agent’s bad faith, wilful misconduct or gross negligence.

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Remedies upon Event of Default. If any Event of Default shall have occurred and be continuing:

The Collateral Agent, the Escrow Agent and the other Secured Parties shall have, in addition to all other rights given by law or by this Agreement or the other Loan Documents, all of the rights and remedies with respect to the Collateral of a secured party under the U.C.C. in effect at that time. In addition, with respect to any Collateral that shall then be in or shall thereafter come into the possession or custody of the Escrow Agent, the Escrow Agent, at the written direction of the Collateral Agent, shall deliver such Collateral to, or in accordance with the written instructions of, the Collateral Agent or, if so directed by the Collateral Agent, sell or cause the same to be sold at any broker’s board or at public or private sale, in one or more sales or lots, at such price or prices as the Collateral Agent may deem commercially reasonable, for cash or on credit or for future delivery, without assumption of any credit risk. The purchaser of any or all Collateral so sold shall thereafter hold the same absolutely, free from any claim, encumbrance or right of any kind whatsoever created by or through the Pledgor. Unless any of the Collateral threatens, in the reasonable judgment of the Collateral Agent, to decline speedily in value or is or becomes of a type sold on a recognized market, the Collateral Agent will give the Pledgor reasonable notice of the time and place of any public sale thereof, or of the time after which any private sale or other intended disposition is to be made. Any sale of the Collateral conducted in conformity with reasonable commercial practices of banks, insurance companies, commercial finance companies, or other financial institutions disposing of property similar to the Collateral shall be deemed to be commercially reasonable. Any requirements of reasonable notice shall be met if such notice is mailed to the Pledgor as provided in Section 15.1 hereof at least ten (10) days before the time of the sale or disposition. The Escrow Agent, the Collateral Agent or any other Secured Party may, in its own name or in the name of a designee or nominee, buy any of the Collateral at any public sale and, if permitted by applicable law, at any private sale. All expenses (including court costs and reasonable attorneys’ fees, expenses and disbursements) of, or incident to, the enforcement of any of the provisions hereof shall be recoverable from the proceeds of the sale or other disposition of the Collateral.

The Pledgor further agrees to use its reasonable best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Collateral pursuant to this Section 11 valid and binding and in compliance with any and all other applicable requirements of law. The Pledgor further agrees that a breach of any of the covenants contained in this Section 11 will cause irreparable injury to the Escrow Agent, the Collateral Agent and the other Secured Parties, that the Escrow Agent, the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 11 shall be specifically enforceable against the Pledgor, and the Pledgor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred.

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Compensation; Expenses. (a) The Escrow Agent shall be entitled to receive payment from the Pledgor for fees, costs and expenses for all services rendered by it hereunder in accordance with Schedule 2 to this Agreement. The Pledgor shall reimburse the Escrow Agent on demand for all losses, liabilities, damages, disbursements, advances or expenses paid or incurred by it in the administration of its duties hereunder, including, but not limited to, all reasonable counsel, advisor and agent fees and disbursements.

(b) Subject to subsection (c) below, the Escrow Agent will have at all times a right of set off and lien upon the Collateral Account for payment of fees, costs and expenses in connection with its services rendered hereunder in accordance with Schedule 2 to this Agreement. Such fees, costs and expenses shall be paid from the Escrowed Funds to the extent not otherwise paid hereunder, and, subject to subsection (c) below, the Escrow Agent may sell, convey or otherwise dispose of any Escrowed Funds for such purpose.

(c) Notwithstanding subsection (b) above, the Escrow Agent hereby waives and releases all liens, encumbrances, security interests, claims and rights of set off it may have against the Escrow Account, the Escrowed Funds and the other Collateral for any fees, costs expenses of the Escrow Agent that exceed $25,000 in the aggregate.

(d) The obligations contained in this Section 12 shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

Security Interest Absolute. All rights of the Escrow Agent, the Administrative Agent, the Collateral Agent and the other Secured Parties and the security interests hereunder, and all obligations of the Pledgor hereunder, shall be absolute and unconditional irrespective of:

any lack of validity or enforceability of the Loan Agreement, any other Loan Document or any other agreement or instrument relating thereto;

any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Loan Agreement, any other Loan Document or any other agreement or instrument relating thereto; or

any exchange, surrender, release or non-perfection of any Liens on any other collateral for all or any of the Obligations.

Regulatory Matters.

(a) Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document, the Collateral Agent, on behalf of the Secured Parties, the Administrative Agent and the Escrow Agent acknowledge and agree that any approval of the Gaming Authorities of this Agreement, or any amendment hereto, does not constitute approval, either express or implied, of the Collateral Agent, the Administrative Agent or the Escrow Agent to take any actions or exercise any remedies provided for in this Agreement, for which separate prior approval by the Gaming Authorities may be required by the Gaming Laws and for which licensure or suitability of the Collateral Agent, the Administrative Agent, the other Secured Parties and/or the Escrow Agent may be required. Without limitation of the foregoing, each of the Collateral Agent, on behalf of the Secured Parties, the Administrative Agent and the Escrow Agent acknowledges and agrees that certain of its rights, remedies and powers under this

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Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and only to the extent that any required approvals (including prior approvals) are obtained from the requisite Gaming Authorities. Each of the Collateral Agent, the Administrative Agent and the Escrow Agent agrees to cooperate with the applicable Gaming Authorities in connection with the administration of their regulatory jurisdiction over the Pledgor, including, without limitation (to the extent not inconsistent with the internal policies of the Collateral Agent, the Administrative Agent or the Escrow Agent, respectively, or any applicable legal or regulatory restrictions), the provision of such documents or other information as may be requested by any such Gaming Authorities relating to the Collateral Agent, the Administrative Agent, the Escrow Agent, the Pledgor or the Loan Documents. Notwithstanding any other provision of this Agreement, the Pledgor expressly authorizes the Collateral Agent, the Administrative Agent, the other Secured Parties and the Escrow Agent to cooperate with the applicable Gaming Authorities as described above. The parties acknowledge that the provisions of this Section 14(a) shall not be for the benefit of the Pledgor.

(b) For the avoidance of doubt, the provisions of Sections 10.2(b) and 13.7 of the Loan Agreement shall apply to all the terms and provisions of this Agreement.

Miscellaneous Provisions.

Notices. All demands, notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or one (1) Business Day after being sent by overnight delivery service or three (3) days after being deposited in the mail, certified mail postage prepaid, or when sent by facsimile transmission, if confirmed by mechanical confirmation and if a copy thereof is promptly thereafter personally delivered, sent by overnight delivery service or so deposited in the mail, addressed to:

If to the Pledgor:

CBAC Borrower LLC

One Caesars Palace Drive

Las Vegas, NV 89109

Attention: Corporate Counsel

Facsimile: (702) 407-6284

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Mark Wlazlo, Esq.

Facsimile: (212) 492-0427

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With a copy to:

Honigman Miller Schwartz and Cohn LLP

39400 Woodward Avenue, Suite 101

Bloomfield Hills, Michigan 48304-5051

Attn: Howard N. Luckoff, Esq.

Facsimile: (248) 566-8466

If to the Escrow Agent:

U.S. Bank National Association

60 Livingston Avenue-EP-MN-WS3C

St. Paul, MN 55107

Facsimile: 651-466-7429

Attn: Tom Maple

If to the Collateral Agent or the Administrative Agent:

Wells Fargo Gaming Capital, LLC

5340 Kietzke Lane

Reno, NV 89511

Attention: Suzanne B. Fuller

Re: CBAC Borrower FF&E Facility

Facsimile: (775) 689-6026

With a copy to (which shall not constitute notice):

Sheppard, Mullin, Richter & Hampton LLP

333 Hope Street, 43rd Floor

Los Angeles, California 90071

Facsimile: (213) 620-1398

Attn: Brent Horstman

No Adverse Interpretation of Other Agreements. This Agreement may not be used to interpret another pledge, security or debt agreement of the Pledgor or any Subsidiary thereof. No such pledge, security or debt agreement (other than the Loan Agreement) may be used to interpret this Agreement.

Severability. The provisions of this Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Agreement in any jurisdiction.

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Headings. The headings in this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

Counterpart Originals. This Agreement may be signed in two or more counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which shall be deemed an original, but all of which shall together constitute one and the same agreement. Copies (whether facsimile, electronically reproduced, photostatic or otherwise) of signatures to this Agreement and any written direction shall be deemed to be originals and may be relied on to the same extent as the originals.

Benefits of Escrow, Security and Disbursement Agreement. Nothing in this Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, and the Secured Parties, any benefit or any legal or equitable right, remedy or claim under this Agreement.

Amendments, Waivers and Consents. Any amendment or waiver of any provision of this Agreement and any consent to any departure by the Pledgor or the Escrow Agent from any provision of this Agreement shall be effective only if made or duly given in compliance with all of the terms and provisions of the Loan Agreement and, in addition, with the written consent of the Escrow Agent, the Administrative Agent and the Collateral Agent, and none of the Escrow Agent, the Administrative Agent, the Collateral Agent or any other Secured Party shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. Failure of the Escrow Agent, the Administrative Agent, the Collateral Agent or any other Secured Party to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Escrow Agent, the Administrative Agent, the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Escrow Agent, the Administrative Agent, the Collateral Agent or any other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

Interpretation of Agreement. To the extent a term or provision of this Agreement (other than Sections 9, 10 and 12 hereof) conflicts with the Loan Agreement, the Loan Agreement shall control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Agreement shall not be relevant to determine the meaning of this Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection.

Continuing Security Interest; Termination. 1.1.3 This Agreement shall create a continuing security interest in and to the Collateral and shall, unless otherwise provided in the Loan Agreement or in this Agreement, remain in full force and effect until the payment in full in cash of the Obligations. This Agreement shall be binding upon the Pledgor, its transferees, successors and assigns, and shall inure, together with the rights and remedies of the Escrow Agent, the Administrative Agent and the Collateral Agent hereunder, to the benefit of the Escrow Agent, the Administrative Agent, the Collateral Agent and the other Secured Parties and their respective successors, transferees and assigns.

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This Agreement shall terminate upon the earlier of (i) so long as the Escrow Account has never been funded, the date on which the Commitments have been fully advanced under the Loan Agreement or (ii) the payment in full in cash of the Obligations or the release of all Escrowed Funds and other Collateral to the Pledgor in accordance with the terms of this Agreement. At such time and upon the written instruction of the Collateral Agent, the Escrow Agent shall reassign and redeliver to the Pledgor all of the Collateral hereunder that has not been sold, disposed of, retained or applied by the Escrow Agent in accordance with the terms of this Agreement and the Loan Agreement. Such reassignment and redelivery shall be without warranty by or recourse to the Escrow Agent in its capacity as such, except as to the absence of any Liens on the Collateral created by or arising through the Escrow Agent, and shall be at the reasonable expense of the Pledgor.

Assignment. No party may assign any of its rights or obligations under this Agreement without the written consent of the other parties, and any such assignment without such consent shall be null and void ab initio.

Survival Provisions. All representations, warranties and covenants of the Pledgor contained herein shall survive the execution and delivery of this Agreement and shall terminate only upon the termination of this Agreement. The obligations of the Pledgor under Sections 10 and 12 hereof shall survive the termination of this Agreement and the resignation or removal of the Escrow Agent.

Waivers. The Pledgor waives presentment and demand for payment of the Obligations, protest and notice of dishonor or default with respect to the Obligations, and all other notices to which the Pledgor might otherwise be entitled, except as otherwise expressly provided herein or in the Loan Agreement.

USA PATRIOT Act. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person who opens an account. For a non-individual person such as a business entity, a charity, a trust, or other legal entity, the Escrow Agent requires documentation to verify its formation and existence as a legal entity. The Escrow Agent may ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation. The Pledgor, the Collateral Agent and the Administrative Agent acknowledge that a portion of the identifying information set forth herein is being requested by the Escrow Agent in connection with the USA Patriot Act, Pub.L.107-56 (the “Act”), and the Pledgor, the Collateral Agent and the Administrative Agent agree to provide any additional information requested by the Escrow Agent in connection with the Act or any similar legislation or regulation to which Escrow Agent is subject, in a timely manner.

Final Expression. This Agreement, together with the terms of the Loan Agreement expressly referred to herein, is intended by the parties as a final expression of this Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

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Rights of Secured Parties. No Secured Party (other than the Administrative Agent and the Collateral Agent) shall have any independent rights hereunder other than those rights granted to individual Lenders pursuant to the Loan Agreement; provided that nothing in this Section shall limit any rights granted to the Escrow Agent in its capacity as such under this Agreement.

Merger or Consolidation of Escrow Agent. Any corporation or other entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, conversion or consolidation to which the Escrow Agent will be a party, or any corporation or other entity succeeding to all or substantially all the business of the Escrow Agent will be the successor of the Escrow Agent hereunder without the execution or filing of any paper with any party hereto or any further act on the part of any of the parties hereto except where an instrument of transfer or assignment is required by law to effect such succession, anything herein to the contrary notwithstanding.

GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) EXCEPT WITH RESPECT TO GAMING LAWS, IN WHICH CASE MARYLAND LAW SHALL APPLY. THE PARTIES HERETO AGREE THAT THE TRANSACTIONS UNDER THIS AGREEMENT, INCLUDING THE EXECUTION OF THIS AGREEMENT, OCCURRED IN THE STATE OF NEW YORK. THE ESCROW AGENT’S JURISDICTION FOR PURPOSES OF SECTIONS 8-110 AND 9-304 OF THE U.C.C. WILL BE THE STATE OF NEW YORK.

SUBMISSION TO JURISDICTION.

Each party hereto agrees to irrevocably and unconditionally submit, for itself and its property, to the exclusive jurisdiction of the United States District Court, Southern District of New York, and any appellate court to which any appeals therefrom are available (collectively, “Federal Courts”), or if those courts lack or decline jurisdiction over the action, then the courts of the State of New York sitting in the City of New York, County of New York, and any appellate court to which any appeals therefrom are available (collectively, “New York State Courts”), in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder, or for recognition or enforcement of any judgment, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such court. Each of the parties to this Agreement agrees that a final judgment in any such action or proceeding may be enforced by any court of competent jurisdiction and that any government or other governmental authorities who have the right and duty under applicable law may take any and all action authorized or ordered by any court of competent jurisdiction, including without limitation, entering the real property of a party hereto in giving effect to any judgment entered. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that the Pledgor

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agrees that (i) it will not bring any such action or proceeding in any court other than New York State Courts and Federal Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (ii) in any such action or proceeding brought against the Pledgor in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude the Pledgor from asserting or seeking the same in the New York State Courts and Federal Courts.

The consents described in this Section shall inure to the benefit of the creditors and each other Person who is entitled to the benefits of this Agreement. The Escrow Agent, the Administrative Agent, the Collateral Agent and the other Secured Parties shall have and be entitled to all available legal and equitable remedies, including the right to specific performance, money damages and injunctive or declaratory relief. The consents to jurisdiction contained in this Section are irrevocable.

Each party hereto agrees to irrevocably and unconditionally waive, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereunder in any court set forth in Section 15.18(a) hereof. Each of the parties to this Agreement agrees to irrevocably waive, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Each party hereto agrees to irrevocably consent to service of process in the manner provided for notices in this Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by law.

For the purposes of this Agreement, each of the parties hereto agrees that a final judgment in any such dispute, controversy, suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Security Procedures. In the event funds transfer instructions are given, whether in writing, by telecopier or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 1 hereto (“Schedule 1”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The Escrow Agent and the beneficiary’s bank in any

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funds transfer may rely solely upon any account numbers or similar identifying numbers provided by the Pledgor, the Administrative Agent or the Collateral Agent to identify (i) the beneficiary, (ii) the beneficiary’s bank or (iii) an intermediary bank. The Escrow Agent may apply any of the Escrowed Funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties to this Agreement acknowledge that such security procedure is commercially reasonable.

Security Advice Waiver. The Pledgor, the Collateral Agent and the Administrative Agent acknowledge that to the extent regulations of the Comptroller of the Currency or other applicable regulatory entity grant them the right to receive brokerage confirmations for certain security transactions as they occur, they each specifically waive receipt of such confirmations to the extent permitted by law. The Escrow Agent will furnish the Pledgor, the Collateral Agent and the Administrative Agent periodic cash transaction statements that include detail for all investment transactions made by the Escrow Agent.

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IN WITNESS WHEREOF, the Pledgor, the Collateral Agent, the Administrative Agent and the Escrow Agent have each caused this Agreement to be duly executed and delivered as of the date first above written.

CBAC BORROWER, LLC

By:
Name: Title:

[Signature Page to Escrow, Security and Disbursement Agreement - FF&E Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

By:
Name: Title:

[Signature Page to Escrow, Security and Disbursement Agreement - FF&E Loan Agreement]

WELLS FARGO GAMING CAPITAL, LLC, as Collateral Agent and Administrative Agent

By:
Name: Title:

[Signature Page to Escrow, Security and Disbursement Agreement - FF&E Loan Agreement]

EXHIBIT A

TO ESCROW, SECURITY AND DISBURSEMENT AGREEMENT

[FORM OF]

DISBURSEMENT REQUEST

Date:

[    ]

Re:	Escrow, Security and Disbursement Agreement, dated as of , 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Disbursement Agreement”; capitalized terms used herein and not otherwise defined shall have the meaning assigned to such terms in the Disbursement Agreement), among CBAC Borrower, LLC, a Delaware limited liability company (the “Pledgor”), Wells Fargo Gaming Capital, LLC, in its capacities as Administrative Agent and Collateral Agent, and U.S. Bank National Association, as Escrow Agent.

Pursuant to Section 5(b) of the Disbursement Agreement, the Pledgor hereby requests the transfer of immediately available funds (the “Disbursement”) in the amount set forth below. The Pledgor requests that the Disbursement be paid to the following account:

Name of Bank:

Address of Bank:

Account Number:

ABA Number:

Account Name:

Reference:

Address of Pledgor:

[Disbursement Request]

A-3

The amount of the Disbursement is $                    10.

The Disbursement is to be made on                                         .

Schedule I hereto sets forth a description of [(A)] the Items of Equipment11 (as defined in the Loan Agreement) to be acquired or otherwise financed with the proceeds of the requested Disbursement and the Purchase Price (as defined in the Loan Agreement) applicable to each such Item of Equipment (including a detailed description of the Soft Costs (as defined in the Loan Agreement) to be funded by the requested Disbursement) [and (B) the Transaction Costs (as defined in the Loan Agreement) to be paid with the proceeds of the requested Disbursement]12.

[Signature Page Follows]

[10]	The aggregate principal amount of each Disbursement made by the Escrow Agent shall not be less than $2,500,000.00, or such lesser amount equal to the remaining amount of the Escrowed Funds as of the applicable Disbursement Date.
[11]	To be compliant with Section 6.15 of the Loan Agreement, on the Disbursement Termination Date the following should be true: (A) Not less than 60% of the aggregate amount (based upon Purchase Price) of Equipment financed or refinanced with the proceeds of the Loan constitutes Equipment of the type described in Part A of Schedule X to the Loan Agreement, (B) not less than 30% of the aggregate amount (based upon Purchase Price) of Equipment financed or refinanced with the proceeds of the Loan constitutes Equipment of the type described in Part B of Schedule X to the Loan Agreement, and (C) all other Equipment financed or refinanced with the proceeds of the Loan constitutes Equipment of the type described in Part A or Part B of Schedule X to the Loan Agreement.
[12]	The aggregate amount of any Soft Costs and Transaction Costs to be financed with the proceeds of the requested Disbursement shall not exceed 3.0% of the Purchase Price of the Items of Equipment to be purchased or otherwise financed with the proceeds of the requested Disbursement.

The Pledgor hereby certifies that (A) the requested Disbursement complies with the limitations and conditions set forth in Section 5(c) of the Disbursement Agreement and (B) all conditions to the funding of the requested Disbursement under Section 5(c) of the Disbursement Agreement have been satisfied except to the extent previously waived in accordance with the terms of the Loan Agreement.

CBAC BORROWER, LLC, as Pledgor

By:
Name: Title:

By countersigning below, Wells Fargo Gaming Capital, LLC,

as Administrative Agent, hereby instructs the Escrow Agent

to make the Disbursement set forth above.

WELLS FARGO GAMING CAPITAL, LLC, as Administrative Agent

By:
Name: Title:

[Disbursement Request]

A-3

Schedule I

to Disbursement Request

Description of Items of Equipment

Item of Equipment	Seller	Serial Number	Purchase Price	Soft Costs

Description of Transaction Costs

[Disbursement Request]

A-4

Schedule 1

Telephone Number(s) for Call-Backs and

Person(s) Designated to Confirm Funds Transfer Instructions

If to Pledgor:

	Name	Telephone Number

1.	[•]	[•]

2.	[•]	[•]

3.	[•]	[•]

If to Collateral Agent:

	Name	Telephone Number

1.	[•]	[•]

2.	[•]	[•]

3.	[•]	[•]

4.	[•]	[•]

If to Administrative Agent:

	Name	Telephone Number

1.	[•]	[•]

2.	[•]	[•]

3.	[•]	[•]

Telephone call-backs shall be made to each of the Pledgor, the Collateral Agent and/or the Administrative Agent, as applicable, if joint instructions are required pursuant to this Escrow, Security and Disbursement Agreement.

Schedule 2

Escrow Agent Compensation

Schedule of Fees for Services as Escrow Agent

I. Acceptance Fee:	$[2,500.00]

The acceptance fee includes the administrative review of documents, initial set-up of the account, and other reasonably required services up to and including the closing. This is a flat one-time fee, payable at closing.

II. Annual Administration Fee:	$[2,500.00]

Annual administration fee for performance of the routine duties of the escrow agent associated with the management of the account. Administration fees are payable in advance.

III. Out-of-Pocket Expenses:	At Cost

Reimbursement of expenses associated with the performance of our duties, including but not limited to fees and expenses of legal counsel, accountants and other agents, tax preparation, reporting and filing, publications, and filing fees.

IV. Extraordinary Expenses:

Extraordinary services are duties or responsibilities of an unusual nature, including termination, but not provided for in the governing documents or otherwise set forth in this schedule. A reasonable charge will be assessed based on the nature of the service and the responsibility involved. At our option, these charges will be billed at a flat fee or our hourly rate then in effect.

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT

To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account.

For a non-individual person such as a business entity, a charity, a Trust or other legal entity we will ask for documentation to verify its formation and existence as a legal entity. We may also ask to see financial statements, licenses, identification and authorization documents from individuals claiming authority to represent the entity or other relevant documentation.

EXHIBIT G

TO FF&E LOAN AGREEMENT

FORM OF SOLVENCY CERTIFICATE

[            ]

                 , 20

This Solvency Certificate is delivered pursuant to Section 4.1(d) of the FF&E Loan Agreement dated as of July 2, 2013 (the “Agreement”), by and among CBAC Borrower, LLC, a Delaware limited liability company, (the “Borrower”), the Lenders from time to time party thereto (“Lenders”), Wells Fargo Securities LLC, as arranger, and Wells Fargo Gaming Capital, LLC, as Administrative Agent and Collateral Agent (in such capacities, the “Administrative Agent”) for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement attached as Appendix I thereto, as applicable.

The undersigned hereby certifies, solely in his capacity as an officer, as follows:

1. I am the Financial Officer of the Borrower. I am familiar with the Transactions, and have reviewed such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. On the Closing Date, immediately after giving effect to the Transactions that occur on the Closing Date, (i) the fair value of the assets of the Borrower, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower; (ii) the present fair saleable value of the property of the Borrower will be greater than the amount that will be required to pay the probable liability of the Borrower on its debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower will be able to pay its debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower will not have unreasonably small capital with which to conduct the businesses in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date.

3. On the Closing Date, the Borrower does not intend to, and the Borrower does not believe that it will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it and the timing and amounts of cash to be payable on or in respect of its Debt.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent or the Lenders with respect thereto.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

CBAC BORROWER, LLC

By:
Name: Title: